As filed with the Securities and Exchange Commission on December 23, 1998
                                                    Registration No. 333-_____
------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 ---------------
                                    Form S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------
                             DENBURY RESOURCES INC.
             (Exact name of Registrant as specified in its charter)


        Canada                          1311                     Not Applicable
(State or other jurisdiction     (Primary standard             (I.R.S. employer
   of incorporation or               industrial              identification no.)
      organization)               classification
                                   code number)

                                                        PHIL RYKHOEK, C.F.O.
17304 Preston Road, Suite 200                          Denbury Resources Inc.
    Dallas, Texas 75252                            17304 Preston Road, Suite 200
      (972) 673-2000                                   Dallas, Texas 75252
(Address and telephone number                             (972) 673-2000;
      of Registrant's                                 Facsimile:(972) 673-2051
 principal executive offices)                       (Name, address and telephone
                                                    number of Agent for Service)
                                   Copies to:
                               DONALD W. BRODSKY
                                  KAREN BRYANT
                              Jenkens & Gilchrist,
                           A Professional Corporation
                           1100 Louisiana, Suite 1800
                               Houston, TX 77002
                    (713) 951-3300; Facsimile:(713) 951-3314

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after (a) the effectiveness of this Registration Statement and (b) the effective date of the continuance of Denbury Resources Inc., an Alberta corporation ("DRI"), as a domestic corporation under the Delaware General Corporation Law (the "DGCL") (DRI, as continued under the DGCL, "DRI Delaware" or the "Registrant").

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ] _________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended or until the registration statement shall become effective on such date as the commission, acting pursuant to such section 8(a), may determine.

                         CALCULATION OF REGISTRATION FEE

                          Amount        Proposed       Proposed
 Title of Each Class      to be          Maximum        Maximum      Amount of
 of Securities to be   Registered     Offering Price   Aggregate    Registration
   Registered                           Per Share    Offering Price     Fee

Common Stock         31,976,538 (1)   $ 4.00  (2)  $127,906,000 (2) $ 35,558 (2)

(1) Consists of (i) 26,801,680 shares of DRI Delaware common stock issuable upon the conversion pursuant to the continuance of DRI to the United States as a Delaware corporation from Canada under DGCL, of currently issued and outstanding common shares of DRI, and (ii) up to 5,174,858 shares of DRI Delaware common stock reserved for issuance and which will be reserved by DRI Delaware upon conversion of shares of DRI reserved for issuance under DRI's Stock Option Plan and Employee Stock Purchase Plan and the outstanding warrants, assuming that the proposed resolutions are approved by the shareholders.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the average of the high and low prices of Common Shares, no par value, of DRI on December 22, 1998 on the New York Stock Exchange.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

LOGO

To Our Shareholders:

     We are calling a special meeting of stockholders and asking you to approve a move of the corporate domicile of Denbury Resources Inc. (the "Company") from Canada to the United States and to authorize the Board to postpone or abandon such move if the Board later determines that this move would not be in the Company's best interest. We are also asking you to approve the sale of 18,552,876 common shares to an affiliate of the Texas Pacific Group ("TPG"), the Company's largest shareholder, for U.S. $100 million or $5.39 per share and to increase the number of common shares available for issuance under our employee stock purchase and stock option plans. All of these actions have been approved and are recommended by our Board of Directors.

     Since 1993, all of our assets, employees and business operations have been located in the United States. Our business activities are conducted through our wholly owned U.S. subsidiary, Denbury Management Inc. ("DMI"). The proposed move to the United States will not change any of the business or operations of our Company and we will have all of the same assets, liabilities, personnel and directors that we had prior to the move. We believe the move is in the best interest of the Company for many reasons. These reasons are discussed in detail in this Proxy Statement/Prospectus. However, if the directors later determine that the move is no longer best for the Company for some reason such as adverse tax consequences, the directors need the authority to postpone the move until circumstances improve or to abandon it altogether. We also plan to merge DMI and the Company after the move of domicile to the United States as there will no longer be a need to maintain the existence of both entities.

     The sale of 18,552,876 common shares to TPG for U.S. $100 million will provide the Company with capital at a time when traditional debt and equity financing for the oil and gas industry is generally unavailable. These funds will initially be used to reduce debt, but ultimately we hope to acquire oil and gas properties with this money. We believe the current low oil and gas price environment make this an excellent time for us to pursue oil and gas acquisitions.

     Our employee stock purchase and stock option plans provides rewards and incentives to our key employees and helps retain these key employees. In order to maintain the benefits of these two plans, additional common shares are needed for these plans.

       The date, time and place of the special meeting is:

       Date: _____ day, February __, 1999    Place: Petroleum Club
       Time: 10:00 a.m. (Calgary time)              Viking Room
                                                    319 Fifth Ave. S.W.
                                                    Calgary, Alberta

     You should read this entire document carefully. It explains and outlines certain issues, particularly those involved in a move of the Company's domicile from Canada to the United States and in the sale of U.S. $100 million of common shares to TPG.

     We look forward to your attending the meeting. Whether or not you plan to attend the meeting, please vote and mail in your proxy card by following the instructions contained in this document and on the card.

Sincerely,

DENBURY RESOURCES INC.



Gareth Roberts
President and Chief Executive Officer



Neither the Securities and Exchange Commission nor any state securities commission has approved these securities or determined if this Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Proxy Statement/Prospectus is dated ____________________,1999 and is first being mailed to stockholders on or about _________________________, 1999.

                             DENBURY RESOURCES INC.
                          17304 PRESTON ROAD, SUITE 200
                                DALLAS, TX 75252

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


Date:  February __, 1999               Place: Petroleum Club
                                              Viking Room
Time:  10:00 a.m. (Calgary time)              319 Fifth Avenue S.W.
                                              Calgary, Alberta


     At the special meeting, the shareholders of Denbury Resources Inc. ("DRI") will be asked to vote on:

       1. moving DRI's corporate domicile from Canada to the United States as a Delaware corporation;

       2. granting the Board of Directors the authority to postpone or abandon the move of corporate domicile, even if approved by the shareholders, if the Board later determines such move, or the timing of the move, to not be in DRI's best interest;

       3. selling 18,552,876 common shares of DRI to an affiliate of the Texas Pacific Group ("TPG") for U.S. $100 million or $5.39 per share;

       4. increasing the number of common shares that may be issued pursuant to DRI's Employee Stock Purchase Plan;

       5. increasing the number of common shares that may be issued pursuant to DRI's Stock Option Plan; and

       6.   any other business that may properly come up at the special meeting.

     A quorum is required to hold the meeting. The move of corporate domicile requires approval by 2/3 of the votes cast by the shareholders of the common shares of DRI. The sale of common shares to TPG requires a simple majority of the shareholders voting for approval, excluding any vote by TPG or its affiliates. The increase in the number of shares for issuance under the stock purchase and stock option plans also requires a simple majority. If you disagree with the move of the corporate domicile, you may be paid the fair value of your stock in exchange for your shares. To be so paid, you must follow the steps set out in this document. DO NOT SEND STOCK CERTIFICATES WITH YOUR PROXY CARD.

     Only shareholders who owned stock at the close of business on January __, 1999 can vote at this meeting or any adjournments that may take place.

By Order of the Board of Directors,


Phil Rykhoek
Chief Financial Officer and Secretary
As of February __, 1999

     IF YOU ARE UNABLE TO ATTEND THE MEETING IN PERSON, IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD BE SIGNED, DATED AND PROMPTLY RETURNED IN THE ENCLOSED ENVELOPE. THIS PROXY CARD MUST BE RECEIVED AT LEAST TWO BUSINESS DAYS BEFORE THE MEETING TO BE INCLUDED IN THE VOTE. YOU MAY VOTE BY RETURNING THE PROXY CARD EVEN IF YOU PLAN TO ATTEND THE MEETING.

                                TABLE OF CONTENTS

                                                                            Page

QUESTIONS AND ANSWERS ABOUT THE MATTERS TO BE VOTED ON.........................1

SUMMARY........................................................................5
   The Company.................................................................5
   The Special Meeting.........................................................7
   Recommendations to the Shareholders.........................................9
   Moving the Corporate Domicile of DRI........................................9
   Granting the Board of Directors Authority to
     Abandon or Postpone the Move of Domicile.................................13
   Sale of Shares to TPG......................................................13
   Increase of Authorized Shares Under DRI's
     Employee Stock Purchase Plan.............................................16
   Increase of Authorized Shares Under DRI's
     Stock Option Plan........................................................16
   Summary Historical And Pro Forma
     Consolidated Financial Data..............................................18
   Summary Reserve Data.......................................................20
   Summary Operating Data.....................................................21

RISK FACTORS..................................................................22
   Canadian Federal Income Tax Considerations.................................22
   United States Federal Income Tax
     Considerations...........................................................22
   Effects of the Move of Domicile on  Shareholder
     Rights...................................................................23
   Controlling Stockholder....................................................25
   Dilution...................................................................25
   Risks Inherent in an Investment in DRI.....................................26

THE MEETING...................................................................27
   General....................................................................27
   Voting Rights..............................................................27
   Solicitation and Revocation of Proxies.....................................28

MOVING THE CORPORATE DOMICILE OF DRI..........................................27
   The Continuance............................................................27
   The Merger.................................................................30
   Effects of the Move of Corporate Domicile and
       Merger.................................................................31
   Background to and Principal Reasons for the
       Move of Corporate Domicile and Merger..................................32
   Material Canadian Federal Income Tax
       Consequences of the Move of Corporate
       Domicile and Merger....................................................34

   Material United States Federal Income Tax
       Consequences to Shareholders of the Move
       of Corporate Domicile and Merger.................. ....................37
   Material United States Federal Income Tax
       Consequences to the Company of the Move
       of Corporate Domicile and Merger.......................................42
   Comparison of Shareholders' Rights.........................................44
   Dissenting Shareholders' Rights............................................51

GRANTING THE BOARD OF DIRECTORS
   AUTHORITY TO ABANDON OR POSTPONE
   THE MOVE OF DOMICILE.......................................................53

SALE OF SHARES TO TPG.........................................................54
   Opinion of CSFB............................................................59
   Use of Proceeds............................................................63
   Capitalization.............................................................63

INCREASE OF AUTHORIZED SHARES UNDER
   DRI'S EMPLOYEE STOCK PURCHASE PLAN.........................................64

INCREASE OF AUTHORIZED SHARES UNDER
   DRI'S STOCK OPTION PLAN....................................................64

MANAGEMENT OF THE COMPANY.....................................................66
   Compensation of Directors and Officers.....................................68

DESCRIPTION OF CAPITAL STOCK..................................................69
   DRI and DRI Delaware Common Stock..........................................69
   DRI Delaware Preferred Stock...............................................69

NATURE OF THE TRADING MARKET..................................................69

LEGAL MATTERS.................................................................70

EXPERTS.......................................................................70

WHERE YOU CAN FIND MORE
   INFORMATION................................................................70
   Available Information......................................................70
   Incorporation of Certain Documents by Reference............................71
   Certain Forward-Looking Statements.........................................71

OTHER MATTERS.................................................................72

SERVICE AND ENFORCEMENT OF LEGAL
   PROCESS....................................................................72

GLOSSARY......................................................................73

EXHIBIT A - OPINION OF CREDIT SUISSE
   FIRST BOSTON CORPORATION..................................................A-1

EXHIBIT B - SECTION 190 OF THE CBCA..........................................B-1

EXHIBIT C - CERTIFICATE OF
   DOMESTICATION.............................................................C-1

EXHIBIT D - CERTIFICATE OF
   INCORPORATION.............................................................D-1

EXHIBIT E - BYLAWS...........................................................E-1

EXHIBIT F - LIQUIDITY OPINION................................................F-1

            QUESTIONS AND ANSWERS ABOUT THE MATTERS TO BE VOTED ON


Q: What am I voting on?

A: 1) Moving DRI's legal domicile from Canada to the United States as a Delaware corporation;

   2) granting the Board of Directors the authority to postpone or abandon the move of corporate domicile, even if approved by the shareholders, if the Board in its discretion determines such move or the timing of the move not to be in DRI's best interest;

   3) selling 18,552,876 common shares to TPG, DRI's largest shareholder, for U.S. $100 million or $5.39 per share;

   4) increasing the number of common shares that may be issued pursuant to the DRI's Employee Stock Purchase Plan;

   5) increasing the number of common shares that may be issued pursuant to the DRI's Stock Option Plan; and

   6) any other business that may properly come up at the special meeting.

Q: What risks should I consider?

A: You should review "RISK FACTORS" on pages 22 through 27 for a detailed discussion of these risks.

Q: Why does DRI want to move its corporate domicile from Canada to the United
   States?

A: We believe that being a United States corporation will give us (1) a better ability to access the United States capital markets, (2) more flexibility in our capital structure and (3) opportunities to do transactions with other United States corporations. All of our assets, employees and business operations are currently located in the United States. We also believe that the move will decrease the administrative burden in complying with the laws and regulations of two countries.

Q: Why do I not vote on the merger between DRI Delaware and its wholly owned subsidiary, DMI?

A: Delaware law does not require shareholder approval of the merger of a wholly owned subsidiary into its parent when the parent entity is the surviving corporation. This is the case for DRI Delaware and DMI. This merger will happen essentially at the same time as the move of the corporate domicile into Delaware.

Q: Why does DRI want to merge with DMI?

A: Virtually all of DRI's assets, except for the shares it holds of DMI, its wholly owned subsidiary, are owned by DMI. Merging the two entities will decrease the administrative burdens of maintaining two different corporate entities. There is not a valid business reason to maintain two separate entities after the move of the domicile of DRI to the United States.

Q: What stock will I hold after the corporate domicile is moved to the United
   States and DRI is merged with its subsidiary?

A: The move of the corporate domicile and merger are essentially happening at the same time. Each share of common stock of DRI will automatically become one common share of Denbury Resources Inc., a Delaware corporation ("DRI Delaware"). The move and merger itself will not change your ownership percentage, although there could be a slight ownership change resulting from shareholders that exercise their dissenters' rights. However, dilution will result if the sale of stock to TPG is approved.

   For example:

  o If you currently own 100 shares of common stock in DRI, then after the move and merger, you will own 100 shares of common stock in DRI Delaware.

  o If you currently own 10% of DRI's common stock, then after the move, merger and sale of stock to TPG, you will own approximately 5.9% of the common stock in DRI Delaware. Such percentage may be slightly higher if shareholders exercise their dissenter rights and sell their shares to DRI.

Q: How will the move and merger affect the business activities of the companies?

A: The move of DRI's domicile to the United States and its merger with its wholly owned subsidiary will have no impact on the business activities at all.

Q: When will the move of corporate domicile and merger be completed?

A: It is expected that the move and merger will be completed during the first quarter of 1999. If the Board of Directors is authorized to abandon or postpone the move and merger, and later determine the move and merger, or the timing of them, are not in DRI's best interest, the move and merger may be postponed or even abandoned altogether.

Q: What are the tax consequences of the move and merger to me?

A: We expect that the move and merger will be tax-free to shareholders for both
   U.S. and Canadian federal income tax purposes. To review the tax consequences to shareholders in greater detail, see pages 11 through 13. The tax consequences to you of the move and merger will depend, however, on your own situation. You should consult your tax advisors for a full understanding of the tax consequences of the move and merger to you.

Q: Why is the Company proposing to sell approximately 18.6 million common shares to TPG?

A: This sale of stock provides much needed capital for us at a time when traditional debt and equity financing for the oil and gas industry is generally unavailable. These funds will initially be used to reduce debt, but we ultimately hope to use these funds for oil and gas acquisitions. We believe that the current low oil and gas price environment makes this an excellent time to pursue acquisitions and increases the likelihood of making attractive investments. At our present levels of debt, we would have difficulty making any meaningful acquisitions without this additional equity. The equity also helps improve our debt ratios at a time when our cash flows and results of operations have been sharply reduced due to the low oil prices.

Q: How did the Board of Directors address the conflicts of interest and the negotiation of the price in selling stock to its largest shareholder?

A. A committee of the Board made up of only independent directors negotiated the price to be paid by TPG to purchase shares from DRI. The committee considered as part of these negotiations, its discussions with management and certain financial information prepared by Credit Suisse First Boston Corporation, DRI's financial advisor.

Q: Why does the committee believe that the price at which the shares are being purchased by TPG is fair?

A: The sales price was 41% higher than the closing market price for DRI's common stock on December 1, 1998 when the price was negotiated and was the midpoint of a November 24, 1998 preliminary financial analysis of DRI's per share value prepared by Credit Suisse First Boston Corporation. This opinion, as to the fairness from a financial point of view to DRI of the price to be received by DRI, is attached as Exhibit A.

Q: Why is the Board of Directors asking the shareholders to approve the sale of stock to TPG?

A: The New York Stock Exchange and The Toronto Stock Exchange require shareholder approval of significant stock sales to significant shareholders. The Board would also like your approval since this is a related party transaction and TPG is obtaining control of DRI.

Q: Why is the Board of Directors asking the shareholders to approve an increase in the number of common shares that may be issued pursuant to the employee stock purchase plan?

A: After December 1998, no shares will remain available under this plan. The
   Board of Directors believe that the stock purchase plan helps align the interest of the employees and you as a shareholder. The Board of Directors also believes it is beneficial to the Company to provide rewards and incentives to its employees and that the employee stock purchase plan helps retain these employees. We are requesting that additional shares be authorized for issuance under this plan in order to continue such benefits.

Q: Why is the Board of Directors asking the shareholders to approve an increase in the number of common shares that may be issued pursuant to the stock option plan?

A: The Board of Directors has authorized an additional grant of stock options to our employees as of January 1, 1999, subject to your approval. This grant was authorized as part of the Board's regular annual review and is consistent with the procedures followed in prior years. However, there are not enough shares of stock options authorized under the plan to satisfy this grant. As the Board of Directors believes it is beneficial to the Company to provide rewards and incentives to its key employees and also believes that the stock option plan helps retain its key employees, the Board is requesting that additional shares be authorized for issuance under the plan.

Q: How does the Board recommend I vote on the proposals?

A: The Board recommends a vote FOR each of the proposals.

Q: Who is entitled to vote?

A: Shareholders as of the close of business on January __, 1999 (the Record
   Date).

Q: How do I vote?

A: Attend the shareholders meeting in Calgary, Canada or sign and date the proxy card and return it in the prepaid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all of the proposals. You have the right to revoke your proxy at any time before the meeting by:

   (1)notifying the Corporate Secretary;
   (2)voting in person at the meeting; OR
   (3)returning a later-dated proxy card.

Q: What is a "quorum"?

A: A "quorum" is at least two people that hold or represent at least 5% of the outstanding shares. They may be present or represented by proxy at the meeting. There must be a quorum present for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum.

Q: What vote is required for the proposals to pass?

A: The required vote varies for the proposals:

   o The proposal to move the corporate domicile must receive 2/3 of all votes cast to be approved.

   o The proposed sale of stock to TPG must be voted on by a least 50% of the outstanding shares. This is required by the New York Stock Exchange because TPG is a significant shareholder of DRI. TPG's shares will be included to determine whether 50% have voted, but a majority of the voting shareholders excluding TPG's vote must approve the proposed sale.

   o The other proposals must be approved by a simple majority of the shares voting.

Q: How will voting on any other business be conducted?

A: Although we do not know of any business to be considered at the meeting other than the proposals described in this document, if any other business is properly presented at the meeting, your signed proxy card gives authority to Ronald G. Greene, Chairman of the Board, or Phil Rykhoek, Chief Financial Officer and Secretary, to vote on such matters at their discretion.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote, except that brokers who hold shares as nominees will have discretionary authority to vote such shares for the increase in authorized common stock for issuance under the Company's employee stock purchase plan and stock option plan. Other than as described above, without instructions, your shares will not be voted. Shares that are not voted will not be counted in the vote totals.

Q: Should I send in my stock certificates?

A: Only if you are exercising your dissenter rights and then you should carefully read pages 51 through 53 and follow those instructions. Otherwise, you should retain your stock certificates as the move and merger will not require surrender of stock certificates at any time.

If you would like additional copies of this Proxy Statement/Prospectus, or if you have questions, you should contact:

Investor Relations
17304 Preston Road., Suite 200
Dallas, Texas  75252
(972) 673-2000

                                   SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. FOR A MORE COMPLETE UNDERSTANDING OF THE PROPOSALS, YOU SHOULD READ THIS ENTIRE DOCUMENT CAREFULLY, AS WELL AS THE ADDITIONAL DOCUMENTS WE REFER YOU TO. SEE "WHERE YOU CAN FIND MORE INFORMATION" (PAGES 70 THROUGH71). WE HAVE ALSO INCLUDED A GLOSSARY ON PAGE 73 OF CERTAIN OIL AND GAS RELATED ABBREVIATIONS AND DEFINITIONS THAT ARE USED IN THIS DOCUMENT. ALL OF THE DOLLAR AMOUNTS USED IN THIS DOCUMENT ARE EXPRESSED IN U.S. DOLLARS UNLESS OTHERWISE NOTED.

                                THE COMPANY

CORPORATE STRUCTURE

     Denbury Resources Inc., an Alberta corporation, is the parent company of Denbury Management, Inc., a Texas corporation. Virtually the only asset DRI owns is all of the outstanding shares of stock of DMI. The common shares of DRI are listed on The Toronto Stock Exchange and the New York Stock Exchange under the symbol of DNR. In this document, we will refer to Denbury Resources Inc. as "DRI" and to Denbury Management, Inc. as "DMI" or to both as the "Company" when referring to both DRI and DMI on a consolidated basis.

CORPORATE OVERVIEW

     We are an independent exploration, development and production company headquartered in Dallas, Texas. We acquire oil and gas properties and develop and explore for oil and natural gas on our own properties. Our activities have been focused in the United States Gulf Coast region, primarily onshore in Louisiana and Mississippi. As of December 31, 1997, we had proven reserves of
52.0 million barrels of oil and 77.2 billion cubic feet of natural gas or 64.9 million barrels of oil equivalent. These oil and natural gas reserves had a discounted present value using a 10% discount factor and constant oil and natural gas prices ("PV10 Value") of $361.3 million, of which $276.5 million was attributable to proved developed reserves. This PV10 Value was computed based on oil and natural gas prices in effect at December 31, 1997. By mid December, 1998, oil prices had dropped approximately $7.00 per Bbl and natural gas prices had dropped approximately $0.50 per Mcf from the prior year-end levels. When reserves are reviewed at year-end 1998 these drops in price will have an effect on the PV10 Value, although it is not possible to quantify this decrease until the December 31, 1998 reserve report, expected in February 1999, is completed.

     As part of our corporate strategy, we believe in the following fundamental principles:

   o  Remain focused in specific regions.

   o Acquire properties where we believe additional value can be created through a combination of exploitation, development, exploration and marketing.

   o Acquire properties where we will have majority working interests and operational control or believe we can ultimately obtain it.

   o Maximize the value of our properties by increasing production and reserves while reducing costs.

   o Maintain a highly competitive team of experienced and incentivized personnel.

     As of December 31, 1997, we operated approximately 83% of the wells comprising our PV10 Value. Our nine largest fields constituted approximately 82% of our estimated proved reserves. Within these nine fields, we had an average working interest of 91%.

     Since the current management team became involved in the company in 1993, we have focused our attention exclusively in the United States. Since that time, acquisitions have been an important part of our strategy. From 1993 through December 31, 1995, we spent a total of $43.4 million on acquisitions. Since 1995, we have made two key acquisitions, the first in May 1996. At that time, we acquired properties in our core areas of Mississippi and Louisiana from Amerada Hess Corporation ("Amerada Hess") for approximately $37.2 million (the "Hess Acquisition"). As of June 30, 1996, when these properties were acquired, they were producing approximately 2,945 BOE per day and had proved reserves of approximately 5.9 MMBOE. After acquiring the properties, we did extensive development and exploitation on these properties and as a result, increased the production 185% to a peak of 8,393 BOE per day during the second quarter of 1998 and increased the reserves 141% to 14.2 MMBOE as of December 31, 1997. This acquisition has been very profitable for us even though production has peaked and oil prices have dropped during 1998 to one of the lowest levels in recent history. Production for the third quarter of 1998 averaged approximately 7,600 BOE per day with further declines expected during the fourth quarter. These production declines are primarily as a result of production decreases on the horizontal oil wells drilled late in 1997 and early 1998 and the lack of drilling and other development activity on these properties during the later half of 1998 due to the low oil prices. There are additional development projects to do on these properties, plus some exploration potential, when oil prices recover to a more normalized level.

     In December 1997, we acquired oil properties in the Heidelberg Field from Chevron U.S.A., Inc. for approximately $202 million (the "Chevron Acquisition"). This field is located approximately nine miles from the Eucutta Field, our property with the highest PV10 Value acquired in the Hess Acquisition. The estimated proved reserves as of January 1, 1998 for the Chevron Acquisition properties were approximately 27.6 MMBOE, with average net daily production of approximately 2,900 BOE per day for the fourth quarter of 1997. Due to the low oil price throughout 1998, we have not developed this field as quickly as originally planned. In spite of the scaled back development plan, production at this field averaged approximately 4,200 BOE per day during the third quarter of 1998, a 45% increase from the fourth quarter of 1997.

     At June 30, 1998 we had a $165 million non-cash writedown of the full cost pool primarily as a result of the low oil prices, of which $134 million was attributable to the inclusion of the Heidelberg properties in the full cost pool. This writedown was computed based on a NYMEX oil price of $14.00 per barrel ("Bbl"). As of September 30, 1998, we did not have any additional writedowns as oil prices had recovered slightly and were higher than they were at June 30, 1998. However since September 30, oil prices have continued to drop and as of mid December 1998 were approximately $3.00 per Bbl below the June 30, 1998 levels. At these prices, another writedown of the full cost pool appears certain at December 31, 1998, although the exact magnitude is difficult to determine at this time. These values will depend on several factors, including oil and natural gas prices at December 31, 1998 and the reserve quantities and values as determined by our independent engineers.

     Between the first nine months of 1997 and 1998, our net oil product prices decreased 39% ($6.89 per Bbl) and our natural gas product prices declined by 7% ($0.19 per Mcf). This drop in oil and natural gas prices has caused our cash flow and results of operations to drop substantially during 1998 and has contributed to an increase in our debt levels during the year. Furthermore, at these oil price levels, most of our oil development and exploration projects are uneconomical. As such, we have significantly curtailed our development expenditures and are shifting our focus to potential acquisition opportunities. However, if oil prices do recover to a more normalized level, we have built a significant inventory of oil development projects that will then be economic, subject to the availability of capital. A majority of these inventoried projects are on the Chevron Acquisition properties.

   Although we believe this low price environment makes it a good time to pursue acquisitions, without additional capital our high debt levels make it difficult for us to make any meaningful acquisitions. This is the primary reason that we have sought additional capital and are asking you, as a shareholder, to approve the sale of common shares to TPG for $100 million.

                               THE SPECIAL MEETING

DATE, TIME AND PLACE

     The special meeting will be held at 10:00 a.m. (Calgary time) on February __, 1999 at the Petroleum Club, Viking Room, 319 Fifth Avenue S.W., Calgary, Alberta.

MATTERS TO BE CONSIDERED

     At the special meeting, shareholders will be asked to vote on:

     1) moving DRI's legal domicile from Canada to the United States as a Delaware corporation;

     2) granting the Board of Directors the authority to postpone or abandon the move of corporate domicile, even if approved by the shareholders, if the Board in its discretion determines such move or the timing of the move not to be in DRI's best interest;

     3) selling 18,552,876 common shares to TPG, DRI's largest shareholder, for $100 million or $5.39 per share;

     4) increasing the number of common shares that may be issued pursuant to the DRI's Employee Stock Purchase Plan;

     5) increasing the number of common shares that may be issued pursuant to the DRI's Stock Option Plan; and

     6) any other business that may properly come up at the special meeting.

RECORD DATE; QUORUM

     Only shareholders of record as of the close of business on the January ___, 1999 (the record date) are entitled to vote at the special meeting. On that date, there were _____________ common shares entitled to vote. A quorum is required to hold the special meeting and is at least two people that hold or represent at least 5% of the outstanding shares.

VOTE REQUIRED FOR APPROVAL

     The proposal to move the corporate domicile must receive 2/3 of all votes cast to be approved. The other proposals must receive approval of a simple majority of the shares voting in order to be adopted. However, there are additional special requirements to approve the proposed sale of stock to TPG because TPG is presently a significant shareholder of DRI. Although a quorum is achieved if at least 5% of the outstanding shares vote, the New York Stock Exchange requires that at least 50% of the outstanding shares must vote on the proposed TPG purchase. TPG's shares may be included in order to reach a 50% participation level, but a majority of the voting shareholders, excluding TPG, is required to approve the proposed sale of stock. Abstentions are not counted as votes FOR or AGAINST a proposal.

OTHER CONSENTS REQUIRED

     The move of DRI's legal domicile from Canada to the United States requires that the Director under the Canada Business Corporation Act, DRI's jurisdiction of incorporation, be satisfied that such change of corporate domicile will not adversely affect creditors or shareholders of DRI. It is anticipated that such approval of the Director will be granted; however, there can be no assurance that it will be.

RIGHT TO DISSENT

     Under Canadian law, you may dissent with respect to the proposal to move the domicile of DRI from Canada to the United States and be paid the fair value of your shares. To dissent and be paid, you must follow the proper procedures set out on pages 51 through 53. If you do not follow the proper procedures, you will lose your right to dissent. You can lose your right to dissent, for example, by voting in favor of the resolution on moving DRI's legal domicile, by failing to send in a dissent notice prior to the Special Meeting, or by failing to make a payment demand within a twenty-day period after the meeting. To dissent, please refer to Exhibit "B" to this joint proxy statement/prospectus and read the section "Moving the Corporation Domicile of DRI-Dissenting Shareholders' Rights" for more details. The Board of Directors of DRI has the power to postpone or abandon the proposal to move DRI's domicile if the owners of a large number of shares dissent and request payment for the fair value of their shares and the Board determines that the aggregate cost to repurchase these shares is too high.

RECENT MARKET PRICES FOR COMMON SHARES

     The closing sales price of the our common shares on December 22, 1998 was $3.9375 on the New York Stock Exchange and Cdn. $ 6.10 on The Toronto Stock Exchange. Please also see the section "Nature of Trading Market."

SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN STOCKHOLDERS

     As of December 1, 1998 directors and executive officers, excluding these controlled by the TPG directors, controlled 1,837,404 common shares (approximately 7%). These directors and executive officers have indicated that they intend to vote in favor of all proposals. The TPG affiliates own 32% of the outstanding common shares and have agreed to vote in favor of the move and the proposed changes to the benefit plans. The proposal to sell stock to TPG will require approval by a simple majority of the shareholders voting, excluding any vote by TPG or its affiliates.

                         RECOMMENDATIONS TO SHAREHOLDERS

     THE BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED ALL OF THE PROPOSALS AND BELIEVE THAT THEY ARE IN THE BEST INTERESTS OF THE SHAREHOLDERS. THEY RECOMMEND THAT THE SHAREHOLDERS VOTE FOR EACH PROPOSAL.

                      MOVING THE CORPORATE DOMICILE OF DRI

     If approved, we will move the corporate domicile of DRI from Canada to the United States. Specifically, DRI will become a Delaware corporation. This process is known as a continuance in Canada and a domestication in Delaware and must be approved by you as a DRI shareholder. After approval, we will file the appropriate documents with both Delaware and Canada and then DRI will be reincorporated as a Delaware corporation. To keep the Canadian DRI and the Delaware DRI separate in this document, we will refer to the proposed new Delaware corporation as DRI Delaware.

     After the move of DRI's corporate domicile, DRI Delaware and DMI will merge, leaving one entity in existence, DRI Delaware. These changes in legal structure will not change our business or operations. Under Delaware law, approval by shareholders is not required for a merger of a wholly owned subsidiary into its parent.

     The move and merger essentially will happen at the same time. Each common share of DRI will automatically become one common share of DRI Delaware. If you hold stock options or warrants to purchase our common shares, the options will continue to be valid on essentially the same terms for shares of DRI Delaware.

     The principal attributes of the capital stock of DRI Delaware will be identical to those of the existing common shares of DRI, other than certain differences in shareholders' rights between Canadian law and Delaware law. The change of jurisdiction from Canada to the State of Delaware, and certain provisions of the Certificate of Incorporation of DRI Delaware, will result in various changes to the existing rights of you as a shareholder. These differences are discussed later in the summary.

     DIRECTORS AND OFFICERS. The directors and officers of DRI Delaware immediately following the move will be identical to the current directors and officers of DRI. It is anticipated that officers of DMI that are not currently officers of DRI will be elected to a similar position with DRI following the merger. As of the effective date of the continuance and merger, the election, duties, resignation and removal of DRI directors and officers shall be governed by Delaware law and the charter and by-laws of DRI Delaware. See "Moving the Corporate Domicile of DRI Effects of the Continuance and Merger" and "Management of the Company."

     STOCK EXCHANGE LISTINGS. Our common shares are listed on the New York Stock Exchange and The Toronto Stock Exchange and trade under the symbol "DNR." We currently plan to maintain both listings following the continuance and merger, although it is possible that the trading symbols may change as a result.

     POTENTIAL ADVERSE CONSEQUENCES OF THE MOVE OF CORPORATE DOMICILE. We believe that the proposed change of corporate domicile and merger will not cause any material adverse consequences to us or to you as a shareholder. We reviewed our assets, liabilities and paid-up capital and obtained legal opinions from our tax advisors and believe that no Canadian or United States federal taxes will be due as a result of this transaction. However, to reach such conclusion, we and our tax advisors made certain favorable assumptions regarding the tax treatment of this transaction. Some of these assumptions could be interpreted in a less favorable manner. Some of the facts supporting our assumptions and conclusions could change prior to consummation of the move and merger. We have not applied to the federal tax authorities for a ruling on this matter and do not intend to do so as it is highly unlikely that the tax authorities would issue any such ruling on this type of transaction. You should understand that it is possible that the authorities could reject our positions and claim that we or you owe taxes as a result of this transaction.

BACKGROUND TO AND PRINCIPAL REASONS FOR THE MOVE OF CORPORATE DOMICILE

     Our Board of Directors believe it is advantageous for us to move our corporate domicile from Canada to the United States for the following reasons:

     o Incremental Canadian tax costs reduce flexibility in our capital structure. For example, there is a Canadian withholding tax on interest and dividend payments when these types of funds are transferred between the United States and Canada. Such tax discourages issuance of certain types of securities, such as convertible debt or convertible preferred stock, and the payment of dividends, even though we don't expect to pay any dividends in the foreseeable future.

     o We believe that being a United States corporation will give us more opportunities to structure transactions for growth. For example, United States companies will be less hesitant to accept common stock from an United States corporation in exchange for oil and gas assets or stock in another company than they would be to accept stock of a foreign corporation. We also believe that being a United States corporation will give us better access to the U.S. capital markets.

     o We believe that certain United States laws and regulations permit more flexibility, in part because a majority of the holders of our outstanding shares are located in the United States. For example, there is no United States law parallel to the Canadian law that requires at least 1/3 of our board members be Canadian residents. Additionally, we are unable to take advantage of certain benefits of the North American Free Trade Act because we are a Canadian corporation that is more than 50% owned by United States residents. We expect that the move will save us some administrative time and money in the future in dealing with the laws and regulations of both countries.

     o Although the United States and Canadian accounting rules are similar, they are not quite the same. This can cause confusion since our results, which we report based on the Canadian accounting rules, are usually compared to our United States peer companies. As a United States company, we would report using United States generally accepted accounting principles ("GAAP") and this confusion would be eliminated. We also believe that the United States accounting rules are currently more conducive to mergers, which may be beneficial in certain circumstances.

     o Over the years, our contacts with Canada have decreased and now all of our operations, employees and assets are in the United States. We estimate that over 75% of our common shares are now held by United States residents.

     SELECTION OF THE STATE OF DELAWARE. The state of Delaware follows a policy of encouraging incorporation in its state and has comprehensive, modern and flexible corporate laws that are periodically updated and revised to meet the changing business needs. As a result, many major corporations chose Delaware for their domicile. Accordingly, the Delaware courts have considerable expertise in dealing with corporate issues. We expect that such favorable corporate environment will continue in the future.

     COMPARISON OF THE DRI COMMON SHARES AND DRI DELAWARE CAPITAL THECK. principal attributes of the capital stock of DRI Delaware will be identical to those of the existing common shares of DRI, other than certain differences in shareholders' rights between the Canada Business Corporations Act ("CBCA") and the Delaware General Corporation Law ("DGCL"). You should also read "Moving the Corporate Domicile of DRI-Effects of the Continuance and Merger," "Description of Capital Stock" and "Moving the Corporate Domicile of DRI- Comparison of Shareholders' Rights."

     DIFFERENCES IN SHAREHOLDER RIGHTS IN CANADA AND DELAWARE. While many rights and privileges of stockholders of a Delaware corporation are comparable to those of shareholders of a CBCA corporation, there are certain material differences between the CBCA and the DGCL, including:

    o    Votes required for extraordinary transactions
    o    Amendment to governing documents
    o    Dissenters' rights
    o    Oppression remedies
    o    Derivative actions
    o    Shareholder consent in lieu of a meeting
    o    Shareholder quorum
    o    Director qualifications
    o    Fiduciary duties of directors
    o    Indemnification of officers and directors
    o    Director liability
    o    Anti-takeover provisions and interested shareholder transactions
    o    Access to corporate records

     You should read "Moving the Corporate Domicile of DRI-Comparison of Shareholders' Rights" for details regarding these differences.

CERTAIN INCOME TAX CONSIDERATIONS OF THE MOVE OF CORPORATE DOMICILE

     We have prepared the following summary of federal income tax considerations. The information in this summary is qualified in its entirety by the more detailed discussions in the respective tax sections under "Moving the Corporate Domicile of DRI". As summary information is by its nature, less precise and detailed, you are encouraged to carefully read the discussions under such sections. You are also encouraged to consult with your own tax advisor.

     This transaction may also have tax consequences to shareholders who are neither Canadian nor United States taxpayers. If you are one of these shareholders, you are urged to consult your own tax advisor.

     TAX TREATMENT OF SHAREHOLDERS AS A RESULT OF THE MOVE OF CORPORATE DOMICILE. We have structured the continuance and merger to be tax free for shareholders in the United States and Canada who receive only shares of common stock in DRI Delaware in the deemed exchange for their shares of common stock in DRI. Under our proposed structure, the tax basis and holding period of these shareholders in their new Delaware DRI Common Stock will be the same as their tax basis and holding period of their current DRI common shares.

     TAX TREATMENT OF THE COMPANY AS RESULT OF THE MOVE OF CORPORATE DOMICILE. Under certain circumstances, moving DRI's legal domicile from Canada to the United States by the continuance could result in taxation of DRI under either Canadian or United States tax law. Under Canadian income tax laws, DRI will be treated as if it had sold all of its property in exchange for the fair market value of the DRI Delaware common stock received in the continuance. DRI will be subject to Canadian tax on any income and net taxable capital gains from this deemed disposition. Additionally, DRI will be subject to a Canadian corporate emigration tax at a rate of five percent of the amount by which the fair market value of DRI's assets net of liabilities exceeds the paid-up capital of DRI's issued and outstanding shares. Given the current value of DRI's assets, however, no Canadian federal taxes should be owed by DRI under the Canadian Tax Act from the continuance. There can be no assurance, however, that Revenue Canada will agree with the valuation of DRI's assets which supports the conclusion that no tax will be owed. A disagreement with Revenue Canada could result in DRI owing Canadian income taxes.

     DRI will also have to pay United States federal income tax if the fair market value of the DRI Delaware common stock that is distributed to shareholders of DRI is greater than DRI's tax basis in the DRI Delaware common stock at the time of the continuance. Our calculation indicates that DRI's tax basis in the DRI Delaware common stock should substantially exceed the fair market value of the DRI Delaware common stock at the time of the continuance. Assuming that our tax basis and fair market value determinations are correct, DRI will not realize a gain on the continuance. There can be no assurance, however, that the Internal Revenue Service ("IRS") will agree with DRI's calculation of such tax basis or that the fair market value of such stock will not change prior to the date of the continuance. Any disagreement could result in DRI owing United States federal income taxes as a result of the continuance.

     TAX TREATMENT OF THE MERGER. We have structured the merger to qualify as the liquidation of a wholly owned subsidiary into its parent corporation. DRI should not recognize any gain or loss on the merger and should take a tax basis and holding period in the assets of DMI equal to DMI's tax basis and holding period in those assets before the merger. You should not recognize any gain or loss for United States income tax purposes on your DRI Delaware common stock as a result of the merger.

     TAX TREATMENT OF DIVIDENDS TO CANADIAN SHAREHOLDERS AFTER THE MOVE OF CORPORATE DOMICILE. We have not paid dividends in the past on our stock and do not expect to pay dividends in the foreseeable future. After the continuance and merger, if you reside in Canada any dividends received by you from us will be includible in your taxable income. A portion of the dividend will be reduced by U.S. withholding taxes on dividends. If you are a corporation, the dividend will probably not be deductible and if you are an individual you will not be entitled to receive the gross-up and dividend tax credit treatment that you get when you receive dividends from Canadian corporations.

     TAX TREATMENT OF DEFERRED INCOME PLANS AFTER THE MOVE OF CORPORATE DOMICILE. After the continuance, our shares will still be a qualified investment for trusts governed by registered savings plans, deferred profit sharing plans and registered retirement income funds ("Deferred Income Plans"), as long as the shares remain listed on The Toronto Stock Exchange, the New York Stock Exchange or another prescribed stock exchange. However, following the continuance, if you are a Deferred Income Plan or similar tax-exempt entity, our shares will be treated as foreign property. Therefore, if you hold our shares you may be subject to certain penalty taxes. If you are a current holder of our shares, you will have a two year grace period before these penalty taxes will take effect.

                  GRANTING THE BOARD OF DIRECTORS AUTHORITY TO
                    ABANDON OR POSTPONE THE MOVE OF DOMICILE

     You are being asked to approve a grant of authority to the Board of Directors to postpone or abandon the move of the corporate domicile, even if approved by the shareholders, if the Board later determines such a move or the timing of it would not be in DRI's best interest. Although it is difficult to foresee all possibilities or reasons to postpone or abandon the move of domicile, the following situations are the two most likely reasons why the Board could possibly take such action. First, the Board could consider abandoning this move if it appeared that there would be adverse tax consequences to DRI. This could be caused by a significant increase in the market value of DRI between the date of this joint proxy statement/prospectus and the date of the continuance. The Board could also consider abandoning the transaction if there are a significant number of shareholders who exercise their dissenter rights and request payment for the fair value of their shares. If the Board determines that the cost to repurchase these shares exceeds the perceived value of the continuance, then the Board may, in its discretion, abandon the move.

                              SALE OF SHARES TO TPG

     The third proposal asks you to approve the issuance and sale of 18,552,876 common shares to TPG, our largest shareholder, for $100 million or $5.39 per share (the "TPG Purchase"). If you approve this sale, it will take place whether or not the move of our domicile from Canada to the United States as a Delaware corporation does.

     REASONS FOR SEEKING SHAREHOLDER APPROVAL. The rules of the New York Stock Exchange and The Toronto Stock Exchange require shareholder approval of a substantial sale of shares to a significant shareholder. Even though our requirement for a quorum are much lower, the New York Stock Exchange requires that holders of at least 50% of the outstanding shares must vote on the proposed sale. TPG's shares will be included to determine whether 50% have voted, but a majority of the votes cast by shareholders, excluding TPG and its affiliates, will be required to approve this proposal.

     PURPOSE OF THE SALE OF SHARES TO TPG. The primary purpose of the proposed sale of shares to TPG is to raise funds to be used for acquisitions at a time when traditional debt and equity financing for the oil and gas industry is generally unavailable. This follows the general downturn in the U.S. equity and debt markets during the summer of 1998, particularly for the oil and gas industry as a result of the decrease in oil and gas prices. These factors have caused the prices for oil and gas properties to decrease, which increases the likelihood of making attractive acquisitions. We perceive it to be an attractive time to make acquisitions and this additional equity will give us greater flexibility to pursue such opportunities. With our current debt levels, it is doubtful that we could make any meaningful acquisition without this additional equity. Additionally, this stock sale improves our debt ratios.

     The net proceeds of the sale (estimated to be approximately $98.5 million) will initially be used to reduce our outstanding debt, but will ultimately be used primarily for acquisitions. Our other development expenditures have been scaled back to levels that approximate the current available cash flow from operations and thus will not require any significant use of these funds.

     EFFECT OF THE TRANSACTION. The effect of selling the shares to TPG will be to give control of DRI to TPG. The sale will increase TPG's ownership of DRI's issued and outstanding common shares from approximately 32% to approximately 60% (approximately 58% on a fully diluted basis). Currently, this transaction is not expected to result in any changes to our board of directors, management or operations.

     BENEFITS TO TPG FROM THE TRANSACTION. The benefits to TPG from the transaction include TPG's ability to control us. The consummation of the sale will give TPG sufficient voting power to sell us in the future if it so desires, on terms and at a time which it determines. Moreover, as part of the terms of the stock purchase, our Certificate of Incorporation (if our legal domicile is moved to Delaware), will opt out of the provisions of Delaware law which otherwise would have prohibited an interested shareholder such as TPG from entering into a business combination with DRI for three years unless approved by the holders of 2/3 of our outstanding common stock.

     CONFLICTS OF INTEREST AND CREATION OF THE SPECIAL TRANSACTIONS COMMITTEE. The sale of shares to TPG is subject to a number of conflicts of interest:

     o  TPG is our largest shareholder.
     o Three of the officers and directors of TPG's controlling entity are members of our Board of Directors.
     o TPG has the right, but not the obligation, to maintain its pro rata ownership interest in our equity securities if we issue any additional equity securities by purchasing shares on the same terms and conditions (this right has been waived by TPG each time we have issued equity securities).

     Therefore, our Board of Directors created a Special Transactions Committee, comprised solely of those directors who were neither members of our management nor affiliated in any way with TPG. The Special Transactions Committee is comprised of Mr. Greene, the Chairman of the Board and the Chairman of the Committee, and Messrs. Wettstein and Matthews.

     NEGOTIATION OF TPG PURCHASE PRICE. Special Transactions Committee negotiated the price with TPG taking into account, among other things, discussions with management and certain financial information prepared by Credit Suisse First Boston Corporation ("CSFB"), DRI's financial advisor. Negotiations were concluded on December 1, 1998.

     FACTORS CONSIDERED BY THE SPECIAL TRANSACTIONS COMMITTEE. The factors considered by the Committee in negotiating the sale of shares to TPG and in recommending that shareholders approve the transaction are as follows:

     o The $5.39 per share price represents a 41% premium over the closing market price for our common shares on December 1, 1998 and the midpoint of a November 24, 1998 preliminary financial analysis of DRI's per share value prepared by CSFB. As of the date of this Proxy Statement/Prospectus, February __, 1999, this price is _____% higher/lower than the closing market price for DRI's common shares on the New York Stock Exchange.

     o The $100 million provides us with substantial capital to make acquisitions at a time when attractive opportunities may become available to entities with sufficient capital. If successful acquisitions can be made, it would allow us to continue to grow.

     o The Board of Directors has received the opinion attached hereto as Exhibit A as to the fairness, from a financial point of view, to DRI of the consideration to be received by DRI for the shares to be sold to TPG.

     o The Committee considered other alternatives discussed below, and believes that because of TPG's current interest in DRI, it appeared unlikely that another entity would be willing to pay a premium over market price which would be substantially higher than the price TPG is willing to pay.

     ALTERNATIVES CONSIDERED. During the course of negotiations with TPG, the Committee considered the sale of non-voting common stock to TPG. TPG responded that if non-voting common stock were offered it would expect to purchase such shares at a discount from the price paid for voting shares. The Committee considered the fact that TPG already nominates three of seven board members and is our largest shareholder, and thus it would not benefit us to forego any premium in order to sell TPG non-voting stock. The Committee also considered seeking out other private investors with the goal of obtaining a higher price. However, since we were receiving a premium over the current market price from TPG for the sale of control in the proposed sale and the attractiveness to another investor of making a substantial purchase would be substantially reduced by TPG's significant interest in DRI, it was not clear that a better price could be obtained from another third party and pursuit of any third party would only result in delays. The Committee also considered the alternative of a rights offering to existing shareholders. However, rights offerings are typically sold at a discount to current market. If stock were to be offered at a premium in a rights offering, few if any shareholders (other than TPG), would be likely to acquire additional shares. Thus, in a rights offering, TPG may be able to acquire control with a smaller premium than may be obtained in a private placement.

     FAIRNESS OF THE TRANSACTION. The Committee believes that the price being paid by TPG is a fair price, given the substantial premium over the market price at the time of pricing and given the large percentage of our common shares being purchased. The premium also represents in part a premium for control. In addition, the transaction cannot be consummated unless a majority of disinterested shareholders approve its terms. The Board of Directors of DRI has also received an opinion as to the fairness, from a financial point of view, to DRI of the consideration to be received by DRI for the common shares to be sold to TPG.

     TPG PURCHASE AGREEMENT. We entered into entered into a stock purchase agreement with TPG on December 16, 1998. The consummation of the sale is conditioned upon (i) the approval of the sale by a majority of the non-TPG shareholders, (ii) the approval of the purchase price by the Toronto Stock Exchange, (iii) an amendment of our existing bank credit agreement that is acceptable to both us and TPG, (iv) the execution of a registration rights agreement covering all of TPG's shares, (v) the absence of a material adverse change, as that is defined, prior to closing, and (vi) satisfaction of the other conditions. See "Sale of Shares to TPG-The TPG Purchase Agreement"

     OPINION OF CSFB. Our financial advisor, CSFB, has provided a written opinion dated December 16, 1998 to the Board of Directors of DRI as to the fairness, from a financial point of view, of the consideration to be received by us for the common shares to be sold to TPG. The full text of CSFB's written opinion dated December 16, 1998 is attached to this Proxy Statement/Prospectus as Exhibit A, and should be reviewed carefully in its entirety. CSFB's opinion is directed to our Board of Directors and does not constitute a recommendation to any shareholder with respect to matters relating to the stock purchase by TPG. See "Sale of Shares to TPG-Opinion of CSFB" for a description of CSFB's written opinion dated December 16, 1998 and the financial analysis performed by CSFB in connection with such opinion.

     DISSENTERS' RIGHTS. Shareholders will have no dissenters' rights in connection with the proposed sale of shares to TPG, although dissenters' rights are available to shareholders in connection with the proposal to change our domicile from Canada to the United States.

     RECOMMENDATION OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS OF DRI RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSED SALE OF SHARES TO TPG. This sale will provide needed equity capital at a time when other capital sources are unavailable, which will enable DRI to grow if favorable acquisitions can be found.

                       INCREASE OF AUTHORIZED SHARES UNDER
                       DRI'S EMPLOYEE STOCK PURCHASE PLAN

     The fourth resolution to be voted on is an amendment to the employee stock purchase plan of DRI, which was effective February 1, 1996. If approved, the stock purchase plan will be amended by increasing the maximum number of DRI's common shares available for sale under the stock purchase plan from 250,000 shares to 750,000 shares. As of November 30, 1998, 185,142 shares had been issued under the plan, leaving 64,858 available for purchase . We expect that the shares to be issued for the quarter ended December 31, 1998 will exceed the remaining shares authorized for sale under the stock purchase plan and thus will not be issued until after shareholder approval. AS DRI BELIEVES THAT SUCH PLAN IS AN INTEGRAL PART OF DRI'S OVERALL COMPENSATION STRATEGY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.

                       INCREASE OF AUTHORIZED SHARES UNDER
                             DRI'S STOCK OPTION PLAN

     The fifth proposal to be voted upon is an amendment to the stock option plan of DRI, which was effective August 9, 1995. On December 1, 1998, the Board of Directors approved the issuance of 1,671,327 additional stock options as of January 1, 1999 as part of their annual compensation review. When issued, DRI will have approximately 3,552,608 options outstanding but only 2,519,244 common shares reserved for issuance under the option plan. At the same meeting, the Board of Directors approved a 2,015,756 share increase in the maximum number of shares of DRI's common shares reserved for issuance under the option plan, subject to shareholder approval.

     If this increase is approved by the shareholders and if the proposed sale of common shares to TPG is approved, the maximum number of common shares reserved for future issuance under the option plan will be 4,535,000 shares or approximately 10% of the then issued and outstanding common shares. AS WE BELIEVE THAT THE OPTION PLAN IS AN INTEGRAL PART OF OUR OVERALL COMPENSATION STRATEGY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.

          SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following table of summary historical consolidated financial data of DRI as of and for the years ended December 31, 1995, 1996 and 1997 is derived from the audited consolidated financial statements of DRI. The summary historical consolidated financial data for the nine month periods ended September 30, 1997 and 1998, and as of September 30, 1998, is derived from unaudited consolidated financial statements of DRI that we believe include all the adjustments (consisting of only normal recurring adjustments) necessary to fairly report the results for these periods. Please keep in mind that the operating results for the nine month periods do not necessarily indicate the results to be expected for a full fiscal year. The summary unaudited pro forma consolidated financial data for DRI set forth below assumes that the proposed sale of shares to TPG was made as of the beginning of the two respective periods and that the funds were used to reduce bank debt.

                                                                           Nine Months Ended
                                   Year Ended December 31,                   September 30,
                           --------------------------------------    -----------------------------
                                                          Pro                              Pro
                                                         Forma                            Forma
                             1995     1996      1997      1997        1997      1998       1998
                           -------  --------  --------  ---------    -------  ---------  ---------
                                     (in thousands, except per share amounts and ratios)
Canadian GAAP:
Income Statement Data:
  Revenue:
   Oil, natural gas and
    related product sales..$20,032  $ 52,880  $ 85,333  $  85,333    $60,083  $  66,959  $  66,959
   Interest income.........     77       769     1,123      1,123        986      1,078      1,078
                           -------  --------  --------  ---------    -------  ---------  ---------
       Total revenues...... 20,109    53,649    86,456     86,456     61,069     68,037     68,037
                           -------  --------  --------   --------    -------  ---------  ---------
  Expenses:
   Production..............  6,789    13,495    22,218     22,218     15,737     22,782     22,782
   General and
    administrative.......... 1,832     4,267     6,182      6,182      4,535      4,996      4,996
   Interest................  2,085     1,993     1,111        308        387     12,788      8,948
   Imputed preferred
    dividends...............     -     1,281         -          -          -          -          -
   Loss on early
    extinguishment of debt..   200       440         -          -          -          -          -
   Depletion and
    depreciation............ 8,022    17,904    32,719     32,719     23,224     37,528     37,528
   Writedown of oil and
    natural gas properties..     -         -         -          -          -    165,000    165,000
   Franchise taxes.........    100       213       428        428        308        603        603
                           -------  --------  --------  ---------    -------  ---------  ---------
       Total expenses...... 19,028    39,593    62,658     61,855     44,191    243,697    239,857
                           -------  --------  --------  ---------    -------  ---------  ---------
  Income (loss)  before
   income taxes............  1,081    14,056    23,798     24,601     16,878   (175,660)  (171,820)
  Federal income tax
   benefit (provision).....   (367)   (5,312)   (8,895)    (9,102)    (6,245)    50,618     50,618
                           -------  --------  --------  ---------    -------  ---------  ---------
  Net income (loss)........$   714  $  8,744  $ 14,903  $  15,499    $10,633  $(125,042) $(121,202)
                           =======  ========  ========  =========    =======  =========  =========
  Net income (loss) per
    common share
   Basic...................$  0.10  $  0.67   $   0.74  $   0.40     $  0.53  $   (4.88) $   (2.74)
   Fully diluted...........   0.10     0.62       0.70      0.40        0.50      (4.88)     (2.74)

  Weighted average common
   shares outstanding        6,870   13,104     20,224    38,777      20,175     25,631     44,184

Other Financial Data:
  Operating cash flow (a)..$ 9,394  $34,140   $ 56,607  $ 57,410     $40,166  $  27,324  $  31,164
  Capital expenditures..... 28,524   86,857    305,427   305,427      70,773     93,682     93,682
  EBITDA (b)............... 11,311   34,905     56,505    56,505      39,503     38,578     38,578

Selected Ratios:
  Ratio of earnings to
   fixed charges (c).......    1.5x     4.4x     19.9x     54.6x       34.9x       (d)x       (d) x
  Ratio of EBITDA to
   interest expense........    5.4     17.5      50.9      183.5       102.1        3.0        4.3
  Ratio of long-term debt
   to EBITDA...............    0.3      0.1       4.2        2.5         0.4(e)     4.2(e)     2.4(e)

-----------------

(a)Represents cash flow provided by operations, exclusive of the net change in non-cash working capital balances. We have included information concerning cash flow before the changes in working capital items because we believe that certain investors use this as one measure of a company's performance. This is not a measurement determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.
(b)EBITDA represents earnings before interest income, interest expense, income taxes, depletion and depreciation, imputed preferred dividends and losses on early extinguishment of debt. We have included information concerning EBITDA because we believe that EBITDA is used by certain investors as one measure of a company's historical ability to service its debt. EBITDA is not a measurement determined in accordance with generally accepted accounting principles and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles.
(c)For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense, amortization of debt expense, and imputed preferred stock dividends.
(d)As a result of actual and pro-forma pre-tax losses of $175,660,000 and $171,820,000 incurred for the nine months ended September 30, 1998, respectively, we were unable to cover our fixed charges of $12,954,000 and $9,114,000, respectively.
(e)EBITDA used to calculate the ratio of long-term debt to EBITDA for these periods has been annualized.

CHANGE TO UNITED STATES GAAP:

As part of the move of our domicile to the United States, we will convert our consolidated financial statements to United States generally accepted accounting principles ("GAAP"). The primary differences between the Canadian and United States GAAP relate to the (1) loss on early extinguishment of debt, (2) preferred dividends, and (3) computation of earnings or loss per share. For the years ended December 31, 1995 and 1996, the loss on early extinguishment of debt was reported as an operating expense under Canadian GAAP, while it would have been reported as an extraordinary item under United States GAAP. In addition, for the year ended December 31, 1996, the imputed preferred dividend was also reported as an operating expense under Canadian GAAP while under United States GAAP it would have been a reduction to the net income attributable to common shareholders. The only other reporting difference relates to how fully diluted earnings or loss per common share are computed. This causes a slight difference in fully diluted earnings per share for the year ended December 31, 1996 and for the nine months ended September 30, 1997. To further illustrate the differences, the following is the same income statement data prepared in accordance with United States GAAP:

                                                                           Nine Months Ended
                                   Year Ended December 31,                   September 30,
                           --------------------------------------    -----------------------------
                                                          Pro                              Pro
                                                         Forma                            Forma
                             1995     1996      1997      1997        1997      1998       1998
                           -------  --------  --------  ---------    -------  ---------  ---------
                                     (in thousands, except per share amounts and ratios)
Income Statement Data:
  Revenue:
   Oil, natural gas and
    related product sales..$20,032  $ 52,880  $ 85,333  $  85,333    $60,083  $  66,959  $  66,959
   Interest income.........     77       769     1,123      1,123        986      1,078      1,078
                           -------  --------  --------  ---------    -------  ---------  ---------
       Total revenues...... 20,109    53,649    86,456     86,456     61,069     68,037     68,037
                           -------  --------  --------   --------    -------  ---------  ---------
  Expenses:
   Production..............  6,789    13,495    22,218     22,218     15,737     22,782     22,782
   General and
    administrative.........  1,832     4,267     6,182      6,182      4,535      4,996      4,996
   Interest................  2,085     1,993     1,111        308        387     12,788      8,948
   Depletion and
    depreciation...........  8,022    17,904    32,719     32,719     23,224     37,528     37,528
   Franchise taxes.........    100       213       428        428        308        603        603
   Writedown of oil and
    natural gas properties..     -         -         -          -          -    165,000    165,000
                           -------  --------  --------   --------    -------  ---------  ---------
       Total expenses...... 18,828    37,872    62,658     61,855     44,191    243,697    239,857
                           -------  --------  --------   --------    -------  ---------  ---------
  Income (loss)  before
    income taxes...........  1,281    15,777    23,798     24,601     16,878   (175,660)  (171,820)
  Federal income tax
    benefit (provision)....   (435)   (5,462)   (8,895)    (9,102)    (6,245)    50,618     50,618
                           -------  --------  --------   --------    -------  ---------  ---------
  Income (loss) before
    extraordinary item.....    846    10,315    14,903     15,499     10,633   (125,042)  (121,202)
  Extraordinary item:
    Loss on early
     extinguishment of debt,
      net of applicable
      income taxes.........    132       290         -          -          -          -          -
                           -------  --------  --------  ---------    -------  ---------  ---------
  Net income (loss)        $   714  $ 10,025  $ 14,903  $  15,499    $10,633  $(125,042) $(121,202)
                           =======  ========  ========  =========    =======  =========  =========
  Net income (loss)
    attributable to common
      shareholders.........$   714  $  8,744  $ 14,903  $  15,499    $10,633  $(125,042) $(121,202)
                           =======  ========  ========  =========    =======  =========  =========
  Net income (loss) per
    common share
    Basic:
     Income (loss) before
      extraordinary item...$  0.12  $   0.69  $   0.74  $   0.40     $  0.53  $   (4.88) $   (2.74)
     Extraordinary item....  (0.02)    (0.02)        -         -           -         -           -
                           -------  --------  --------  ---------    -------  ---------  ---------
     Net income (loss).....$  0.10  $   0.67  $   0.74  $   0.40     $  0.53  $   (4.88) $   (2.74)
                           =======  ========  ========  =========    =======  =========  =========
  Diluted:
     Income (loss) before
      extraordinary item.. $  0.12  $   0.65  $   0.70  $   0.40     $  0.49  $   (4.88) $   (2.74)
     Extraordinary item...   (0.02)    (0.02)         -         -           -         -           -
                           -------  --------  --------  ---------    -------  ---------  ---------
     Net income (loss).... $  0.10  $   0.63  $   0.70  $   0.40     $  0.49  $   (4.88) $   (2.74)
                           =======  ========  ========  =========    =======  =========  =========
  Weighted average common
     shares outstanding      6,870    13,104    20,224     38,777     20,175     25,631     44,184
                           =======  ========  ========  =========    =======  =========  =========

                                                                         As of
                                                                    September 30,
                                       As of December 31,               1998
                                 -----------------------------     ---------------
                                                                             Pro
                                   1995      1996       1997       Actual   Forma
                                 --------   -------   --------     -------  ------
Canadian and U.S. GAAP                            (in thousands)
Balance Sheet Data:
 Working capital.................$  6,862   $12,482   $  2,692     $ 1,679  $10,179
 Total assets....................  77,641   166,505    447,548     369,352  377,852
 Long-term debt, net of current
   maturities...................... 3,474       125    240,000     215,000  125,000
 Convertible preferred stock.....  15,000         -          -           -        -
 Shareholders' equity............  53,501   142,504    160,223     129,838  228,338

                              SUMMARY RESERVE DATA

     The following table summarizes the estimates of our net proved oil and natural gas reserves and the present value of these reserves as of the dates indicated. This reserve information was prepared by Netherland & Sewell, independent petroleum engineers.

                                                     As of December 31,
                                              -------------------------------
                                                1995       1996      1997
                                              ---------  --------   ---------
Proved Reserves:
   Oil (MBbls)................................    6,292    15,052      52,018
   Natural Gas (MMcf).........................   48,116    74,102      77,191
   Oil Equivalent (MBOE)......................   14,311    27,403      64,883

   Proved developed reserves  as a percent of
     total proved reserves....................      78%       84%         66%

Present Values:
   PV10 Value (before income taxes, in
     thousands)...............................$ 96,965   $316,098(d) $361,329(e)
   Standardized measure of discounted
     estimated future net cash flow after
     net income taxes (in thousands)..........  81,164    241,872    $335,308

Representative Oil and Gas Prices: (a)
   West Texas Intermediate (per Bbl)..........$  18.00   $  23.39(d) $  16.18(e)
   NYMEX Henry Hub (per MMBtu)................    2.24       3.90(d)     2.58(e)

Other Reserve Data:
   Reserve replacement percent (b)............    300%       500%        867%
   Reserve to production ratio (years) (c)....     9.3        9.2        12.7
---------------

(a)The oil prices as of each respective year-end were based on West Texas Intermediate ("WTI") posted prices per barrel and NYMEX Henry Hub ("NYMEX") prices per MMBtu, with these representative prices adjusted by field to arrive at our net price.
(b)Equals current period reserve additions through acquisition of reserves, extensions and discoveries, and revisions of prior estimates divided by the production for such period.
(c)Calculated by dividing year-end proved reserves by such year's annual production.
(d)For comparative purposes, we also prepared a reserve report as of December 31, 1996 using a 1996 WTI price of $21.00 per Bbl and a NYMEX price of $2.40 per MMBtu, with these prices also adjusted by field. The PV10 Value in this report was $213.7 million with 27.0 MMBOE of proved reserves.
(e)For comparative purposes, we also prepared a reserve report as of December 31, 1997 using the prices used in the December 31, 1996 reserve report. The PV10 Value in this report was $633.4 million with 67.8 MMBOE of proved reserves. Of this PV10 Value, $206.7 million was attributable to the Chevron Acquisition, as opposed to its PV 10 Value of $109.4 million using December 31, 1997 prices.

   By mid December, 1998, oil prices had dropped approximately $7.00 per Bbl and natural gas prices had dropped approximately $0.50 per Mcf from the prior year-end levels. When reserves are reviewed at year-end 1998 these drops in price will have an effect on the PV10 Value, although it is not possible to quantify this decrease until this reserve report, expected in February 1999, is completed.

                             SUMMARY OPERATING DATA

     The following table shows summary operating data for the production and sales of oil and natural gas by us for the periods indicated.

                                                   Nine Months Ended
                        Year Ended December 31,      September 30,
                        -----------------------    ------------------
                         1995    1996    1997        1997      1998
                        ------  ------- -------    --------  --------
Average Net Daily
 Production Volumes:
   Oil (Bbls)...........   1,995    4,099    7,902      7,615    14,373
   Natural gas (Mcf)....  13,271   24,406   36,319     34,061    39,255
   Oil equivalent (BOE).   4,207    8,167   13,955     13,292    20,916

Weighted Average Sales
 Prices:
   Oil (per Bbl)........$  14.90 $  18.98 $  17.25  $   17.53   $ 10.64
   Natural gas (per Mcf)    1.90     2.73     2.68       2.54      2.35

Per BOE Data:
   Revenue..............$  13.05 $  17.69 $  16.75  $   16.56   $ 11.73
   Production expenses..   (4.42)   (4.51)   (4.36)     (4.34)    (3.99)
                        -------- -------- --------  ---------   -------
   Production netback...    8.63    13.18    12.39      12.22      7.74
   General and
     administrative.....   (1.25)   (1.50)   (1.30)     (1.33)    (0.98)
   Interest, net........   (1.26)   (0.26)    0.02       0.18     (1.97)
                        -------- -------- --------  ---------   -------
   Operating cash
     flow (a)...........$   6.12 $  11.42 $  11.11  $   11.07   $  4.79
                        ======== ======== ========  =========   =======
-----------

(a)Represents cash flow provided by operations, exclusive of the net change in non-cash working capital balances.

                                  RISK FACTORS

     You should carefully consider in addition to the other information presented in this Proxy Statement/Prospectus, the risk factors below in determining how to vote on the move of the corporate domicile and the other proposals.

     RISKS ARISING OUT OF THE PROPOSED TRANSACTIONS. The following risks pertain to the proposals that you are being asked to vote on, the first several of which focus on the move of the corporate domicile from Canada to the United States as a Delaware corporation. The next group of risks focus on the proposal to sell common shares to TPG. Finally, the last group of risks are risks inherent in investing in DRI and particularly in a company which is engaged in the oil and gas business. Because you are already a shareholder of DRI, the risks of continuing an investment in a company in the oil and gas business will not change because of the proposals you are being asked to vote on.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

     For Canadian tax purposes, we will be treated as though we sold all of our property and received as proceeds the fair market value of DRI as of the date of the continuance. If this creates income or a gain, we will be taxed on that amount. We would also be subject to an additional tax if the fair market value of our assets, net of liabilities, exceeds the paid-up capital of our issued and outstanding shares.

     We reviewed our assets, liabilities and paid-up capital and obtained a legal opinion from our tax advisors and believe that we will not owe any Canadian federal income taxes as a result of the continuance. However, it is possible that the facts on which we based our assumptions and conclusions could change before this transaction is consummated. We have not applied to the federal tax authorities for a ruling on this matter and do not intend to do so as it is highly unlikely that the tax authorities would issue any such ruling on this type of transaction. We have also made certain favorable assumptions regarding the tax treatment of this transaction in order to reach our conclusions and it may be possible for some of these assumptions to be interpreted in a different manner which would be less favorable to DRI. You should understand that it is possible that the federal tax authorities will not accept our valuations or positions and; therefore, it is possible that the tax authorities could claim that we owe taxes as a result of this transaction.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     We believe that the continuance and merger will qualify as a tax-free reorganization for DRI and our shareholders in almost all instances. For United States residents and taxpayers, your tax basis and holding period will not change as a result of the reorganization. However, we have not asked, nor do we intend to ask, for a ruling from the IRS that the continuance and merger will qualify as a tax-free reorganization. Therefore, there is always the risk that the IRS may make an unfavorable interpretation of the reorganization.

     There is also a tax on United States shareholders if we were determined to be a Passive Foreign Investment Corporation ("PFIC"). This would cause certain United States shareholders to recognize ordinary income or loss on the reorganization. We do not believe that this tax applies, although this also requires certain interpretations of the law.

     We have not paid dividends on our common shares in the past and do not expect to pay them in the foreseeable future. However, if we were to pay dividends to non-U.S. Shareholders, they would be subject to U.S. withholding taxes. If a dividend was paid to a U.S. trade or business, it would be subject to the regular U.S. federal income tax. You may also be subject to "backup withholding" at rates of up to 31% on dividends or the sale or exchange of our stock unless you are a corporation with certain exemptions or an individual who provides a taxpayer identification number and certifies that you are not subject to backup withholding. If any amount is withheld in this manner, it does serve as a credit against your United States federal income tax liability.

     IF YOU ARE A CANADIAN OR UNITED STATES SHAREHOLDER, YOU SHOULD CAREFULLY READ THE MORE DETAILED DISCUSSIONS UNDER THE APPLICABLE TAX SECTIONS OF "MOVING THE CORPORATE DOMICILE OF DRI" AND SHOULD ALSO CONSULT WITH YOUR OWN TAX ADVISORS.

EFFECTS OF THE MOVE OF DOMICILE ON SHAREHOLDER RIGHTS

     After the move of domicile, you will become a shareholder of DRI Delaware. Currently we are incorporated in Canada and, as to certain corporate and shareholders matters, governed by Canadian law and the charter and by-laws of DRI. After the move of domicile, we will be incorporated in the United States in the State of Delaware and governed by Delaware law and a new charter or articles of incorporation and by-laws. While the primary attributes of our common shares will be the same, there are some differences in shareholder's rights under the two jurisdictions. These differences are summarized below, but you should also read the section "Moving the Corporate Domicile of DRI-Comparison of Shareholders' Rights" for a more complete description of these differences:

     VOTES REQUIRED FOR EXTRAORDINARY TRANSACTIONS. In Canada, certain extraordinary corporate actions, such as certain amalgamations, continuances, sales, leases or exchanges of all or substantially all the assets of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by shareholders by at least 2/3 of the votes cast.

     In Delaware, the affirmative vote of only a majority of the outstanding stock entitled to vote on these same matters is required for approval. Additionally, Delaware law does not require that shareholders approve a merger of a wholly owned subsidiary into its parent corporation where the parent corporation is the surviving entity. Our proposed articles of incorporation do not require such a vote.

     AMENDMENT TO GOVERNING DOCUMENTS. In Canada, amendments to articles of incorporation usually require an approval by shareholders by at least 2/3 of the votes cast. Changes to the by-laws may be made by the board of directors, subject to shareholder approval by a majority of the votes cast.

     In Delaware, amendments to the articles of incorporation require a vote of the board of directors followed by the affirmative vote of a majority of the shareholders. If an amendment to the articles of incorporation alters the powers, preferences or special rights of a particular class or series of stock and may affect them adversely, that class may also vote on the amendment, regardless of any other normal voting rights of that class. Changes to the by-laws may be made by the shareholders or the board of directors.

     DISSENTERS' RIGHTS AND OPPRESSION REMEDIES. As a shareholder of DRI, Canadian law allows you to exercise dissent rights with regard to the change of domicile and receive the fair value of your common shares. In addition, you may in certain circumstances apply to the Board of Directors for an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to the shareholder's interest.

     Under Delaware law, you may also dissent from a merger or consolidation by demanding a cash payment for your shares equal to the fair value as determined by the corporation or an independent appraiser. There are also no appraisal rights if the common shares are listed on a national securities exchange (including the NASDAQ National Market) or held of record by more than 2,000 stockholders, except in certain circumstances. Lastly, these dissent rights do not apply if you own shares in the surviving corporation and the merger did not require the vote of the stockholders of the surviving corporation. The DGCL does not provide for an oppression remedy similar to that of the CBCA, although there are a variety of legal and equitable remedies to a corporation's stockholders for improper acts or omissions of a corporation, its officers and directors.

     SHAREHOLDER CONSENT IN LIEU OF A MEETING. In Canada under the CBCA, you may not take any shareholder action without a meeting unless you have a written resolution signed by all the shareholders who would be entitled to vote thereon at a meeting.

     In Delaware under the DGCL, you may take any action that would normally be taken at a meeting of the shareholders if you have a consent in writing signed by a sufficient number of shareholders such that you have the minimum number of votes necessary to approve such action.

     SHAREHOLDER QUORUM. Under the CBCA, unless a corporation's by-laws provide otherwise, a quorum is present at a meeting of the shareholders, irrespective of the number of shareholders actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy. Currently DRI's by-laws only require 2 people representing at least 5% of the outstanding shares be present or represented by proxy in order to have a quorum.

     Under the DGCL, a corporation's articles of incorporation or by-laws may specify the number of shares or the voting power which shall be present, or represented by proxy, in order to constitute a quorum for the transaction of any business at any meeting of the shareholders. However, in no event shall a quorum consist of less than one-third of the shares entitled to vote at the meeting.

     DIRECTOR QUALIFICATIONS. Under the CBCA, at least one-third of your directors must be residents of Canada, plus there are certain other restrictions if the corporation is publicly traded or has only one or two total directors. Delaware does not have comparable requirements.

     INDEMNIFICATION OF DIRECTORS AND OFFICERS. You are allowed to indemnify directors and officers in both Canada and Delaware under the CBCA and DGCL. However, the DGCL also allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action. To do so, the indemnitee must agree to repay the amount advanced if it is later determined that the indemnitee was not entitled to indemnification with regard to such action.

     LIABILITY OF DIRECTORS. In Delaware under the DGCL a corporation's articles of incorporation may include a provision to limit or eliminate the liability of directors for breach of fiduciary duty as a director under certain circumstances. To qualify, this liability must not arise from certain proscribed conduct, including acts or omissions not in good faith or from conduct which (1) involve intentional misconduct or a knowing violation of law, (2) breach of the duty of loyalty, (3) the payment of unlawful dividends, (4) expenditure of funds for unlawful stock purchases, or (5) redemptions or transactions from which such director derived an improper personal benefit. DRI Delaware's articles of incorporation will provide for this type of limitation of liability.

   There are not comparable provisions in Canada under the CBCA.

     ACCESS TO CORPORATE RECORDS. Under the CBCA, you, other shareholders and the creditors of a corporation, their agents or legal representatives as well as the directors under the CBCA may examine free of charge during normal business hours the following: (i) the articles of incorporation, by-laws, unanimous shareholder agreements of DRI, (ii) the minutes and resolutions of shareholders,
(iii) all notices pertaining to the term of office, election of, or change of directors of DRI and (iv) the securities register of DRI. Since DRI is public, any person may examine the aforementioned records for a reasonable fee. All shareholders of DRI may request free of charge a copy of the articles of incorporation, by-laws, unanimous shareholder agreements of that corporation.

     Under the DGCL, any shareholder of a corporation, their agents or legal representatives may make a written demand to examine the records of that corporation. Such a demand to examine the corporation's records must have a proper purpose, be sworn under oath, and directed to that corporation at its principal place of business or its registered office in Delaware. A proper purpose is one that is reasonably related to that shareholder's interest in the corporation as a shareholder. The articles of incorporation of a Delaware corporation may also provide these examination powers to holders of the corporation's debt securities. The proposed articles of incorporation of DRI Delaware will contain such a provision.

CONTROLLING STOCKHOLDER

     DRI is currently 32% owned by TPG. If the sale of additional shares of stock is approved by the shareholders, TPG's holdings will significantly increase to approximately 60% of DRI or DRI Delaware, as the case may be. Accordingly, TPG will be able to determine virtually all matters submitted to shareholders for approval. TPG will be able to control the election of directors and to determine the corporate and management policies of DRI or DRI Delaware, as the case may be.

DILUTION

     If approved by shareholders, as a result of the sale of stock to TPG, your percentage ownership in DRI or DRI Delaware will be significantly diluted. For example, if you own 10% of DRI common shares prior to the sale, you will own approximately 5.9% of DRI or DRI Delaware's common shares immediately after the sale of the additional stock to TPG.

RISKS INHERENT IN AN INVESTMENT IN DRI

   There are certain other risks which are not specifically related to the matters to be voted on at the meeting. However as you are aware, there are a number of risks already associated with your existing investment in DRI. Following is a summary of these risks. You should keep in mind that summary information is by its nature, less precise and detailed. You are encouraged to review our other documents incorporated by reference for a better understanding of the business risks inherent in an investment in DRI.

     VOLATILITY OF OIL AND NATURAL GAS PRICES; FULL COST POOL WRITEDOWNS. Our business is highly dependent on the prices that we receive for our products, oil and natural gas. Between the first nine months of 1997 and 1998, our net oil prices declined 39% and our net natural gas prices declined 7%. As a result, our cash flow and results of operations have been significantly reduced. Further, we had a non-cash $165 million full cost pool writedown as of June 30, 1998 and expect that we will have an additional writedown at December 31, 1998 based on the current oil price levels. This could significantly reduce our shareholders' equity and may cause us to default on one of our bank covenants that pertains to our net worth, the waiver of which cannot be assured.

     SUBSTANTIAL CAPITAL REQUIREMENTS AND NEED TO REPLACE RESERVES. Our assets are a depleting resource. We have a constant need for additional capital to develop, maintain and acquire additional properties. Our future success depends on our ability to perform these activities and our ability to find additional oil and natural gas reserves that are recoverable on an economic basis. Our growth could be limited or eliminated and there could even be a reduction of our assets without successful efforts in such activities or without the capital necessary to pursue them.

     UNCERTAINTY OF OIL AND NATURAL GAS RESERVE ESTIMATES. Our proved oil and natural gas reserves disclosed in this document are estimated by independent petroleum engineers. However, there are numerous uncertainties inherent in estimating these reserves and the estimates are based on several assumptions, all of which are somewhat speculative. The actual future production and cash flow from these reserves could vary substantially from these estimates. Our reserve quantities and values are also significantly affected by oil prices. By mid December, 1998, oil prices had dropped approximately $7.00 per Bbl and natural gas prices had dropped approximately $0.50 per Mcf from the prior year-end levels. When reserves are reviewed at year-end 1998 these drops in price will have an effect on the reserve quantities and PV10 Value, although it is not possible to quantify this decrease until the December 31, 1998 reserve report, expected in February 1999, is completed.

     ACQUISITION RISKS. A significant part of our growth has been attributable to acquisitions of producing properties. If the sale of shares to TPG is approved, DRI expects to pursue acquisitions with the proceeds from such sale. For an acquisition to be successful, it requires an assessment of the recoverable reserves, exploration potential, future product prices, operating costs, potential environment and other liabilities and other factors beyond our control. Although we attempt to analyze and evaluate these factors, we cannot be sure that our acquisitions will perform as anticipated and will be profitable for us.

     DRILLING AND OPERATING RISKS. Drilling activities are by their nature subject to many risks, including the potential that no commercially productive reserves will be discovered. There are also risks incident to the drilling and other day-to-day operations of DRI which include the possibility of encountering unexpected formations or pressures, blow-outs, environmental contamination, fires, personal injuries, pollution, fines and penalties and other items.

     EFFECTS OF LEVERAGE AND RESTRICTIVE DEBT COVENANTS. Our debt is at one of the highest levels in our history when you compare the total debt to our cash flow from operations. As of December 15, 1998, we had total debt of $225 million plus an additional $30 million available for future borrowings under our bank credit facility. These high debt levels can have an impact on our future ability to obtain capital and may require a substantial portion of our cash flow to be used just for debt service. If we were to default on our debt covenants, it could have a material adverse effect on us. Our ability to meet our obligations in the future is dependent on our future performance and prevailing economic conditions and other factors, some of which are beyond our control.

     DEPENDENCE ON KEY PERSONNEL. We are dependent upon the services of our Chief Executive Officer and President, Gareth Roberts, other senior management and our Board of Directors. The loss of the services of any of such key personnel could have a material adverse effect on us. DRI does not have any employment agreements and does not maintain any key man life insurance policies.

     GOVERNMENTAL AND ENVIRONMENTAL REGULATION. Our operations are affected by extensive regulation under various federal, state and local laws and regulations relating to the exploration for and development, production, gathering and marketing of oil and natural gas and the release of materials into the environment. No assurance can be given that existing environmental laws or regulations, as currently interpreted or reinterpreted in the future, or future laws or regulations will not materially adversely affect our results of operations and financial condition or that material indemnity claims will not arise against us with respect to properties we have acquired or may acquire in the future.

     COMPETITION. The natural gas and oil industry is highly competitive. We compete in the development, production and marketing of oil and natural gas with major oil companies, other independent oil and natural gas concerns, and individual producers and operators. Many of these competitors have substantially greater financial and other resources than we have.

     SHARES ELIGIBLE FOR FUTURE SALE. We have granted registration rights to TPG historically and will modify and extend these rights if the proposed sale of stock to TPG is approved and consummated. The sale, or availability for sale, of a substantial number of common shares could adversely affect the market price of our common shares and could impair our ability to raise additional capital in the future.

                                   THE MEETING

GENERAL

     This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors and management of DRI of proxies for use at DRI's special meeting of shareholders to be held on _________, February __, 1999 at The Petroleum Club, Viking Room, 319 Fifth Avenue S.W., Calgary, Alberta at 10:00 a.m. (Calgary time), or any adjournments thereof. Proxies will be solicited primarily by mail and may also be solicited by the directors or officers of DRI. The cost of such solicitation will be borne by DRI.

     THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED (1) THE MOVE OF THE CORPORATE DOMICILE TO DELAWARE, (2) THE SALE OF 18,552,876 COMMON SHARES TO DRI'S LARGEST SHAREHOLDER, TPG, FOR $100 MILLION, (3) THE INCREASE IN THE NUMBER OF COMMON SHARES THAT MAY BE ISSUED UNDER THE EMPLOYEE STOCK PURCHASE PLAN, AND
(4) THE INCREASE IN THE NUMBER OF COMMON SHARES RESERVED FOR ISSUANCE UNDER THE STOCK OPTION PLAN. THEY RECOMMEND THAT YOU VOTE FOR SUCH PROPOSALS.

VOTING RIGHTS

     The Board of Directors of DRI has set January __, 1999 as the Record Date for the determination of shareholders of DRI entitled to notice and to vote at the special meeting. At December 1, 1998, DRI had outstanding 26,801,680 common shares, which carries one vote per share. Only holders of such common shares of record as of January __, 1999 or transferees of such shares who produce, prior to February __, 1999, proper evidence of ownership of such shares will be entitled to vote at the meeting.

     So far as the directors and officers of DRI are aware, the only person or company beneficially owning, directly or indirectly, or exercising control or direction over shares carrying more than 10% of the voting rights attached to all outstanding shares of DRI is TPG, which beneficially own 8,721,438 common shares, approximately 32% of all voting rights outstanding, both as of December 1, 1998.

     The move of the corporate domicile must be approved by at least 66 2/3% of the votes cast by DRI common shareholders present in person or represented by proxy at the meeting. In the event that the shareholders do not approve the continuance, DRI will continue to be a corporation governed by the CBCA. The Board of Directors has not considered any alternative action if the continuance is not approved.

     The proposal to sell common shares to TPG requires the affirmative vote of more than 50% of the votes cast by DRI common shareholders present in person or represented by proxy at the meeting, provided that the total vote cast on this proposal represents over 50% in interest of all common shares entitled to vote on this proposal. TPG's shares may be included in order to reach a 50% participation level, but a majority of the voting shareholders excluding TPG and its affiliates must approve the proposed sale of stock in order to be adopted.

     The proposals to authorize additional common shares for issuance under the Employee Stock Purchase Plan and reserve additional shares for issuance under the Stock Option Plan require the affirmative vote of 50% of the votes cast by DRI common shareholders present in person or represented by proxy at the meeting.

     Each shareholder may vote in person or by proxy. A person acting as a proxy need not be a shareholder of DRI.

SOLICITATION AND REVOCATION OF PROXIES

     Proxies will be solicited primarily by mail and may also be solicited by the directors or officers of DRI at nominal cost. The cost of such solicitation will be borne by DRI.

     All shares represented at the meeting by properly executed proxies will be voted (including the voting on any ballot) in accordance with the instructions specified in the proxy card. In the absence of any such specification, the management designees, if named in the proxy card, will vote in favor of the matters set out therein. The management designees named in the enclosed proxy card are directors and officers of DRI and have indicated their willingness to represent as proxy the shareholder who appoints them.

     The enclosed proxy card, where properly signed, confers discretionary authority upon the persons named therein with respect to amendments or variations of matters identified in the Notice of Meeting and any other matters which may properly be brought before the meeting. As of the date hereof, the management of DRI is not aware that any such amendments to, variations of or other matters are to be presented for action at the meeting. However, if any other matters which are not now known to the management should properly come before the meeting, then the proxies named on the proxy card intend to vote in accordance with the judgment of the management of DRI.

     The proxy card, to be valid, must be signed by the shareholder or by the shareholder's attorney duly authorized in writing.

     In addition to revocation in any manner permitted by law, a proxy may be revoked by an instrument in writing signed by the shareholder or by his attorney duly authorized in writing, and received by the Secretary of Denbury c/o CIBC Mellon Trust Company, Corporate Trust Department, 600 Dome Tower, 333 - 7th Avenue S.W., Calgary, Alberta T2P 2Z1, not less than forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before the time set for the meeting or any adjournment thereof.

     A SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT FOR HIM ON HIS BEHALF AT THE MEETING OTHER THAN THE PERSONS DESIGNATED IN THE ENCLOSED FORM OF PROXY, WHO ARE OFFICERS OR DIRECTORS OF DRI. Such right may be exercised by striking out the names of the persons designated on the enclosed proxy card and by inserting in the blank space provided for that purpose the name of the desired person or by completing another proper form of proxy and, in either case, delivering the completed and executed proxy to DRI on or before January __, 1999. A shareholder who has given a proxy may revoke it at any time prior to its use either (i) notifying the Corporate Secretary, (ii) voting in person at the meeting, or (iii) returning a later-dated proxy on or before January __, 1999.

     PROPERLY EXECUTED PROXIES WITHOUT INSTRUCTIONS ON HOW TO VOTE ON ANY OF THE PROPOSALS IN ANY PARTICULAR MATTER SPECIFIED WILL BE VOTED "FOR" THE APPROVAL OF SUCH PROPOSALS.

                      MOVING THE CORPORATE DOMICILE OF DRI

THE CONTINUANCE

     Through a continuance, DRI intends to change its domicile from Canada to the United States by means of domestication in the State of Delaware, a process available to non-United States corporations under Section 388 of the DGCL. Simultaneously with the domestication, DRI will apply for a certificate of discontinuance under Section 188(7) of the CBCA.

     The first proposal to be voted on at the meeting relating to the continuance actually authorizes the following: (i) continue DRI as DRI Delaware under the DGCL and simultaneously discontinue DRI's existence in Canada under the CBCA; (ii) approve the certificate of incorporation, which will be filed with the Secretary of State of the State of Delaware along with a certificate of domestication, which are attached as Exhibits "D" and "C" hereto respectively;
(iii) authorize DRI to apply to the Director under the CBCA for the CBCA Authorization, file the CBCA Authorization and the Delaware filings with the Secretary of State of the State of Delaware and a notice of the Delaware filings with the Director under the CBCA; and (iv) approve the merger of DRI and DMI immediately following the continuance.

     PROCEDURES UNDER THE DGCL. Unlike in the case of a move of domicile via an interstate migratory merger (as is common practice for domiciliary changes by corporations between states within the United States), the continuance does not involve the merger of two separate corporations. In an interstate migratory merger within the United States, a shell corporation is typically created in the state of intended domicile prior to the merger; and, at the effective time of such merger, the migrating corporation is merged into the shell corporation, with only the shell corporation surviving. In the case of a continuance and domestication, on the other hand, no corporate entity will exist under the DGCL prior to the effective date of the continuance. Consequently, there is no "surviving corporation" and "target corporation" as in a typical merger. Rather, the corporate entity domiciled in the non-United States jurisdiction consents to the jurisdiction of Delaware by filing a certificate of incorporation that complies with the provisions of the DGCL applicable to domestic Delaware corporations and an additional document, a certificate of domestication, which states (i) the date on which and jurisdiction where the corporation originally came into being, (ii) the name of the corporation prior to the filing of the certificate of domestication, (iii) the name of the corporation as set forth in its new certificate of incorporation under the DGCL and (iv) the jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the corporation, or any other equivalent thereto under applicable law, immediately prior to the filing of the certificate of incorporation. Upon filing the new certificate of incorporation and the certificate of domestication, a corporation becomes subject to the jurisdiction of Delaware and the DGCL, but retains the original incorporation date from its previous domicile as the incorporation date for purposes of the DGCL. In addition, Section 388 of the DGCL provides explicitly that the domestication shall not be deemed to affect any obligations or liabilities of the corporation incurred prior to its domestication.

     PROCEDURES UNDER THE CBCA. Simultaneously with the domestication in Delaware, the migrating corporation must terminate its existence under the laws of its then current jurisdiction. Under Section 188 of the CBCA, a corporation may apply to the appropriate official or public body of another jurisdiction requesting that the corporation be continued as if it had been incorporated under the laws of that other jurisdiction. Such an application for continuance requires (i) approval by a special resolution requiring approval of 66 2/3% of shareholders and (ii) satisfaction of the Director of the CBCA that the proposed continuance will not adversely affect creditors or shareholders of the corporation. Furthermore, a corporation shall not be continued as a body corporate under the laws of another jurisdiction unless the laws of the jurisdiction where continuance is sought provide in effect that following continuance (a) the property of the corporation continues to be the property of the body corporate; (b) the body corporate continues to be liable for the obligations of the corporation; (c) an existing cause of action, claim or liability to prosecution is unaffected; (d) a civil, criminal or administrative action or proceeding pending by or against the corporation may be continued to be prosecuted by or against the body corporate; and (e) a conviction against the corporation may be enforced against the body corporate or a ruling, order or judgment in favor of or against the corporation may be enforced by or against the body corporate. The directors of the corporation may postpone or abandon the continuance, following approval by the shareholders without seeking shareholder consent to such a postponement or abandonment.

     CONTINUATION BY THE COMPANY AS DRI DELAWARE. If the proposed continuance is approved by shareholders and the Board of Directors decide not to postpone or abandon the move of domicile and the Director of the CBCA has issued a letter of satisfaction for submission to the Delaware authorities under the DGCL, DRI will file a certificate of incorporation and a certificate of domestication under the DGCL. Once the Delaware Filings have been filed in Delaware and DRI has continued in Delaware, the Director of the CBCA will issue a Certificate of Discontinuance and the CBCA will cease to apply to DRI.

THE MERGER

     Essentially at the same time as the move of the corporate domicile of DRI into Delaware, at which point DRI becomes DRI Delaware, its wholly owned subsidiary, DMI, will be merged into DRI

Delaware. DRI Delaware will be the surviving entity. Shareholder approval of the merger is not required under Delaware law because DMI will be the wholly owned subsidiary of DRI Delaware. The merger will not take place if the continuance of DRI is not consummated. No additional issuance of stock will take place as a result of the merger.

EFFECTS OF THE MOVE OF CORPORATE DOMICILE AND MERGER

     APPLICABLE LAW. As of the effective date of the continuance, the legal domicile of DRI will be Delaware and DRI, as DRI Delaware, will no longer be subject to the corporate governance provisions of the CBCA. All matters of corporate governance of DRI Delaware will be determined under the DGCL. DRI Delaware will retain the original incorporation date of DRI in Canada as DRI Delaware's date of incorporation for purposes of the DGCL. As of the effective date of the merger, DMI will become a part of DRI Delaware and be subject to the DGCL rather than Texas law.

     ASSETS, LIABILITIES, OBLIGATIONS, ETC. By operation of law under the DGCL, as of the effective date of the continuance, all of the assets, property, rights, liabilities and obligations of DRI immediately prior to the continuance will continue to be the assets, property, rights, liabilities and obligations of DRI Delaware. The CBCA ceases to apply to DRI on the date shown on the Certificate of Discontinuance to be issued by the Director under the CBCA. On the effective date of the continuance, the property of DRI will continue to be the property of DRI Delaware; DRI Delaware will continue to be liable for the obligations of DRI; an existing cause of action, claim or liability to prosecution against DRI will be unaffected; a civil, criminal or administrative action or proceeding pending by or against DRI may be continued to be prosecuted by or against DRI Delaware; a conviction against DRI may be enforced against DRI Delaware or a ruling, order or judgment in favor of or against DRI may be enforced by or against DRI Delaware.

     By operation of law under the DGCL, as of the effective date of the merger, all of the assets, property, rights, liabilities and obligations of DMI immediately prior to the merger will become the assets, property, rights, liabilities and obligations of DRI Delaware. DRI Delaware will be liable for the obligations of DMI; an existing cause of action, claim or liability to prosecution against DRI Delaware will be unaffected; a civil, criminal or administrative action or proceeding pending by or against DMI may be continued to be prosecuted by or against DRI Delaware; a conviction against DMI may be enforced against DRI Delaware or a ruling, order or judgment in favor of or against DMI may be enforced by or against DRI Delaware. After the merger, DRI will also be directly liable for the DMI 9% Senior Subordinated Notes due 2008 and will assume all the obligations relating these notes. In summary, as a result of the merger DRI Delaware will expressly assume all rights and obligations of DMI.

     CAPITAL STOCK. On the effective date of the merger which is scheduled to occur immediately after the continuance, holders of common shares of DRI will receive one share of DRI Delaware Common Stock for each common share of DRI held immediately prior to the effective date. The existing share certificates representing shares of DRI's stock will not be canceled. Holders of options to purchase DRI's common shares on the effective date of the continuance will continue to hold options to purchase an identical number of shares of DRI Delaware Common Stock on substantially the same terms. Similarly, holders of warrants to purchase DRI's common shares will continue to hold warrants to purchase an identical number of shares of DRI Delaware Common Stock on substantially the same terms. The common stock of DMI will be canceled in the merger.

     The principal attributes of DRI's common shares and the Denbury Delaware Common Stock will be identical, other than differences in shareholders' rights under the CBCA and DGCL. See "Moving the Corporate Domicile of DRI-Comparison of Shareholders' Rights" and "Description of Capital Stock."

     BUSINESS AND OPERATIONS. The continuance, if approved, will effect a change in the legal domicile of DRI as of the effective date thereof, but DRI will not change its business or operations after the effective date of the continuance as DRI Delaware. The merger will combine the present holding company and its operating subsidiary, but will have no effect on the business or operations of either entity.

     DIRECTORS AND OFFICERS. The directors and officers of DRI Delaware immediately following the continuance will be identical to the current directors and officers of DRI. See "Management of the Company." As of the effective date of the continuance, the election, duties, resignation and removal of DRI directors and officers shall be governed by the DGCL, the Certificate of Incorporation and the Bylaws of DRI Delaware. As part of the merger, DRI anticipates that any officers of DMI that are not presently officers of DRI will be elected as officers of DRI in the same capacity.

     STOCK EXCHANGE LISTINGS. DRI's common shares are currently listed and traded on the New York Stock Exchange and The Toronto Stock Exchange under the symbol "DNR." DRI anticipates that it will maintain both listings as DRI Delaware following the continuance and merger.

     SECURITIES REGULATION. DRI also anticipates that it will continue to be a "reporting issuer" in each Province of Canada immediately following the continuance.

BACKGROUND TO AND PRINCIPAL REASONS FOR THE MOVE OF CORPORATE DOMICILE AND
MERGER

     The Board of Directors believes that it is desirable for DRI to continue its corporate existence under the laws of the State of Delaware for the following reasons:

     REDUCING TAX COSTS OF CERTAIN TRANSACTIONS. There is an incremental cost to DRI to issue certain types of securities such as convertible debt and preferred stock in its current structure because of a withholding tax on any interest and dividend payments that go between the United States and Canada. Since all of the assets and operations of DRI are conducted through DMI, any funding of dividend or interest payments for convertibles or preferred stock, results in the regular transfer of funds between DMI and DRI. For the same reason, even though DRI does not currently intend to do so, there would be a withholding tax on any dividends declared and paid on the common shares. This incremental tax cost reduces our flexibility with regards to our capital structure. These costs would be eliminated after DRI moves to Delaware.

     IMPROVING MARKET ACCESS. DRI would like to be able to issue its common shares or other securities in exchange for oil and natural gas properties or for ownership in another company. Since DRI is a Canadian company, some United States companies are hesitant about doing this type of transaction due to the potential tax complications both currently and prospectively. Furthermore, our primary sources of capital in recent years have been in the United States. DRI believes that more opportunities and capital would be available to it if DRI was a United States corporation.

     LESS RESTRICTIVE GOVERNING LAW. The CBCA requires that at least 1/3 of DRI's directors be Canadian residents. DRI has been able to attract qualified Canadian residents to serve on its Board, but this requirement does reduce DRI's flexibility with regard to its selection of directors. The DGCL does not impose any such requirement, and thus the continuance will provide greater flexibility to DRI in the future with respect to the composition of its Board of Directors.

     Furthermore, since over 50% of DRI's stock is held by United States residents and DRI is listed on the New York Stock Exchange, it must abide by most United States securities and stock exchange requirements, as though it were a United States company. The high United States ownership also prevents it from receiving the benefits of the North American Free Trade Act ("NAFTA") which reduces certain administrative burdens of Canadian companies doing business in the United States. It must also abide by the respective Canadian and stock exchange requirements as it is a Canadian corporation. Occasionally, the combination of these regulations and the inability to utilize the reduced requirements of NAFTA make it unusually restrictive for DRI to conduct its business. DRI also expects to realize some minor savings in administrative time and expense by a move of its corporate domicile to the United States.

     BETTER COMPARISON WITH PEERS. Since all of DRI's business is conducted in the United States, the market generally compares DRI to similar-sized United States companies. Although the United States and Canadian accounting rules are similar, they are not quite the same. Occasionally, this results in different accounting treatment for DRI, making it confusing for investors. This confusion would be eliminated after DRI became a Delaware corporation as DRI would report using United States GAAP. In addition, there are also certain benefits under United States GAAP with regard to the current accounting rules regarding mergers which may be beneficial in certain circumstances.

     INCREASINGLY LIMITED CONTACT WITH CANADA. While DRI's operations at one time were located in, or closely associated with Alberta, since 1993 when DRI focused entirely upon the oil and gas business in the United States, its connections with Canada have continually been reduced. Currently, DRI has no business operations in Canada, all its employees are located in the United States, and, as of December 1, 1998, more than 75% of its outstanding common shares were held by shareholders of record who are Canadian non-residents. Prior to 1995, DRI's common shares were only traded on The Toronto Stock Exchange. At the start of 1995, they were admitted to trading on the NASDAQ National Market and moved to the New York Stock Exchange in May 1997. A majority of DRI's recent equity and debt offerings have been funded by non-Canadian entities or individuals.

     SELECTION OF STATE OF DELAWARE. For many years, Delaware has followed a policy of encouraging incorporation in that state and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws which are periodically updated and revised to meet changing business needs. As a result of this deliberate policy to provide a hospitable climate for corporate development, many major corporations have initially chosen Delaware for their domicile, or have subsequently reincorporated in, continued into or domesticated in Delaware. In addition, the Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing the DGCL and establishing specific legal principles and policies with respect to Delaware corporations. Not only has this served to provide greater legal predictability with respect to the corporate legal affairs of Delaware corporations, but it has also given Delaware an important role in respect of the corporate laws of the United States generally inasmuch as many of its principles and policies have been adopted by, and become important precedents for the laws of, other states. It is anticipated that Delaware corporate law will continue its leadership position in respect of the development of corporate law in the United States, and that the Delaware legislature will continue to endeavor to ensure that the DGCL itself remains as up to date and as flexible as possible.

     THE BOARD OF DIRECTORS OF DRI HAS UNANIMOUSLY APPROVED THE CONTINUANCE OUT OF CANADA AND DOMESTICATION OF DRI UNDER THE PROVISIONS OF THE CBCA AND DGCL, RESPECTIVELY, AND RECOMMEND THAT SHAREHOLDERS VOTE FOR THIS PROPOSAL.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MOVE OF CORPORATE DOMICILE AND MERGER

     In the opinion of Burnet, Duckworth & Palmer, Canadian counsel to DRI, the following are the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the "Canadian Tax Act") with respect to the continuance generally applicable to DRI and to shareholders of DRI who, for purposes of the Canadian Tax Act, hold their shares of DRI common shares and will hold their DRI Delaware Common Stock as capital property and who deal at arm's length with DRI. This opinion does not apply to a shareholder who is or will be a foreign affiliate of any person resident in Canada, or to whom DRI will be a foreign affiliate following continuation within the meaning of the Canadian Tax Act. Lastly this summary is not applicable to a corporation which is a "specified financial institution" or to whom the mark-to-market provisions of the Canadian Tax Act otherwise apply.

     Shares will generally be considered to be capital property to a shareholder unless such shares are held in the course of carrying on a business or are acquired in a transaction considered to be an adventure in the nature of trade. Shareholders should consult their own tax advisors regarding whether, as a matter of fact, they hold their shares of DRI common shares as capital property and will hold their DRI Delaware Common Stock as capital property for the purposes of the Canadian Tax Act. Shareholders who are resident in Canada and whose shares of DRI common shares or DRI Delaware Common Stock might not otherwise qualify as capital property may be entitled to obtain this qualification by making an irrevocable election provided by Subsection 39(4) of the Canadian Tax Act prior to the continuance. Shareholders who do not hold their shares as capital property should consult their own tax advisors regarding their particular circumstances.

     This summary is based on the current provisions of the Canadian Tax Act, the regulations thereunder, the Canada-United States Income Tax Convention, 1980, as amended (the "Tax Treaty"), and counsel's understanding of the current administrative practices published by Revenue Canada, Customs, Excise and Taxation ("Revenue Canada"). This summary takes into account specific proposals to amend the Canadian Tax Act and regulations publicly announced by the Minister of Finance prior to the date hereof (the "Tax Proposals"), and assumes that all Tax Proposals will be enacted in their present form. However, no assurances can be given that the Tax Proposals will be enacted in the form presented, or at all. Except for the foregoing, this summary does not take into account or anticipate any changes in the law, whether by judicial, administrative or legislative action or decision, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ from the Canadian federal income tax considerations described herein. No advance income tax ruling has been obtained from Revenue Canada to confirm the tax consequences of any of the transactions described herein.


     These opinions expressed herein are based on the assumptions that:

     (a) the DRI common shares continue to be listed on a stock exchange which is prescribed for the purposes of the Tax Act; and

     (b) the DRI common shares and the DRI Delaware Common Stock may not reasonably be considered to derive their value, directly or indirectly, primarily from portfolio investment in shares, debt, commodities or any other similar properties.

     This summary does not discuss all aspects of Canadian federal income taxation that may be relevant to a particular shareholder. Shareholders should consult their own tax advisors with respect to the tax consequences of the transactions described herein in their particular circumstances.

     TAXATION OF DRI. Upon the continuance, DRI will be deemed to have disposed of all of its property for proceeds of disposition equal to the fair market value thereof immediately prior to the continuance. DRI will be subject to tax under the Canadian Tax Act on any income and net taxable capital gains arising thereby. DRI will also be subject to an additional tax at the rate of five percent on the amount by which the fair market value of DRI's assets, net of liabilities, exceeds the paid-up capital of DRI's issued and outstanding shares, except that if one of the main reasons for DRI changing its residence to the United States was to reduce the amount of such additional tax or Canadian withholding tax, the rate of such tax would be 25 percent. DRI will not be resident in Canada after the continuance for the purposes of the Canadian Tax Act. The management of DRI, in consultation with certain of its advisors, has reviewed DRI's assets, liabilities and paid-up capital and has advised counsel that no Canadian federal taxes should be due and payable by DRI under the Canadian Tax Act as a result of the continuance. Based upon certain representations of fact which have been made by DRI, (which representations are set forth below), counsel is of the opinion that no Canadian tax liability will arise as a result of the continuance. The representations of DRI upon which this opinion is based are as follows:

        (a) the fair market value of DRI's assets is less than the aggregate value of the paid-up capital of all of DRI's issued and outstanding shares and all of the liabilities of DRI; and

        (b) the deemed disposition of all of DRI's assets at fair market value upon the continuance will not create income in excess of the Canadian tax deductions which are available to DRI.

     DRI's representations are based in the trading value of DRI's securities and the price at which securities are to be issued to TPG and certain other factual matters, and counsel can express no opinion on such matters of factual determination, and facts underlying DRI's assumptions and conclusions may also change prior to the effective date of the continuance. DRI has not applied to Canadian federal tax authorities for a ruling as to the amount of federal taxes payable by DRI under the Canadian Tax Act as a result of the continuance and does not intend to apply for such a ruling given the factual nature of the determinations involved. There can be no assurance that the Canadian federal tax authorities will accept the valuations or the positions that DRI has adopted with respect to the Canadian federal tax treatment of such amounts. Accordingly, there can be no assurance that the Canadian federal tax authorities will conclude after the effective date of the continuance that no Canadian federal taxes are due under the Canadian Tax Act as a result of the continuance or that the amount of Canadian federal taxes claimed or found to be due will not be significant.

     TAXATION OF SHAREHOLDERS RESIDENT IN CANADA. The following portion of the opinion applies to shareholders of DRI who are resident in Canada for the purposes of the Canadian Tax Act.

     Shareholders of DRI will not be considered to have disposed of their shares of DRI common shares or to have realized a taxable capital gain or loss by reason only of the continuance. The continuance will also have no effect on the adjusted cost base to shareholders of their shares of DRI common shares.

     Following the continuance, dividends received by a shareholder on shares of DRI Delaware Common Stock will be included in computing income and will generally not be deductible in computing taxable income of a shareholder that is a corporation, and, in the case of a shareholder who is an individual, such dividends will not receive the gross-up and dividend tax credit treatment generally applicable to dividends on shares of taxable Canadian corporations.

     Also, following the continuance, shares of the DRI Delaware Common Stock will be a qualified investment for trusts governed by deferred profit sharing plans, registered retirement saving plans and registered income funds (collectively, "Deferred Income Plans"), provided such shares remain listed on a prescribed stock exchange. SUCH SHARES WILL BE FOREIGN PROPERTY AFTER THE EFFECTIVE DATE OF THE CONTINUANCE, AND ACCORDINGLY, THE HOLDING OF SUCH SHARES BY DEFERRED INCOME PLANS OR BY CERTAIN OTHER TAX-EXEMPT ENTITIES INCLUDING REGISTERED INVESTMENTS AND REGISTERED PENSION PLANS MAY SUBJECT SUCH HOLDERS TO PENALTY TAXES UNDER THE CANADIAN TAX ACT. HOWEVER, PERSONS HOLDING SHARES OF DRI AT THE TIME OF THE CONTINUANCE MAY BE ENTITLED TO AVAIL THEMSELVES OF A PROVISION OF THE CANADIAN TAX ACT TO ELIMINATE SUCH PENALTY TAX FOR UP TO 24 MONTHS FOLLOWING THE CONTINUANCE. THIS IS INTENDED TO PERMIT DEFERRED INCOME PLANS AND OTHER TAX EXEMPT PERSONS TO EITHER DISPOSE OF THEIR SHARES ON A ORDERLY BASIS, OR TO RE-BALANCE THEIR PORTFOLIOS TO FALL WITHIN THE LIMITS PLACED IN OWNERSHIP OF "FOREIGN PROPERTY". SUCH HOLDERS ARE URGED TO CONTACT THEIR OWN TAX ADVISORS TO DETERMINE THE POTENTIAL APPLICABILITY OF SUCH PENALTY TAXES TO THEM.

     TAXATION OF DISSENTING SHAREHOLDERS. Pursuant to the administrative practices of Revenue Canada, the amount paid to a dissenting shareholder should be treated as proceeds of his or her DRI common shares. Accordingly, the dissenting shareholder would recognize a capital gain (or a capital loss) to the extent that the amount received, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of such holder's DRI common shares. If a holder is a corporation, any capital loss arising on the disposition of DRI common shares may in certain circumstances be reduced by the amount of any dividends which have been received on such share. Analogous rules apply to a partnership or trust of which a corporation is a member or beneficiary. A shareholder will be required to include three-quarters of any capital gain (a "taxable capital gain") in computing his or her income for purposes of the Canadian Tax Act and will be entitled to deduct three-quarters of any capital loss only against taxable capital gains in accordance with the detailed provisions of the Canadian Tax Act in that regard.

     TAXATION OF SHAREHOLDERS NOT RESIDENT IN CANADA. The following portion of this summary applies to shareholders who, for purposes of the Canadian Tax Act:
(i) are not resident or deemed to be resident in Canada at any time when they held or hold DRI common shares; (ii) do not use or hold and are not deemed to use or hold their DRI common shares in the course of carrying on a business in Canada; or (iii) in the case of shareholders who carry on an insurance business in Canada and elsewhere, establish that the DRI common shares are "designated insurance property".

     Shareholders will not be considered to have disposed of their DRI common shares or to have realized a taxable capital gain or loss by reason only of the continuance. The continuance will also have no effect on the adjusted cost base to shareholders of their DRI common shares. After the effective date of the continuance, dividends received by a shareholder on DRI Delaware Common Stock will not be subject to Canadian withholding tax.

     Provided that a DRI common share is not "taxable Canadian property" to a shareholder at the time of disposition of such share, such shareholder will not be subject to Canadian tax on any capital gain arising by reason of the disposition of such DRI common share. After the effective date of the continuance, based on the present activities of DRI, DRI Delaware Common Stock will not generally be taxable Canadian property to a shareholder at any particular time.

     Pursuant to the administrative practices of Revenue Canada, the amount paid to a dissenting shareholder should be treated as proceeds of disposition of his or her DRI common shares. Provided that such shares are not taxable Canadian property for the purposes of the Canadian Tax Act, such proceeds of disposition will not be subject to Canadian tax. Such shareholder should consult his or her own tax advisors in this regard.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO SHAREHOLDERS OF THE MOVE OF CORPORATE DOMICILE AND MERGER

     In the opinion of Jenkens & Gilchrist, a Professional Corporation, special United States federal income tax counsel to DRI ("U.S. Special Tax Counsel"), the following are the material United States federal income tax considerations arising from and relating to the continuance that are generally applicable to shareholders of DRI that are United States citizens or residents, domestic corporations, domestic partnerships, estates subject to United States federal income tax on their income regardless of source, and trusts, but only if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States fiduciaries have the authority to control all the substantial decisions of the trust ("U.S. Shareholders") and to certain shareholders of DRI that are not U.S. Shareholders ("non-U.S. Shareholders"). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular U.S. Shareholder (including, without limitation, U.S. Shareholders who directly or constructively own ten percent or more, by vote or value, of the stock of DRI, and the potential application of the alternative minimum tax), to a particular non-U.S. Shareholder, or to certain types of investors subject to special treatment under the United States federal income tax laws (for example, banks, life insurance companies, tax-exempt organizations, broker-dealers or holders who received DRI common stock as compensation). This discussion does not address any aspect of state, local or foreign laws.

     This discussion is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, IRS rulings and pronouncements, reports of congressional committees, judicial decisions and current administrative rulings and practice, all as in effect on the date hereof and which are subject to change. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No advance ruling from the IRS with respect to the matters discussed herein has been requested. Accordingly, it is possible that the United States federal income tax consequences of the continuance may differ from those described below.

     The following does not address all aspects of federal income taxation that may be relevant to a particular shareholder in light of such holder's particular circumstances and income tax situation. Shareholders are urged to consult their own tax advisors as to the particular tax consequences to them of the transactions described herein including the application of state, local and foreign tax laws; possible future changes in federal tax laws; and any pending or proposed legislation.

     TAXATION OF U.S. SHAREHOLDERS. The following discussion is limited to U.S. Shareholders (i) who hold DRI common shares and/or will hold DRI Delaware Common Stock (as defined below) as "capital assets" within the meaning of Section 1221 of the Code, (ii) whose ownership, receipt or disposition of DRI common shares and/or DRI Delaware Common Stock is not attributable to a permanent establishment in a country other than the United States for purposes of an income tax treaty to which the United States is a party, and (iii) who are not residents of a country other than the United States for purposes of an income tax treaty to which the United States is a party. U.S. Shareholders who do not meet one or more of the foregoing criteria are urged to consult their tax advisors regarding their particular United States federal income tax consequences.

     THE CONTINUANCE. For United States federal income tax purposes, the continuance should result in a constructive exchange by DRI shareholders of their DRI common shares for stock in a new United States corporation ("DRI Delaware Common Stock") and should qualify as a "reorganization within the meaning of Section 368(a) of the Code. This conclusion is based on certain factual assumptions and reliance on representations from DRI.

     With respect to a U.S. Shareholder, other than a Section 1248 Shareholder (as defined below), based on the foregoing conclusion that the continuance should qualify as a reorganization, the following will be the material United States federal income tax consequences:

          (1) The U.S. Shareholder will not recognize gain or loss on the constructive exchange of DRI common shares solely for DRI Delaware Common Stock;

          (2) The tax basis of the DRI Delaware Common Stock constructively received will be the same as the basis of the DRI common shares constructively surrendered in exchange therefore;

          (3) The holding period for the shares of the DRI Delaware Common Stock will include the holding period of the DRI common shares constructively surrendered in exchange therefor; and

          (4) Any U.S. Shareholder who exercises his rights under Alberta law to dissent from the continuance should be treated as if his DRI common shares was redeemed for cash and should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. Shareholder's basis in the DRI common shares surrendered therefor. Special rules may apply to dissenting DRI shareholders that actually or constructively (pursuant to Section 318 of the Code) own shares of DRI as to which dissenter's rights are not being exercised.

     A Section 1248 Shareholder is defined as U.S. Shareholder of DRI who actually or constructively owns (or has actually or constructively owned at any time in the five year period immediately preceding the continuance) 10 percent or more of the voting stock of DRI.

     NOTICE REQUIREMENT. Any U.S. Shareholder who receives DRI Delaware Common Stock in exchange for DRI common shares and takes the position that such exchange is eligible for nonrecognition treatment is required to file a notice with the IRS on or before the last day for filing a United States federal income tax return (taking into account any extensions of time therefor) for the U.S. Shareholder's taxable year in which the continuance occurs. The notice must contain certain information specifically enumerated in Section 7.367(b)-1 of the United States treasury regulations, and U.S. Shareholders are advised to consult their tax advisors for assistance in preparing such notice. If a U.S. Shareholder required to give notice as described above fails to give such notice, and if the U.S. Shareholder further fails to establish reasonable cause for the failure, then the IRS will be required to determine, based on all the facts and circumstances, whether the conversion of DRI common shares into DRI Delaware Common Stock is eligible for nonrecognition treatment. In making the determination, the IRS may conclude (i) that the conversion is eligible for nonrecognition treatment, despite such noncompliance, (ii) that the conversion is eligible for nonrecognition treatment, provided that certain other conditions imposed by the United States treasury regulations are satisfied, or (iii) that the conversion is not eligible for nonrecognition treatment and that any gain recognized will be taken into account for purposes of increasing the tax basis of the DRI Delaware Common Stock received pursuant to the continuance. Nevertheless, the failure of any one U.S. Shareholder to satisfy the foregoing notice requirements should not bar other U.S. Shareholders that do satisfy such requirements from receiving nonrecognition treatment with respect to the conversion of their DRI common shares into DRI Delaware Common Stock pursuant to the continuance.

     PASSIVE FOREIGN INVESTMENT COMPANY CONSIDERATIONS. For United States federal income tax purposes, DRI generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year during which either
(i) 75 percent or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50 percent or more of its assets (by value) produce or are held for the production of passive income. For purposes of applying the foregoing tests, all or some of the assets and gross income of DRI's subsidiaries will be attributed to DRI.

     While there can be no assurance with respect to the classification of DRI as a PFIC, DRI believes that it did not constitute a PFIC during any taxable year ending at or prior to consummation of the continuance. In connection with the transactions contemplated herein, U.S. Special Tax Counsel will not be rendering an opinion with regard to DRI's status as a PFIC.

     Although the matter is not free from doubt, if DRI is a PFIC prior to the consummation of the continuance and the U.S. Shareholder does not make a qualified electing fund election (a "QEF Election"), then (i) the U.S. Shareholder would be required to allocate gain recognized upon the exchange of DRI common shares for DRI Delaware Common Stock ratably over the U.S. Shareholder's holding period for such DRI common shares, (ii) the amount allocated to each year other than (x) the year of the disposition of the DRI common shares or (y) any year prior to the beginning of the first taxable year of DRI for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated, and an interest charge would be imposed upon the resulting tax attributable to each such year (which charge would accrue from the due date of the return for the taxable year to which such tax was allocated), and (iii) gain recognized upon the disposition of the DRI common shares (including upon the exchange of DRI common shares for DRI Delaware Common Stock in the continuance) would be taxable as ordinary income.

     If a U.S. Shareholder made a QEF Election, then the U.S. Shareholder generally is currently taxable on such U.S. Shareholder's pro rata share of DRI's ordinary earnings and net capital gains (at ordinary income and capital gains rates, respectively) for each taxable year of DRI in which DRI is classified as a PFIC, even if no dividend distributions are received by such U.S. Shareholder unless such U.S. Shareholder made an election to defer such taxes.

     The foregoing summary of the possible application of the PFIC rules to DRI and the U.S. Shareholders of DRI common shares is only a summary of certain material aspects of those rules. Because the United States federal income tax consequences to a U.S. Shareholder under the PFIC provisions may be significant, U.S. Shareholders of DRI common shares are urged to discuss those consequences with their tax advisors.

     TAXATION OF NON-U.S. Shareholders. The following discussion is applicable to non-U.S. Shareholders (i) who hold DRI common shares or will hold DRI Delaware Common Stock as capital assets within the meaning of Section 1221 of the Code, (ii) who do not actually or constructively own (and have not at any time in the preceding five-year period actually or constructively owned) five percent or more (by vote or value) of the stock of the Company, (iii) whose ownership, receipt or disposition of DRI common shares and/or DRI Delaware Common Stock is not attributable either to the conduct of a trade or business in the United States or to a permanent establishment in the United States, and (v) who are not residents of the United States for purposes of United States federal income tax law or an income tax treaty to which the United States is a party. Non-U.S. Shareholders who do not meet one or more of the foregoing criteria are urged to consult their own tax advisors regarding their particular United States federal income tax consequences.

     THE CONTINUANCE. If, as expected, the continuance qualifies as a reorganization, then a non-U.S. Shareholder generally should have the same United States federal income tax consequences as those described above for a U.S. Shareholder regarding nonrecognition of gain or loss, tax basis and holding period. Except as set forth in the following paragraph, a non-U.S. Shareholder generally will not be required to file a notice with the IRS with respect to the continuance.

     A non-U.S. Shareholder generally will not be subject to United States federal income tax on gain recognized, if any, upon the exchange of the shares of DRI common shares for the shares of DRI Delaware Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Shareholder; (ii) the gain is attributable to a permanent establishment in the United States, (iii) in the case of a non-U.S. Shareholder who is a nonresident alien individual and holds DRI common shares as a capital asset, such non-U.S. Shareholder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present, or (iv) the non-U.S. Shareholder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates. A non-U.S. Shareholder that would be subject to United States federal income tax on such gains and takes the position that the exchange of DRI common shares for the DRI Delaware Common Stock is eligible for nonrecognition treatment will be required to file a notice with the IRS. See "--Taxation of U.S. Shareholders--The Continuance," above.

     DIVIDENDS ON DRI DELAWARE COMMON STOCK. Generally, dividends received by a non-U.S. Shareholder with respect to DRI Delaware Common Stock will be subject to United States withholding tax at a rate of 30 percent, which rate may be subject to reduction by an applicable income tax treaty

(generally 15 percent on dividends paid to residents of Canada who qualify for the benefits of the income tax treaty between the United States and Canada). If the dividends are effectively connected with the conduct of a United States trade or business or are attributable to a permanent establishment in the United States, they would be taxed at the graduated rates that are applicable to United States citizens, resident aliens and domestic corporations and would not be subject to United States withholding tax if the non-U.S. Shareholder gives an appropriate statement to the withholding agent in advance of the dividend payment. A non-U.S. Shareholder that is a corporation may be subject to an additional branch profits tax on effectively connected dividends.

     SALE OF DRI DELAWARE COMMON STOCK. A non-U.S. Shareholder generally will not be subject to United States federal income tax on gain recognized, if any, upon the sale of shares of DRI Delaware Common Stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. Shareholder, (ii) in the case of a non-U.S. Shareholder who is a nonresident alien individual and holds the DRI Delaware Common Stock as a capital asset, such non-U.S. Shareholder is present in the United States for 183 or more days in the taxable year and certain other circumstances are present, (iii) the non-U.S. Shareholder is subject to tax pursuant to the provisions of the Code applicable to certain United States expatriates; or (iv) DRI Delaware is or has been a "United States real property holding corporation" ("USRPHC") for federal income tax purposes, as such term is defined by Section 897(c) of the Code, and the non-U.S. Shareholder owned directly or pursuant to certain attribution rules at any time during the five year period ending on the date of disposition more than 5% of DRI Delaware Common Stock (assuming that the DRI Delaware Common Stock is regularly traded on an established securities market, within the meaning of Section 897(c)(3) of the Code). DRI believes that the as of the date of the continuance, DRI Delaware will be a USRPHC and that the DRI Delaware Common Stock will be treated as being traded on an established exchange.

     ESTATE TAX. DRI Delaware Common Stock owned (or treated as owned) by an individual may be includible in his or her gross estate for United States federal estate tax purposes and thus may be subject to United States federal estate tax, unless an applicable estate tax treaty provides otherwise.

     TAXATION OF THE MERGER. The merger of DMI into DRI Delaware should qualify as a tax-free liquidation of a wholly owned subsidiary into its parent corporation. As such, shareholders of DRI Delaware will recognize no gain or loss on the merger for United States federal income tax purposes.

     INFORMATION REPORTING AND BACKUP WITHHOLDING. DRI must report annually to the IRS and to each U.S. and non-U.S. Shareholder the amount of dividends paid to such Non-U.S. Shareholder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding tax was reduced by an applicable income tax treaty. Copies of these information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. Shareholder resides under the provisions of an applicable income tax treaty or other agreement with the tax authorities in that country.

     In general, information reporting requirements may apply to dividend distributions on DRI Delaware Common Stock, or the proceeds of a sale, exchange, retraction or redemption of DRI Delaware Common Stock. A 31 percent backup withholding tax may apply to such payments unless the holder (i) is a corporation, non-U.S. Shareholder or comes within certain exempt categories and, when required, demonstrates its exemption, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A holder of DRI Delaware Common Stock who is required to provide its correct taxpayer identification number and fails to do so may be subject to penalties imposed by the IRS.

     United States backup withholding tax generally will not apply to dividends paid on DRI Delaware Common Stock that are subject to the 30% or reduced treaty rate of withholding previously discussed if the beneficial owner certifies its non-U.S. status under penalties of perjury (or, with respect to payments made after December 31, 1999, satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder) or otherwise establishes an exemption. Furthermore, under current law, dividends paid on DRI Delaware Common Stock to a non-U.S. Shareholder at an address outside the United States are generally exempt from backup withholding tax (but not from 30% withholding tax, as discussed above).

     On October 14, 1997 the IRS issued final regulations ("1997 Final Regulations") which affect the United States taxation of non-U.S. shareholders. Under the 1997 Final Regulations, for dividends paid after December 31, 1999, a non-United States person must generally provide proper documentation indicating non-United States status to a withholding agent in order to avoid backup withholding tax. However, dividends paid to certain exempt recipients (not including individuals) will not be subject to backup withholding even if such documentation is not provided if the withholding agent is allowed to rely on certain presumptions concerning the recipient's non-United States status (including payment to an address outside the United States).

     Payments of proceeds from the sale of DRI common shares by a non-U.S. Shareholder made to or through a non-United States office of a broker generally will not be subject to information reporting or backup withholding. However, payments made to or through (i) a non-United States office of a United States broker or (ii) a non-United States office of a non-United States broker that has certain specified connections with the United States, are generally subject to information reporting (but not backup withholding) unless the shareholder certifies its non-United States status under penalties of perjury or otherwise establishes its entitlement to an exemption. Payments of proceeds from the sale of DRI Delaware Common Stock by a non-U.S. Shareholder made to or through a United States office of a broker are generally subject to both information reporting and backup withholding at a rate of 31% unless the shareholder certifies its non-United States status under penalties of perjury or otherwise establishes its entitlement to an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax, provided that the required information is furnished to the IRS.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY OF THE MOVE OF CORPORATE DOMICILE AND MERGER

     In the opinion of U.S. counsel, the following are the material United States federal income tax considerations arising from and relating to the continuance and the merger that are applicable to DRI. As described in more detail in the preceding section, the continuance should qualify as a "reorganization" within the meaning of Section 368(a) of the Code. This conclusion is based on certain factual assumptions and reliance on representations from DRI and certain principal shareholders of DRI.

     This discussion is based upon United States laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly with retroactive effect. No advance income tax ruling has been sought or obtained from the IRS regarding the tax consequences of any of the transactions described herein. Accordingly, it is possible that the United States federal income tax consequences to DRI of the continuance may differ from those described below.

     CONTINUANCE. A domestication transaction, such as the continuance, is generally treated for federal income tax purposes as: (1) a transfer by DRI of all of its assets and liabilities to a new domestic corporation ("DRI Delaware") in exchange for all of the stock of the DRI Delaware followed by (2) a liquidating distribution by DRI to its shareholders of the DRI Delaware Common Stock received in exchange for DRI's assets and liabilities. Generally, the Code provides non-recognition treatment to the acquired corporation in such a transaction if it otherwise meets the requirements of a reorganization. In certain circumstances occurring in an international reorganization, however, the operation of certain rules overrides the non-recognition treatment normally obtained in a reorganization. Such rules may cause DRI to recognize gain on the deemed transfer and/or distribution, as described below.

     The deemed transfer by DRI of all of its assets and liabilities to DRI Delaware should be treated as a nontaxable event if the DRI Delaware Common Stock received by DRI is a "United States real property interest" ("USRPI"). If the DRI Delaware Common Stock is not a USRPI, then DRI may be subject to United States federal income tax on the gain or loss resulting from the disposition of its assets that are USRPIs. The DRI Delaware Common Stock will be a USRPI, however, if DRI Delaware is a USRPHC. As discussed above, under Material United States Federal Income Tax Consequences to Shareholders Taxation of Non-U.S. Shareholders, DRI has represented that it believes that DRI Delaware will be a USRPHC. Based on this representation, U.S. Special Tax Counsel has concluded that the DRI Delaware Common Stock will be a USRPI and, therefore, the deemed transfer should not result in United States federal income taxation.

     Even though DRI's deemed transfer to DRI Delaware should be a non recognition event for United States federal income tax purposes, the deemed liquidating distribution by DRI of the DRI Delaware Common Stock to its shareholders may be a taxable event if the DRI Delaware Common Stock is a USRPI. As discussed above, U.S. Special Tax Counsel has concluded that the DRI Delaware Common Stock will be a USRPI.

     In general, notwithstanding any non recognition provision of the Code, a foreign corporation (such as DRI) recognizes gain on the distribution (including a deemed distribution in liquidation or redemption) of a USRPI (such as the DRI Delaware Common Stock) in an amount equal to the excess of the fair market value of such USRPI (as of the time of the distribution) over such corporation's adjusted basis in the USRPI, and the Code requires such corporations to deduct and withhold a tax equal to 35 percent of the gain recognized on such distribution. DRI has represented that the adjusted basis of the DRI Delaware Common Stock will be substantially in excess of its fair market value at the time of the continuance. Therefore, based on this representation, no gain will be recognized on DRI's distribution of the DRI Delaware Common Stock to its shareholders. DRI will apply for a withholding certificate from the IRS to confirm that DRI has no withholding tax payment obligation. There can be no assurance, however, that the IRS will agree with DRI's calculation of its tax basis in DRI Delaware Common Stock or with DRI's calculation of the fair market value of such stock. Any such disagreement or change could result in DRI owing United States federal income tax as a result of the continuance.

     MERGER. The merger should qualify as tax-free to DRI Delaware and DMI with the following United States federal income tax consequences: (1) DRI Delaware will recognize no gain or loss on the receipt of DMI's assets; (2) DMI will recognize no gain or loss on the distribution of its assets to DRI Delaware; (3) DRI Delaware will take a tax basis in the assets of DMI equal to DMI's tax basis immediately prior to the merger; and (4) DRI Delaware's holding period in the DMI assets received will include DMI's holding period in such assets.

COMPARISON OF SHAREHOLDERS' RIGHTS

     Upon the effective date of the continuance, all shareholders of DRI will become shareholders of DRI Delaware. DRI is a corporation organized under and corporately governed by Canadian law, the articles of incorporation of DRI and the by-laws of DRI. DRI Delaware will be a corporation organized under and governed by Delaware law, the certificate of incorporation and the by-laws of DRI Delaware. The principle attributes of DRI Delaware Common Stock and DRI's common shares will be identical other than differences in shareholders' rights under the CBCA and DGCL. While the rights and privileges of stockholders of a Delaware corporation under the DGCL are, in many instances, comparable to those of shareholders of a Canadian corporation under the CBCA, there are certain differences. The following is a summary of the material differences between the rights of holders of shares of DRI Delaware after the effective date of the continuance and the rights of holders of shares of DRI at the date hereof. These differences arise from differences between United States and Canadian securities laws, between the DGCL and the CBCA, and between DRI's articles of incorporation as presently constituted and the certificate of incorporation and by-laws of DRI Delaware as proposed, attached hereto as Exhibits D and E respectively.

     THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE CBCA, THE DGCL, THE ARTICLES OF INCORPORATION OF DRI, THE BY-LAWS OF DRI, THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF DRI DELAWARE.

     VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS. Under the CBCA, certain extraordinary corporate actions, including certain amalgamations, continuances, liquidations, dissolutions and sales, leases or exchanges of all or substantially all the assets of a corporation other than in the ordinary course of business, are required to be approved by special resolution. A special resolution is a resolution passed by not less than 2/3 of the votes cast by the shareholders entitled to vote on the resolution. In certain cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares.

     The DGCL requires the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any merger, consolidation, dissolution or sale of substantially all of the assets of a corporation, except that, unless required by its certificate of incorporation, no authorizing stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended in any respect by the merger, (ii) each share of stock of such corporation outstanding immediately prior to the effective date of the merger will be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, and (iii) either no shares of common stock, including securities convertible into common stock will be issued in the merger or the number of shares of common stock to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. The proposed certificate of incorporation for DRI Delaware will not require such a vote. Stockholder approval is also not required under the DGCL for mergers or consolidations in which a parent corporation merges or consolidates with a subsidiary of which it owns at least 90% of the outstanding shares of each class of stock. Finally, unless required by its certificate of incorporation, stockholder approval is not required under the DGCL for a corporation to merge with or into a direct or indirect wholly owned subsidiary of a holding company (as defined in the DGCL) in certain circumstances. The proposed certificate of incorporation for DRI Delaware will not require such a vote.

     DRI currently does not have a shareholders' rights plan. Shareholders' rights plans, in a variety of forms, are common to many corporations incorporated in the United States and serve to afford a corporation's board of directors the opportunity to withstand an unsolicited takeover attempt while providing the board of directors sufficient time to evaluate the offer and its adequacy and to consider alternative measures or transactions that may be appropriate in responding to the offer. The DGCL permits shareholders' rights plans in general and permits the adoption of shareholders' rights plans by a board of directors without shareholder approval.

     AMENDMENT TO GOVERNING DOCUMENTS. Under the CBCA, amendments to the articles of the corporation generally require the approval by special resolution, which is a resolution passed by a majority of not less than 2/3 of the votes cast by shareholders entitled to vote on the resolution. Under the CBCA, unless the articles of incorporation or by-laws otherwise provide or shareholders unanimously consent, the directors may, by resolution, make, amend or repeal any by-law that regulates the business or affairs of a corporation. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the bylaw, amendment or repeal to the shareholders at the next meeting of shareholders, and the shareholders may confirm, reject, amend or repeal the by-law amendment by an ordinary resolution, which is a resolution passed by a majority of the votes cast by shareholders present and entitled to vote on the resolution.

     The DGCL requires a vote of the corporation's board of directors followed by the affirmative vote of a majority of the outstanding stock of each class entitled to vote for any amendment to the corporation's certificate of incorporation, unless a greater level of approval is required by the certificate of incorporation. The proposed certificate of incorporation for DRI Delaware will not require a greater level of approval for an amendment thereto. If an amendment alters the powers, preferences or special rights of a particular class or series of stock so as to affect them adversely, that class or series shall be given the power to vote as a class notwithstanding the absence of any specifically enumerated power in the certificate of incorporation. The DGCL also states that the power to adopt, amend or repeal the by-laws of a corporation resides in the stockholders entitled to vote, provided that the corporation in its certificate of incorporation may confer such power on the board of directors in addition to the stockholders. The proposed certificate of incorporation of DRI Delaware expressly authorizes the board of directors to adopt, amend or repeal DRI Delaware's by-laws.

     DISSENTERS' RIGHTS. The CBCA provides that shareholders of a corporation entitled to vote on certain matters are entitled to exercise dissent rights and to be paid the fair value of their shares in connection therewith. The CBCA does not distinguish for this purpose between listed and unlisted shares. Such matters include (i) any amalgamation with another corporation (other than with certain affiliated corporations); (ii) an amendment to the corporations articles of incorporation to add, change or remove any provisions restricting the issue, transfer or ownership of shares; (iii) an amendment to the corporation's articles of incorporation to add, change or remove any restriction upon the business or businesses that the corporation may carry on; (iv) a continuance under the laws of another jurisdiction;

(v) a sale, lease or exchange of all or substantially all the property of the corporation other than in the ordinary course of business; (vi) a court order permitting a shareholder to dissent in connection with an application to the court for an order approving an arrangement proposed by the corporation. However, a shareholder is not entitled to dissent if an amendment to the articles of incorporation is effected by a court order approving a reorganization or by a court order made in connection with an action for an oppression remedy. Under the CBCA, a shareholder may, in addition to exercising dissent rights, seek an oppression remedy for any act or omission of a corporation which is oppressive or unfairly prejudicial to or that unfairly disregards a shareholder's interest.

     Under the DGCL, holders of shares of any class or series have the right, in certain circumstances, to dissent from a merger or consolidation by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence, or in expectation, of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters. The DGCL grants dissenters' appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Further, no appraisal rights are available for shares of any class or series listed on a national securities exchange or designated as a national market system security on the NASDAQ National Market or held of record by more than 2,000 stockholders unless the agreement of merger or consolidation converts such shares into anything other than (i) stock of the surviving corporation, (ii) stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on the NASDAQ National Market or held of record by more than 2,000 stockholders,
(iii) cash in lieu of fractional shares or (iv) any combination of (i), (ii) or
(iii) above. In addition, dissenter's rights are not available for any shares of the surviving corporation if the merger did not require the vote of the stockholders of the surviving corporation.

     OPPRESSION REMEDY. Pursuant to Section 241 of the CBCA which provides an oppression remedy, a court is enabled to make any order, both interim and final, to rectify the matters complained of, if the court is satisfied upon application by a complainant (as defined below) that: (i) any act or omission of the corporation or any of its affiliates effects a result; (ii) the business or affairs of the corporation or any of its affiliates are, have been carried on or conducted in a manner, or (iii) the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of, any security holder, creditor, director or officer of the corporation. A complainant includes: (a) a present or former registered holder or beneficial owner of securities of a corporation or any of its affiliates; (b) a present or former officer or director of the corporation or any of its affiliates, (c) the Director of the CBCA and (d) any other person who in the discretion of the court is a proper person to make such application.

     Because of the breadth of the conduct which can be complained of and the scope of the court's remedial powers, the oppression remedy is very flexible and is frequently relied upon to safeguard the interest of shareholders and other complainants with a substantial interest in the corporation. Under the CBCA, it is not necessary to prove that the directors of a corporation acted in bad faith in order to seek an oppression remedy, merely that their actions were oppressive, unfairly prejudiced to or unfairly disregarded the interests of any security holder, director, officer or creditor. Furthermore, the court may order the corporation to pay the interim expenses (including legal fees) of a complainant seeking an oppression remedy, but the complainant may be held accountable for such interim costs on final disposition of the complaint (as in the case of a derivative action).

     The DGCL does not provide for a similar remedy. However, the DGCL provides a variety of legal and equitable remedies to a corporation's stockholders for improper acts or omissions of a corporation, its officers and directors. Under the DGCL, only stockholders can bring an action alleging a breach of fiduciary duty by the directors of a corporation. In order to be successful, the stockholder must overcome the "business judgment rule," which simply stated means that absent a showing of intentional misconduct, gross negligence or a conflict of interest, disinterested directors' decisions are presumed by the courts to have been made in good faith and in the best interests of the corporation.

     DERIVATIVE ACTION. Under the CBCA, a complainant may apply to the court for leave to bring an action in the name of and on behalf of a corporation or any of its subsidiaries, or to intervene in an existing action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate. Under the CBCA, no action may be brought and no intervention in an action may be made unless the complainant has given reasonable notice to the directors of the corporation or its subsidiary of the complainant's intention to apply to the court and the court is satisfied that (i) the directors of the corporation or its subsidiary will not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith and (iii) it appears to be in the interest of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

     Under the CBCA, the court in a derivative action may make any order it thinks fit including, without limitation, (i) an order authorizing the complainant or any other person to control the conduct of the action; (ii) an order giving directions for the conduct of the action; (iii) an order directing that any amount adjudged payable by a defendant in the action shall be paid, in whole or in part, directly to former and present security holders of the corporation or its subsidiary instead of to the corporation or its subsidiary and (iv) an order requiring the corporation or its subsidiary to pay reasonable legal fees reasonably incurred by the complainant in connection with the action. Additionally, under the CBCA, a court may order a corporation or its subsidiary to pay the complainant's interim costs, including legal fees and disbursements. Although the complainant may be held accountable for the interim costs on final disposition of the complaint, it is not required to give security for costs in a derivative action.

     A derivative action may be brought in Delaware by a stockholder on behalf of, and for the benefit of, the corporation. The DGCL provides that a stockholder must aver in the complaint that he or she was a stockholder of the corporation at the time of the transaction of which he or she complains. A stockholder may not sue derivatively unless he or she first makes demand on the corporation that it bring suit and such demand has been refused, unless it is shown that such demand would have been futile.

     SHAREHOLDER CONSENT IN LIEU OF MEETING. Under the CBCA, shareholder action without a meeting may only be taken by written resolution signed by all shareholders who would be entitled to vote thereon at a meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy.

     Under the DGCL, unless otherwise provided in the certificate of incorporation, any action required to be taken or which may be taken at an annual or special meeting of stockholders may be taken without a meeting if a consent in writing is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote were present and voted. The proposed certificate of incorporation for DRI

Delaware will not prohibit the use of such a consent. The corporation is required to give prompt notice of the taking of the corporate action to stockholders who have not consented in writing.

     SHAREHOLDER QUORUM. Under the CBCA, unless a corporation's by-laws provide otherwise, a quorum is present at a meeting of the shareholders, irrespective of the number of shareholders actually present at the meeting, if the holders of a majority of the shares entitled to vote at the meeting are present in person or represented by proxy.

     Under the DGCL, a corporation's certificate of incorporation or by-laws may specify the number of shares or the voting power which shall be present, or represented by proxy, in order to constitute a quorum for the transaction of any business at any meeting of the shareholders. However, in no event shall a quorum consist of less than 1/3 of the shares entitled to vote at the meeting. The proposed certificate of incorporation of DRI Delaware provides for a quorum to consist of a majority of the shares entitled to vote at a meeting being present in person or by proxy.

     DIRECTOR QUALIFICATIONS. Under the CBCA, 1/3 of the directors must be resident Canadians. In addition, as the securities of DRI are publicly traded, DRI is required to have not fewer than three directors, at least two of whom are not officers or employees of DRI or its affiliates. A director of DRI must not be: (i) under eighteen years of age; (ii) adjudicated as mentally unsound, (iii) a person that is not an individual or (iv) a person who has the status of a bankrupt. Delaware does not have comparable requirements.

     FIDUCIARY DUTIES OF DIRECTORS. Directors of corporations incorporated or organized under the CBCA and the DGCL have fiduciary obligations to the corporation and its shareholders. Pursuant to these fiduciary obligations, the directors must act in accordance with the so-called duty of care.

     Pursuant to section 122 of the CBCA, the duty of care requires directors of a Canadian corporation to act honestly and in good faith with a view to the best interests of the corporation, and the duty of care requires that the directors exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     Under the DGCL, the duty of care requires that the directors act in an informed and deliberative manner and to inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the directors reasonably believe to be in the best interest of the stockholders pursuant to the "business judgment rule."

     INDEMNIFICATION OF OFFICERS AND DIRECTORS. Under the CBCA and pursuant to DRI's by-laws, DRI may indemnify a director or officer, a former director or officer or a person who acts or acted at DRI's request as a director or officer of a body corporate of which DRI is or was a shareholder or creditor, and his or her heirs and legal representatives (an "Indemnifiable Person"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of DRI or such body corporate if: (i) he or she acted honestly and in good faith with a view to the best interest of DRI and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful. An Indemnifiable Person is entitled to such indemnity from DRI if he or she was substantially successful on the merits in his or her defense of the action or proceeding and fulfilled the conditions set out in (i) and (ii), above.

     A corporation may, with the approval of a court, also indemnify an Indemnifiable Person with respect of an action by or on behalf of the corporation or such body corporate to procure a judgment in its favor, to which such person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, if he or she fulfills the conditions set out in (i) and (ii), above.

     The DGCL permits a corporation to indemnify any of its directors or officers who was or is a party, or is threatened to be made a party to any third party proceeding by reason of the fact that such person is or was a director or officer of the corporation, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe that such persons conduct was unlawful. In a derivative action, or an action by or in the right of the corporation, the corporation is permitted to indemnify directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of an action or suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors or officers are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The DGCL allows for the advance payment of an indemnitee's expenses prior to the final disposition of an action, provided that the indemnitee undertakes to repay any such amount advanced if it is later determined that the indemnitee is not entitled to indemnification with regard to the action for which such expenses were advanced. The CBCA does not expressly provide for such advance payment.

     The officers and directors of DRI currently have indemnification contracts which survive the termination of their employment or service as directors. These will continue after the move of domicile to Delaware.

     DIRECTOR LIABILITY. The CBCA contains certain provisions which limit or eliminate the liability of directors to the corporation or its stockholders with respect to certain malfeasance or nonfeasance on the part of the directors. In some circumstances, a director will not be liable if he proves that he did not know and could not have known of the unlawful act. Also, certain actions to enforce a liability imposed by the CBCA may not be commenced after two years from the date of the act complained of. Further, a director will not be liable under certain sections of the CBCA if he relied in good faith on (a) financial statements of the corporation fairly represented to him by an officer of the corporation or in a written report of the auditor of the corporation to reflect the financial condition of the corporation, or (b) a report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by him.

     The DGCL provides that a corporation's certificate of incorporation may include a provision which limits or eliminates the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided such liability does not arise from certain proscribed conduct, including acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, breach of the duty of loyalty, the payment of unlawful dividends or expenditure of funds for unlawful stock purchases or redemptions or transactions from which such director derived an improper personal benefit.

     The proposed certificate of incorporation of DRI Delaware provides that no director of DRI Delaware shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for certain unlawful distributions by the corporation or (iv) for any transaction from which the director derived an improper personal benefit.

     ANTI-TAKEOVER PROVISIONS AND INTERESTED STOCKHOLDER TRANSACTIONS. The DGCL prohibits, in certain circumstances, a "business combination" between the corporation and an "interested stockholder" within three years of the stockholder becoming an "interested stockholder." An "interested stockholder" is a holder who, directly or indirectly, controls 15% or more of the outstanding voting stock or is an affiliate of the corporation and was the owner of 15% or more of the outstanding voting stock at any time within the prior three-year period. A "business combination" includes a merger or consolidation, a sale or other disposition of assets having an aggregate market value of 10% or more of the consolidated assets of the corporation or the aggregate market value of the outstanding stock of the corporation and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation. This provision does not apply where: (i) either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation's board of directors prior to the date the interested stockholder acquired such 15% interest; (ii) upon the consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation excluding, for the purpose of determining the number of shares outstanding, shares held by persons who are directors and also officers and by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; (iii) the business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the outstanding votes entitled to be cast by disinterested stockholders at an annual or special meeting, and not by written consent; (iv) the corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association, or held of record by more than 2,000 stockholders unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder or (v) the corporation has opted out of this provision. DRI Delaware will expressly opt out of this provision.

     However, policies of certain Canadian securities regulatory authorities, including Policy 9.1 of the Ontario Securities Commission ("Policy 9.1"), contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset or acquires or issues treasury securities or assumes or transfers a liability from or to, as the case may be, a related party by any means in any one transaction or any combination of transactions. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer.

     Policy 9.1 requires more detailed disclosures in the proxy material sent to security holders in connection with a related party transaction and, subject to certain exemptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered therefor and the inclusion of a summary of the valuation in the proxy material. Policy
9.1 also requires, subject to certain exemptions, that the minority shareholders of the issuer approve the transaction, by either a simple majority or two-thirds of the votes cast, depending upon the circumstances.

     ACCESS TO CORPORATE RECORDS. Under the CBCA, you, other shareholders and the creditors of a corporation, their agents or legal representatives as well as the Director under the CBCA may examine: (i) the articles of incorporation, by-laws, unanimous shareholder agreements of DRI, (ii) the minutes and resolutions of shareholders, (iii) all notices pertaining to the term of office, election of, or change of directors of DRI and (iv) the securities register of DRI free of charge during normal business hours. Since DRI is public, any person may examine the aforementioned records for a reasonable fee. All shareholders of DRI may request a copy of the articles of incorporation, by-laws, unanimous shareholder agreements of that corporation free of charge.

     Under the DGCL, any shareholder of a corporation, their agents or legal representatives may make a written demand to examine the records of that corporation. Such a demand to examine the corporation's records must have a proper purpose, be sworn under oath, and directed to that corporation at its principal place of business or its registered office in Delaware. A proper purpose is one that is reasonably related to that shareholder's interest in the corporation as a shareholder. The certificate of incorporation of a Delaware corporation may also provide these examination powers to holders of the corporation's debt securities. The proposed certificate of incorporation of DRI Delaware will contain such a provision.

DISSENTING SHAREHOLDERS' RIGHTS

     Pursuant to Section 190 of the CBCA, reprinted in its entirety as Exhibit B to this Proxy Statement/Prospectus, shareholders of DRI are provided with a right to dissent from the proposal to move DRI's corporate domicile from Canada to the United States as a Delaware corporation. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF SECTION 190 OF THE CBCA.

     Any shareholder of DRI who dissents from the Special Resolution in compliance with section 190 of the CBCA (a "Dissenting Shareholder") will be entitled, in the event the continuance becomes effective, to be paid by DRI the fair value of the shares held by such Dissenting Shareholder determined as at the close of business on the day before the Special Resolution is adopted. The fair value of the common shares will not include the investment of $100 million by TPG to purchase the shares as this would occur after the move of DRI's domicile to Delaware.

     A shareholder who wishes to dissent must send to DRI, no later than the termination of the Special Meeting (or any adjournment thereof), written objection to the Special Resolution (a "Dissent Notice"). The filing of a Dissent Notice does not deprive a shareholder of the right to vote; however, the CBCA provides, in effect, that a shareholder who has submitted a Dissent Notice and who votes in favor of the Special Resolution will no longer be considered a Dissenting Shareholder with respect to the class of shares voted in favor of the Special Resolution. The CBCA does not provide, and DRI will not assume, that a vote against the Special Resolution or an abstention constitutes a Dissent Notice but a shareholder need not vote his or her shares against the Special Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxy holder to vote in favor of the

Special Resolution does not constitute a Dissent Notice; however, any proxy granted by a shareholder who intends to dissent, other than a proxy that instructs the proxy holder to vote against the Special Resolution, should be validly revoked (see "Appointment and Revocation of Proxies") in order to prevent the proxy holder from voting such shares in favor of the Special Resolution and thereby disentitling the shareholder from his or her right to dissent. Under the CBCA, there is no right of partial dissent and, accordingly, a Dissenting Shareholder may only dissent with respect to all shares held by him or her on behalf of any one beneficial owner and which are registered in the name of the Dissenting Shareholder.

     DRI is required, within 10 days after the shareholders adopt the Special Resolution, to notify each shareholder who has filed a Dissent Notice that the Special Resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the Special Resolution or who has withdrawn his or her Dissent Notice.

     A Dissenting Shareholder who has not withdrawn his or her Dissent Notice must then, within 20 days after receipt of notice that the Special Resolution has been adopted or, if he or she does not receive such notice, within 20 days after he or she learns that the Special Resolution has been adopted, send to DRI a written notice (a "Payment Demand") containing his or her name and address, the number of shares in respect of which he or she dissents, and a demand for payment of the fair value of such shares. Within 30 days after sending a Payment Demand, the Dissenting Shareholder must send to DRI's transfer agent (Secretary of Denbury, c/o CIBC Mellon Trust Company, Corporate Trust Department, 600 Dome Tower, 333 7th Avenue S.W., Calgary, Alberta T2P 2Z1) the certificates representing the shares in respect of which he or she dissents. A Dissenting Shareholder who fails to send to DRI, within the appropriate time frame, a Dissent Notice, a Payment Demand and the share certificates representing the shares in respect of which he or she dissents forfeits his or her right to make a claim under section 190 of the CBCA. DRI's transfer agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

     On sending a Payment Demand to DRI, a Dissenting Shareholder ceases to have any rights as a shareholder, other than the right to be paid the fair value of his or her shares as determined under section 190 of the CBCA, except where (i) the Dissenting Shareholder withdraws his or her Payment Demand before DRI makes an offer to him or her pursuant to the CBCA; (ii) DRI fails to make an offer as hereinafter described and the Dissenting Shareholder withdraws his or her Payment Demand or (iii) the continuance does not proceed; in which case his or her rights as a shareholder are reinstated as of the date he or she sent the Payment Demand.

     DRI or DRI Delaware will be required, not later than seven days after the later of the effective time of the continuance or the date on which DRI received the Payment Demand of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Payment Demand a written offer to pay ("Offer to Pay") for his or her shares in an amount considered by the Board of Directors of DRI or DRI Delaware to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. DRI or DRI Delaware must pay for the shares of a Dissenting Shareholder within 10 days after an offer made as aforesaid has been accepted by a Dissenting Shareholder, but any such offer lapses if DRI or DRI Delaware does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

     If DRI Delaware fails to make an Offer to Pay for a Dissenting Shareholder's Shares, or if a Dissenting Shareholder fails to accept an offer which has been made, DRI Delaware may, within 50 days after the effective time of the continuance or within such further period as a court may allow, apply to a court to fix a fair value for the shares of Dissenting Shareholders. If DRI Delaware fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

     Upon an application to a court, all Dissenting Shareholders whose shares have not been purchased by DRI Delaware will be joined as parties and bound by the decision of the court, and DRI Delaware will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for the shares of all Dissenting Shareholders who have not accepted an Offer to Pay. The final order of a court will be rendered against DRI Delaware in favor of each such Dissenting Shareholder and for the amount of the fair value of his or her shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each such Dissenting Shareholder from the effective time of continuance until the date of payment.

     THE ABOVE IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CBCA, WHICH ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDER WISHING TO AVAIL HIMSELF OR HERSELF OF HIS OR HER RIGHTS UNDER THOSE PROVISIONS SEEK HIS OR HER OWN LEGAL ADVICE AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CBCA MAY PREJUDICE HIS OR HER RIGHT OF DISSENT. For a general summary of certain income tax implications to a Dissenting Shareholder, see "-Material Canadian Federal Income Tax Considerations-Shareholders Resident in Canada-Dissenting Shareholders" and "-Shareholders Not Resident in Canada-Dissenting Shareholders" and "Moving the Corporate Domicile of DRI-Material United States Federal Income Tax Considerations-Dissenting Shareholders."

                  GRANTING THE BOARD OF DIRECTORS AUTHORITY TO
                    ABANDON OR POSTPONE THE MOVE OF DOMICILE

     The second proposal asks shareholders to approve a grant of authority to the Board of Directors to postpone or abandon the move of the corporate domicile, even if approved by the shareholders, if the Board later determines such a move or the timing of it would not be in DRI's best interest. Although it is difficult to foresee all possibilities or reasons to postpone or abandon the move of domicile, the following situations are the two most likely reasons why the Board could possibly take such action. First, the Board could consider abandoning this move if it appeared that there would be adverse tax consequences to DRI. This could be caused by a significant increase in the market value of DRI between the date of this proxy statement/prospectus and the date of the continuance. The Board could also consider abandoning the transaction if there are a significant number of shareholders who exercise their dissenter rights and request payment for the fair value of their shares. If the Board determines that the cost to repurchase these shares exceeds the perceived value of the continuance, then the Board may, in its discretion, abandon the move.

                              SALE OF SHARES TO TPG

     The third proposal asks shareholders to approve the issuance and sale of 18,552,876 common shares to TPG, DRI's largest shareholder, for $100 million, or $5.39 per share (the "TPG Purchase"). If shareholders approve the TPG Purchase, it will take place whether or not the move of DRI's corporate domicile does.

     REASONS FOR SEEKING SHAREHOLDER APPROVAL. The rules of the New York Stock Exchange and The Toronto Stock Exchange require shareholder approval of a sale of a substantial number of shares to a significant shareholder. Even though DRI's requirements for a quorum are much lower, the New York Stock Exchange requires that holders of at least 50% of the outstanding shares must vote on the proposed sale. TPG's shares will be included to determine whether 50% have voted, but a majority of the votes cast by shareholders, excluding TPG and its affiliates, will be required to approve this proposal.

     BACKGROUND OF THE TRANSACTION AND TPG'S INTEREST IN DRI. The Texas Pacific Group was founded by David Bonderman, James G. Coulter and William S. Price, III in 1992 to pursue public and private investment opportunities. The principals of TPG manage TPG Partners, L.P., TPG Parallel I, L.P, and TPG Partners II, L.P., the buyer of the TPG Purchase, plus other investment funds. TPG Partners, L.P. and TPG Parallel I, L.P. currently own 7,931,048 and 790,390 common shares of DRI, respectively. Texas Pacific Group's other investments include such branded consumer product companies as Beringer Wine Estates Holdings, Inc., Ducati Motors, S.p.A., Favorite Brands International, Inc. and J. Crew Group, Inc.

     TPG first invested in DRI in December 1995 when it purchased common shares, Convertible First Preferred Shares and warrants for a total of $40.0 million. In October 1996, at the time of DRI's public offering of 4,940,000 common shares, TPG purchased 800,000 shares directly from DRI at the same price that shares were offered to the public (less underwriting discounts) for approximately $9.6 million ($12.035 per share). In February 1998, TPG also purchased 313,400 shares for $5.0 million ($15.955 per share) contemporaneously with a public offering of 4,240,780 common shares, again at the public offering price less underwriting discounts. As of December 1, 1998, TPG owned approximately 32% of DRI's issued and outstanding common shares.

     Under the agreement entered into in December 1995 when TPG made their initial investment in DRI, TPG is entitled to nominate three of the seven board members, who have been Messrs. Stanton, Price and Bonderman since late 1995. As part of the same agreement, DRI is entitled to nominate three board members and Mr. Greene, Chairman of the Board, is nominated by both parties. Both TPG and DRI have agreed to use their best efforts to cause the election of the respective seven nominees. Additionally, as part of the original purchase in 1995, the charter of DRI was amended to include the following provisions which require a 2/3 vote of the directors for approval: (1) an acquisition with a purchase price in excess of 20% of DRI's assets; (2) a change in number of directors of DRI; (3) amendment of DRI's certificate of incorporation or by-laws; (4) any issuance of equity securities or securities convertible into equity securities (other than pursuant to DRI's stock option or employee benefit plans); (5) creation of any series of preferred stock; (6) issuance of debt securities in excess of 10% of DRI's assets; and (7) borrowings by DRI other than under existing credit lines or certain increases in those credit lines. Because three of DRI's seven directors are affiliates of TPG, none of the actions listed above can be taken without the approval of at least one of the TPG affiliated directors.

     TPG intends to review continuously the equity positions of its affiliates in DRI. Depending upon future evaluations of the business prospects of DRI and upon other developments, including, but not limited to, general economic and business conditions and money market and stock market conditions, TPG or its affiliates may determine to increase or decrease the equity interest in DRI by acquiring additional common shares (or other securities convertible or exercisable into common shares) or disposing of all or a portion of their holdings, subject to any applicable legal and contractual restrictions on its ability to do so. TPG has no current intention to cause any of its affiliates to increase their ownership of DRI's outstanding common shares other than through the TPG Purchase.

     PURPOSE OF THE SALE OF SHARES. The primary purpose of the proposed sale of shares is to raise funds to be used for acquisitions at a time when traditional debt and equity financing for the oil and gas industry is generally unavailable. This follows the general downturn in the U.S. equity and debt markets during the summer of 1998, particularly for the oil and gas industry as a result of the decrease in oil and natural gas prices. These factors have caused the prices for oil and gas properties to decrease, which increases the likelihood of making attractive acquisitions. DRI perceives it to be an attractive time to make acquisitions, and this additional equity will give DRI greater flexibility to pursue such opportunities. With DRI's current debt levels, it is doubtful that DRI could make any meaningful acquisition without this additional equity. Additionally, this stock sale improves DRI's debt ratios.

     The net proceeds of the sale (estimated to be approximately $98.5 million) will initially be used to reduce DRI's outstanding debt, but will ultimately be used primarily for acquisitions. DRI's development expenditures have been scaled back to levels that approximate the current available cash flow from operations and thus will not require any significant use of these funds. See also "Use of Proceeds."

     ALTERNATIVES CONSIDERED. A private sale of equity to TPG was the initial alternative considered due to TPG's familiarity with DRI, TPG's substantial current ownership in DRI, their interest in increasing their investment in DRI and the difficulty of finding another party that could make such a substantial single investment on a timely basis. Because of TPG's affiliation with DRI, the Board of Directors created a Special Transactions Committee (see "Conflicts of Interest and Creation of the Special Transactions Committee" below) to negotiate with TPG and as part of the negotiations, to review any other alternatives for selling equity. During the negotiations with TPG, the Committee considered seeking out other private investors with the goal of obtaining a higher price. However, since DRI was receiving a premium over the current market price from TPG for the sale of control, and the attractiveness to another investor of making a substantial purchase would be substantially reduced by TPG's significant interest in DRI, it did not appear likely that a better price could be obtained from another third party. Also, seeking investment from another third party would only result in delays. The Committee also considered the sale of non-voting common stock to TPG. TPG responded that if non-voting common stock were offered it would expect to purchase such shares at a discount from the price paid for voting shares. The Committee considered the fact that TPG already nominates three of seven board members and is DRI's largest shareholder, and thus it would not benefit DRI to forego any premium in order to sell TPG non-voting stock. The Committee also considered the alternative of a rights offering to existing shareholders. However, rights offerings are typically sold at a discount to current market. If stock were to be offered at a premium in a rights offering, few if any shareholders (other than TPG), would be likely to acquire additional shares. Thus, in a rights offering, TPG might have been able to acquire control with a smaller premium than they would pay in a private placement.

     EFFECT OF THE TRANSACTION. The effect of selling the shares to TPG will be to give control of DRI to TPG. The TPG Purchase will increase TPG's ownership of DRI's issued and outstanding common shares from approximately 32% to approximately 60% (approximately 58% on a fully diluted basis). Currently, this transaction is not expected to result in any changes to DRI board of directors, management or operations.

     BENEFITS TO TPG FROM THE TRANSACTION. The benefits to TPG from the transaction include TPG's ability to control DRI. The consummation of the sale will give TPG sufficient voting power to sell DRI in the future if it so desires, on terms and at a time which it determines. Moreover, as part of the terms of the stock purchase, the Certificate of Incorporation of DRI (if its legal domicile is moved to Delaware), will opt out of the provisions of Section 203 of the Delaware General Corporation Law. Section 203 provides that an interested shareholder (such as TPG) may not engage in a "business combination" with a company for three years unless approved by the holders of 2/3 of the issued and outstanding common shares of that company. A "business combination" includes a merger, sale of substantially all of a company's assets or sale of its shares to an interested shareholder such as TPG.

     CONFLICTS OF INTEREST AND CREATION OF THE SPECIAL TRANSACTIONS COMMITTEE. The sale of shares to TPG is subject to a number of conflicts of interest:

     o  TPG is DRI's largest shareholder.
     o Three of the officers and directors of TPG's controlling entity are members of DRI's Board of Directors.
     o TPG has the right, but not the obligation, to maintain its pro rata ownership interest in the equity securities of DRI in the event DRI issues any additional equity securities by purchasing shares on the same terms and conditions (which right has been waived by TPG in each issuance of equity securities of DRI).

     Therefore, the Board of Directors of DRI created a Special Transactions Committee, comprised solely of those directors who were neither members of management of DRI nor affiliated in any way with TPG. The Special Transactions Committee of the Board of Directors is comprised of Mr. Greene, the Chairman of the Board and the Chairman of the Committee, and Messrs. Wettstein and Matthews.

     NEGOTIATION OF TPG PURCHASE PRICE. The Special Transactions Committee of DRI negotiated the price with TPG taking into account, among other things, discussions with management and certain financial information prepared by CSFB, DRI's financial advisor. Negotiations were concluded on December 1, 1998.

     FACTORS CONSIDERED AND REASON FOR THE TRANSACTION. The factors considered by the Committee in negotiating the TPG Purchase and in recommending that shareholders approve the transaction are as follows:

     o The $5.39 per share price represents a 41% premium over the closing market price for DRI's common shares on December 1, 1998 and the midpoint of a November 24, 1998 preliminary financial analysis of DRI's per share value prepared by CSFB. As of the date of this Proxy Statement/Prospectus, February __, 1999, this price is _____% higher/lower than the closing market price for DRI's common shares on the New York Stock Exchange.

     o The $100 million provides DRI with substantial capital to make acquisitions at a time when attractive opportunities may become available to entities with sufficient capital. If successful acquisitions can be made, it would allow DRI to continue to grow.

     o The Board of Directors has received the opinion attached hereto as Exhibit A as to the fairness, from a financial point of view, to DRI of the consideration to be received by DRI for the common shares to be sold to TPG.

     o The Committee considered other alternatives discussed below, and believes that because of TPG's current interest in DRI, it appeared unlikely that another entity would be willing to pay a premium over market price which would be substantially higher than the price TPG is willing to pay.

     FAIRNESS OF THE TRANSACTION. The Committee believes that the price being paid by TPG is a fair price, given the substantial premium over the market price at the time of pricing and given the large percentage of DRI's common shares being purchased. The premium also represents in part a premium for control. In addition, the transaction cannot be consummated unless a majority of disinterested shareholders approve its terms. CSFB has given a written opinion dated December 16, 1998 to the Board of Directors of DRI as to the fairness, from a financial point of view, of the consideration to be received by DRI for the TPG Purchase. In the December 16, 1998 opinion, the estimated equity reference ranges were approximately $0.39 per share lower than those in the preliminary financial analyses prepared on November 24, 1998, primarily due to oil price decreases during the interim period. The full text of CSFB's written opinion dated December 16, 1998 is attached to this Proxy Statement/Prospectus as Exhibit A, and should be reviewed carefully in its entirety. CSFB's opinion is directed to DRI's Board of Directors, and does not constitute a recommendation to any shareholder with respect to matters relating to the stock purchase by TPG. Neither DRI nor TPG or any of their affiliates or associates have any knowledge of any material undisclosed information relating to DRI or its securities which has not been generally disclosed.

     THE TPG PURCHASE AGREEMENT. On December 16, 1998 an affiliate of TPG and DRI entered into a Stock Purchase Agreement (the "TPG Purchase Agreement") pursuant to which TPG agreed to purchase 18,552,876 newly-issued common shares of DRI (or, if DRI's corporate domicile has been moved as of the closing, of DRI Delaware) for a total purchase price of $100 million (U.S.$5.39 per common share), the consummation of which sale is conditioned upon (i) the approval by holders of a majority of shares voting that are disinterested shareholders, (ii) the approval of the purchase price by the Toronto Stock Exchange, (iii) DRI obtaining an amendment to its credit facility with its banks that is mutually acceptable to DRI and TPG, (iv) DRI and TPG entering into a registration rights agreement in the form attached as an exhibit to the TPG Purchase Agreement (the "TPG Registration Rights Agreement"), (v) the absence of a Material Adverse Effect (as defined below) between the date of the TPG Purchase Agreement and the closing pursuant thereto, and (vi) the satisfaction of the other conditions provided for therein.

     As used in the TPG Purchase Agreement, a "Material Adverse Effect" means a material adverse effect on the financial condition, results of operations, business or assets of DRI and its subsidiaries taken as a whole; provided however, any such adverse effect (including, without limitation, (i) an adverse effect on DRI's financial statements, (ii) non-cash writedowns in the book value of DRI's oil and gas properties, (iii) a decline in DRI's reserve quantities or value, (iv) a decline in DRI's production volumes, or (v) a decrease in the borrowing base under DRI's bank credit facility) will not be considered to be a Material Adverse Effect if it results primarily and directly from:

     o (x) prevailing oil prices, provided that the weighted average oil price realized by DRI over any 28 consecutive day period between December 16, 1998 (the date of the TPG Purchase Agreement) and the closing does not fall below 80% of the per barrel price realized by DRI for the week commencing December 6, 1998, or

     o (y) prevailing natural gas prices, provided that the weighted average gas price realized by DRI (after giving effect to any benefit received by DRI from natural gas hedging contracts covering DRI's gas production) over any 28 consecutive day period between December 16, 1998 and the closing does not fall below 80% of the per Mcf price realized by DRI for the week commencing December 6, 1998, or

     o (z) a decrease in DRI's production, provided that the average daily production (on a BOE basis) during any 28 consecutive day period between December 16, 1998 and the closing does not fall to a level below 13,000 BOE per day.

     DRI has agreed to indemnify TPG and its affiliates for any losses incurred by them as a result of DRI's breach of any representation, warranty, agreement or covenant made by DRI in the TPG Purchase Agreement or the TPG Registration Rights Agreement or in any certificate delivered by DRI pursuant thereto or any claim by a third party relating to the TPG Purchase, except for losses resulting from such a claim that is finally judicially determined to have resulted primarily from the conduct of TPG and its affiliates. TPG has agreed to indemnify DRI and its representatives for any losses incurred by them as a result of TPG's breach of any representation, warranty, agreement or covenant made by TPG in the TPG Purchase Agreement or the TPG Registration Rights Agreement or in any certificate delivered by TPG pursuant thereto.

     Pursuant to the TPG Purchase Agreement, DRI has agreed not to pursue any transactions with third parties that are similar to the TPG Purchase (such as acquisitions, mergers or consolidations) from the date of the agreement to its termination and to pay TPG a break-up fee of $3.0 million if any such transaction is agreed upon. Furthermore, TPG may terminate the TPG Purchase Agreement upon notice to DRI if the TPG Purchase is not approved at the shareholders meeting or the TPG Purchase is not consummated before the earlier of June 16, 1999 and the expiration of the approval of the purchase price by The Toronto Stock Exchange. Upon any such termination, TPG is entitled to a $1.0 million fee (which will be included in the $3.0 million fee described above if that is also payable).

     THE REGISTRATION RIGHTS AGREEMENT. The new registration rights agreement covers the shares proposed to be sold to TPG upon approval by shareholders, plus the shares currently owned by TPG (a total of 27,274,314 shares). The agreement will provide TPG certain rights to "piggyback" on other registration statements of DRI and also allows TPG the right to cause DRI to effect up to four demand registrations (including the establishment of a shelf registration), which right will expire on the sixth anniversary of the closing under the TPG Purchase Agreement. These rights are subject to customary exceptions and black-out periods. DRI will bear the expenses of each "piggyback" registration and the expenses of three of the four demand registrations. The TPG Registration Rights Agreement will also provide that DRI cannot grant any registration rights more favorable than those granted to TPG to any other person, and also provides that DRI will indemnify TPG for certain items with regard to the registration statements. Although TPG has had demand and "piggyback" registration rights since December 1995, those rights have not been exercised to date.

     LIQUIDITY OPINION. In addition, DRI will receive an opinion (the "Liquidity Opinion") from Griffiths McBurney & Partners, an independent registered dealer, that the market for the common shares of DRI is liquid and would not be materially less liquid following the TPG Purchase. The Toronto Stock Exchange has delivered a letter to the Ontario and Quebec Securities Commissions indicating the concurrence of The Toronto Stock Exchange with the Liquidity Opinion. A copy of the Liquidity Opinion is attached hereto as Exhibit F.

     NO DISSENTERS' RIGHTS REGARDING TPG TRANSACTION. Shareholders will have no dissenters' rights in connection with the proposed sale of shares to TPG, although dissenters' rights are available to shareholders in connection with the proposal to move the domicile of DRI from Canada to the United States as a Delaware corporation.

     EXPENSES OF THE TRANSACTION. The expenses of the transaction, estimated to be $1.5 million, are to be paid by DRI, and include the fee due to CSFB and legal, accounting, filing fee, printing and proxy solicitation expenses. Proxy solicitation expenses and the related legal, accounting, filing fees and printing costs are related not only to shareholder approval of the sale of shares to TPG, but also to the other four matters submitted to shareholders for approval. A substantial portion of those expenses relate to DRI's proposed change of domicile from Canada to Delaware.

     RECOMMENDATION OF THE BOARD OF DIRECTORS. THE BOARD OF DIRECTORS OF DRI RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOR OF THE PROPOSED SALE OF SHARES TO TPG. This sale will provide needed equity capital at a time when other capital sources are unavailable, which will enable DRI to grow if favorable acquisitions can be found.

OPINION OF CSFB

     CSFB was retained by DRI to render an opinion as to the fairness from a financial point of view to DRI of the consideration to be received by DRI in the TPG Purchase. CSFB was selected by DRI based on CSFB's experience and expertise. CSFB is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CSFB rendered to the Board of Directors of DRI a written opinion dated December 16, 1998 to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration to be received by DRI pursuant to the TPG Purchase was fair to DRI from a financial point of view.

     THE FULL TEXT OF CSFB'S WRITTEN OPINION TO THE BOARD OF DIRECTORS OF DRI, WHICH SETS FORTH THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS EXHIBIT A TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. HOLDERS OF DRI COMMON SHARES ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. CSFB'S OPINION IS ADDRESSED TO THE BOARD OF DIRECTORS OF DRI AND RELATES ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED IN THE TPG PURCHASE FROM A FINANCIAL POINT OF VIEW TO

DRI, DOES NOT ADDRESS ANY OTHER ASPECT OF THE PROPOSED TPG PURCHASE OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER WITH RESPECT TO MATTERS RELATING TO THE TPG PURCHASE. THE SUMMARY OF THE OPINION OF CSFB SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

     In arriving at its opinion, CSFB reviewed the Stock Purchase Agreement dated December 16, 1998 between DRI and an affiliate of TPG and certain publicly available business and financial information relating to DRI. CSFB also reviewed certain other information relating to DRI, including financial forecasts and reserve reports, provided to or discussed with CSFB by DRI, and met with the management of DRI to discuss the business and prospects of DRI. CSFB also considered certain financial and stock market data of DRI and compared those data with similar data for other publicly held companies in businesses similar to DRI and considered, to the extent publicly available, the financial terms of certain other transactions recently effected. CSFB also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which CSFB deemed relevant. CSFB's opinion was rendered during a period of volatility in the financial and commodity markets and was necessarily subject to the absence of further material developments in financial, economic and market conditions from those prevailing on the date of such opinion.

     In connection with its review, CSFB did not assume any responsibility for independent verification of any of the information provided to or otherwise reviewed by CSFB and relied on such information being complete and accurate in all material respects. With respect to financial forecasts, CSFB was advised, and assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of DRI's management as to the future financial performance of DRI. CSFB also assumed, with the consent of DRI, that the reserve reports reviewed by CSFB were reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparers of such reports as to the oil and gas reserves of DRI. In addition, CSFB was not requested to make and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of DRI, nor was CSFB furnished with any such evaluations or appraisals. CSFB's opinion was necessarily based upon information available to, and financial, economic, market and other conditions as they existed and could be evaluated by, CSFB on the date of its opinion. CSFB did not express any opinion as to the actual value of the DRI common shares when issued pursuant to the TPG Purchase or the prices at which the DRI common shares will trade subsequent to the TPG Purchase. In connection with its engagement, CSFB was not requested to, and did not, participate in the negotiation and structuring of the TPG Purchase, nor was CSFB requested to, and CSFB did not, solicit third party indications of interest in acquiring all or any part of DRI. Although CSFB evaluated the consideration to be received by DRI in the TPG Purchase from a financial point of view, CSFB was not requested to, and did not, recommend the specific consideration payable in the TPG Purchase, which consideration was determined through negotiations between DRI and TPG. No other limitations were imposed on CSFB with respect to the investigations made or procedures followed by CSFB in rendering its opinion.

     In preparing its opinion to the Board of Directors of DRI, CSFB performed a variety of financial and comparative analyses, including those described below. The summary of CSFB's analyses set forth below does not purport to be a complete description of the analyses underlying CSFB's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. In arriving at its opinion, CSFB made qualitative judgments as to the significance and relevance of each analysis and factor considered by it. Accordingly, CSFB believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, CSFB made numerous assumptions with respect to DRI, industry performance, regulatory, general business, economic, market and financial conditions and other matters, many of which are beyond the control of DRI. No company, transaction or business used in such analyses as a comparison is identical to DRI or the proposed TPG Purchase, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. CSFB's opinion and financial analyses were only one of many factors considered by the Board of Directors of DRI in its evaluation of the proposed TPG Purchase and should not be viewed as determinative of the views of the Board of Directors or management of DRI with respect to the TPG Purchase or the consideration payable in the TPG Purchase.

     The following is a summary of the material analyses performed by CSFB in connection with its opinion dated December 16, 1998:

     DISCOUNTED CASH FLOW ANALYSIS. Based on certain financial forecasts provided by DRI management and certain sensitivities to such forecasts, CSFB estimated the present value of DRI's forecasted streams of unlevered free cash flows using discount rates ranging from 10.0% to 12.0%. These unlevered free cash flows were developed based on certain operating and financial assumptions, estimates and other information and certain sensitivities to such estimates regarding DRI's business, including estimated commodity prices, production, operating costs and related capital expenditures which were discussed with DRI management. This analysis indicated an implied enterprise reference range for DRI of approximately $310 million to $380 million.

     SELECTED COMPANIES ANALYSIS. CSFB compared certain publicly available financial, operating and stock market data of DRI to corresponding data of selected publicly traded companies in the oil and gas exploration and production industry. Such companies included Belco Oil & Gas Corporation, Coho Energy, Inc., Comstock Resources, Inc., Cross Timbers Oil Company, Forest Oil Corporation, HS Resources, Inc., Patina Oil & Gas Corporation, Stone Energy Corporation, Vintage Petroleum, Inc., and The Wiser Oil Company (collectively, the "Selected Companies"). All multiples were based on closing stock prices as of December 15, 1998. Applying a range of selected multiples for the Selected Companies of (i) enterprise value (equity value plus debt minus cash) to estimated 1998 and 1999 earnings before interest, taxes, depreciation, amortization and exploration expense ("EBITDAX") of 6.5x to 7.5x and 5.0x to 6.0x, respectively, (ii) enterprise value to 1997 proved reserves of oil and gas equivalent barrels ("BOE") of $4.50 to $5.50 per BOE, and (iii) enterprise value to 1997 after-tax Standardized Measure of Discounted Future Net Cash Flows (as defined by the SEC) of 0.9x to 1.1x to corresponding financial data of DRI indicated an implied enterprise reference range for DRI of approximately $280 million to $340 million.

     SELECTED TRANSACTIONS ANALYSIS. Using publicly available and other information, CSFB analyzed the purchase prices and implied transaction multiples paid in selected recent transactions in the oil and gas exploration and production industry. All multiples were based on financial information available at the time of the transaction. Included in the transactions reviewed by CSFB with respect to DRI's Mississippi properties were the investment in Coho Energy, Inc. by Hicks, Muse, Tate & Furst Inc., the acquisition by DRI of certain properties of Chevron Corporation, the acquisition by an undisclosed acquiror of certain properties from Murphy Oil Corporation, the acquisition by DRI of certain properties of Amerada Hess Corporation, and the acquisition by Howell Corporation of certain properties of Norcen Energy Resources Ltd. (the "Mississippi Selected Transactions"). Included in the transactions reviewed by CSFB with respect to DRI's Louisiana properties were the acquisition by Swift Energy Company of certain properties of Sonat Inc., the merger of McMoRan Oil & Gas Company and Freeport-McMoRan Sulphur Inc., the acquisition by The Meridian Resource Corporation of certain properties of Shell Oil Company, the acquisition by Cross Timbers Oil Company of certain properties of EEX Corporation, the acquisition by Forest Oil Corporation of certain properties of LLOG Exploration Company, the merger of Texoil, Inc. and Cliffwood Oil & Gas Corporation, the acquisition by Comstock Resources, Inc. of certain properties of Bois d'Arc Resources, the acquisition by Equitable Resources, Inc. of certain properties of Chevron Corporation, the acquisition by Rio Grande, Inc. of certain properties of Brechtel Energy, the acquisition by Norcen Energy Resources Ltd. of certain properties of Flores & Rucks, Inc., the acquisition by Canadian Occidental Petroleum Ltd. of certain properties of Shell Oil Company, the acquisition by American Exploration Company of certain properties of Zilkha Energy Company, the acquisition by Flores & Rucks, Inc. of certain properties of Mobil Corporation, and the acquisition by Newscope Resources Ltd. (now DRI) of certain properties of an undisclosed seller (the "Louisiana Selected Transactions" and, together with the Mississippi Selected Transactions, the "Selected Transactions"). Applying a range of selected multiples for the Selected Transactions of (i) enterprise value to proved reserves of $5.00 to $6.00 per BOE for DRI's total proved reserves, (ii) enterprise value to proved reserves of $4.75 to $5.75 per BOE for DRI's Mississippi proved reserves, and
(iii) enterprise value to proved reserves of $6.00 to $7.00 per BOE for DRI's Louisiana proved reserves to corresponding reserve data of DRI indicated an implied enterprise reference range for DRI of approximately $325 million to $390 million.

     AGGREGATE REFERENCE RANGES. On the basis of the valuation methodologies employed in the analyses described above, CSFB derived aggregate enterprise and equity reference ranges for DRI of approximately $310 million to $380 million and $99 million to $169 million, respectively, or approximately $3.70 to $6.31 per diluted common share.

     OTHER FACTORS. In the course of preparing its opinion, CSFB performed certain other analyses and considered certain other information and data, including, among other things, (i) the potential pro forma effect of the TPG Purchase on DRI's estimated 1999 net income and cash flow, (ii) certain latest 12 months pro forma credit statistics for DRI resulting from the TPG Purchase, including EBITDAX to interest expense, earnings before interest and taxes to interest expense, cash flow from operations to net debt and net debt to net book capitalization, (iii) the trading characteristics of DRI common shares, (iv) the share price premiums paid in certain oil and gas exploration and production transactions and (v) the comparative trading characteristics for DRI and certain other oil and gas exploration and production companies relative to certain estimates of net asset value.

     MISCELLANEOUS. Pursuant to the terms of CSFB's engagement, CSFB will receive a fee for its services in connection with the delivery of its opinion. DRI also has agreed to reimburse CSFB for out-of-pocket expenses incurred by CSFB in performing its services, including fees and expenses of legal counsel and any other advisor retained by CSFB, and to indemnify CSFB and certain related persons and entities against certain liabilities under the federal securities laws, arising out of CSFB's engagement.

     CSFB has in the past provided financial services to TPG and certain of its affiliates unrelated to the proposed TPG Purchase, for which services CSFB has received compensation. In the ordinary course of business, CSFB and its affiliates may actively trade the debt and equity securities of DRI for their own accounts and for the accounts of customers and, accordingly, may at any time hold long or short positions in such securities.

USE OF PROCEEDS

     The net proceeds to DRI from the TPG Purchase are estimated to be approximately $98.5 million. DRI intends to use the net proceeds to reduce outstanding borrowings under its bank credit facility. The undrawn balance under the credit facility will then be available for capital expenditures and general corporate purposes, although DRI's primary use of these funds will be for acquisitions of additional oil and natural gas properties. As of December 15, 1998, the credit facility had an outstanding balance of $100 million and an average interest rate of 6.8% per annum.

CAPITALIZATION

     The following table sets forth as of September 30, 1998 (i) the actual capitalization of DRI, and (ii) the capitalization of DRI as adjusted to give effect to the TPG Purchase and the application of the net proceeds therefrom to reduce bank debt and increase the cash balance. See also "Use of Proceeds."

                                                       As of September 30, 1998
                                                       -----------------------
                                                                    As Adjusted
                                                                      for the
                                                          DRI           TPG
                                                       Historical    Purchase
                                                       ----------    ---------
                                                           (in thousands)
Cash and cash equivalents............................. $    4,250    $  12,750
                                                       ==========    =========
Short-term debt:
      Credit Facility................................. $        -    $       -
                                                       ----------    ---------
Long-term debt:
      Credit Facility.................................     90,000            -
      9% Senior Subordinated Notes Due 2008...........    125,000      125,000
                                                       ----------    ---------
         Total long-term debt.........................    215,000      125,000
                                                       ----------    ---------
Shareholders' equity (a):
   Common shares, no par value; unlimited shares
     authorized; 26,801,680 outstanding; 45,354,556
     outstanding as adjusted for the TPG Purchase.....    227,796      326,296
   Accumulated deficit................................    (97,958)     (97,958)
                                                       ----------    ---------
      Total shareholders' equity......................    129,838      228,338
                                                       ----------    ---------
          Total capitalization........................ $  344,838    $ 353,338
                                                       ==========    =========
---------------

(a) Excludes 1,890,689 outstanding stock options as of September 30, 1998 exercisable at various prices ranging from $5.55 to $22.24 per share with a weighted average price of approximately $13.00 (of which 387,063 were currently exercisable), and 75,000 common shares reserved for issuance upon exercise of common share purchase warrants.

                       INCREASE OF AUTHORIZED SHARES UNDER
                       DRI'S EMPLOYEE STOCK PURCHASE PLAN

     The fourth resolution to be voted on is an amendment to the DRI's Employee Stock Purchase Plan effective February 1, 1996. If approved, the stock purchase plan will be amended by increasing the maximum number of shares of DRI's common shares available for sale under the stock purchase plan from 250,000 shares to 750,000 shares. As of November 30, 1998, 185,142 shares had been issued under the stock plan, leaving 64,858 available for purchase. For the quarter ended September 30, 1998, DRI issued 50,283 shares under the stock purchase plan. The number of shares issued each quarter has steadily increased due to the addition of several employees since the stock purchase plan was adopted in 1996 and the recent decline in DRI's stock price. DRI expects that the shares which would be issued for the quarter ended December 31, 1998 would use more than the remaining shares authorized for sale under the stock plan and thus will not be issued until after shareholder approval. AS DRI BELIEVES THAT THE STOCK PURCHASE PLAN IS AN INTEGRAL PART OF DRI'S OVERALL COMPENSATION STRATEGY, THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT.

                    INCREASE OF AUTHORIZED SHARES UNDER DRI'S
                                STOCK OPTION PLAN

     The fifth proposal to be voted upon is an amendment to DRI's Stock Option Plan, made effective August 9, 1995 with 1,050,000 common shares initially reserved for issuance. This was increased to 2,000,000 in 1997 and further increased to 2,648,000 in May, 1998. The Board of Directors of DRI further amended the stock option plan on December 1, 1998 to increase the total number of shares reserved for future issuance to 4,535,000, subject to shareholder and regulatory approval. Since the disclosures made in the 1998 Information Circular
- Proxy Statement as of February 28, 1998, the following activity in the stock option plan has taken place:

                                    Actual Stock   Stock Options   Reserved for
                                      Options      Available for      Future
                                    Outstanding    Future Grants     Issuance
                                   --------------  -------------  -------------

Balance February 28, 1998               1,976,378        671,622      2,648,000
     Granted                               45,687        (45,687)             -
     Exercised                           (128,756)            -        (128,756)
     Canceled                             (12,028)        12,028              -
     Authorized increases                       -      2,015,756      2,015,756
     Authorized grants (1)              1,671,327     (1,671,327)             -
                                   --------------  -------------  -------------
Balance November 30, 1998 (2)           3,552,608        982,392      4,535,000
                                   ==============  =============  =============
Percent of common shares
  outstanding November 30, 1998 (2)          7.8%           2.2%          10.0%
                                   ==============  =============  =============

     Since August 9, 1995, the effective date of the Plan, the following activity has taken place:

                                    Actual Stock   Stock Options   Reserved for
                                      Options      Available for      Future
                                    Outstanding    Future Grants     Issuance
                                   --------------  -------------  -------------
Balance August 9, 1995                    614,425        435,575      1,050,000
     Granted                            1,929,471     (1,929,471)             -
     Exercised                           (610,587)             -       (610,587)
     Canceled                             (52,028)        52,028              -
     Authorized increases                       -      4,095,587      4,095,587
     Authorized grants (1)              1,671,327     (1,671,327)             -
                                   --------------  -------------  -------------
Balance November 30, 1998 (2)           3,552,608        982,392      4,535,000
                                   ==============  =============  =============
Percent of common shares
  outstanding November 30, 1998 (2)          7.8%           2.2%          10.0%
                                   ==============  =============  =============
---------------

(1) Grants expected to be issued on January 1, 1999 as authorized by the Board of Directors on December 1, 1998.
(2) Balance outstanding November 30, 1998 as adjusted for the proposed sale of common stock to TPG and the authorized grants expected to be made on January 1, 1999.

     Since the last annual meeting held in May 1998, the Board of Directors authorized a 2,015,756 share increase subject to shareholder and regulatory approval. The Board of Directors has also authorized a grant of stock options to be made to all employees of DRI on January 1, 1999, in accordance with the terms of the plan. DRI expects to issue approximately 1,671,327 stock options at that time. These board authorized grants attempt to provide a similar level of compensation to the employees as the employees received in prior years and are an integral part of DRI's overall compensation plan. These options will be subject to shareholder and regulatory approval. If this amendment to the stock option plan is approved, the stock options available for future grants under the plan will be 982,392 common shares, and the maximum number of common shares reserved for future issuance under the plan will be 4,535,000 common shares, or approximately 2.1% and 10%, respectively, of the issued and outstanding common shares as at November 30, 1998, as adjusted for the proposed sale of 18,552,876 common shares to TPG. The Board of Directors approved this increase to ensure that there will be sufficient stock options available for the authorized but unissued option grants and for additional option grants which may be approved during fiscal 1999 or beyond. Pursuant to the regulations of the Toronto Stock Exchange, this increase in the common shares reserved for issuance under the plan must be approved by the shareholders. Accordingly, at the meeting an Ordinary Resolution to approve the amendment to the DRI Stock Option Plan will be presented which increases the Common Share Maximum, as defined in the plan, by 2,015,756 common shares.

     This resolution must be approved by a simple majority of votes cast by shareholders who vote in person or by proxy at the meeting in respect of the above resolution. AS DRI BELIEVES THAT THE STOCK OPTION PLAN IS AN INTEGRAL PART OF DRI'S OVERALL COMPENSATION STRATEGY, THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE ORDINARY RESOLUTION AMENDING THE STOCK OPTION PLAN.

                            MANAGEMENT OF THE COMPANY

     The names of the directors and officers of DRI, their ages, the offices held by them with DRI and the periods during which such offices have been held are set forth below. Each officer and director holds office for one year or until his death, resignation or removal or until his successor is duly elected and qualified. The officers set forth below hold the same position in both DRI and DMI unless otherwise noted.

            Name                 Age                  Position(s)
-----------------------------   ------   -------------------------------------
Ronald G. Greene (a)(b)(c)(d)     50     Chairman of the Board of DRI
David Bonderman..............     56     Director of DRI
Wilmot L. Matthews (a).......     62     Director of DRI
William S. Price, III
(b)(c)(d)....................     42     Director of DRI
David M. Stanton.............     36     Director of DRI
Wieland F. Wettstein (a).....     49     Director of DRI
Gareth Roberts...............     46     President, Chief Executive Officer
                                           and Director
Matthew Deso.................     45     Vice President, Exploration and
                                           Director of DMI
Phil Rykhoek.................     42     Chief Financial Officer and
                                           Secretary and Director of DMI
Mark A. Worthey..............     40     Vice President, Operations and
                                           Director of DMI
Bobby J. Bishop..............     38     Controller and Chief Accounting
                                           Officer
Ron Gramling.................     53     President of DMI marketing subsidiary
Lynda Perrard................     55     Vice President, Land of DMI

(a)  Member of the Audit Committee.
(b)  Member of the Compensation Committee.
(c)  Member of the Stock Option Plan Committee.
(d)  Member of the Stock Purchase Plan Committee.

Ronald G. Greene is the Chairman of the Board and a director of DRI, positions he has held since 1995. Mr. Greene is the founder and Chairman of the Board of Renaissance Energy Ltd. and was Chief Executive Officer of Renaissance from its inception in 1974 until May 1990. He is also the sole shareholder, officer and director of Tortuga Investment Corp., a private investment company. Mr. Greene also serves on the Board of Directors of a private Western Canadian airline.

David Bonderman has been a director of DRI since 1996. Mr. Bonderman is a co-founder and partner of TPG. Prior to forming TPG in 1992, Mr. Bonderman was the Chief Operating Officer of the Robert M. Bass Group, Inc. (now doing business as Keystone, Inc.), joining them in 1983. Keystone, Inc. is the personal investment vehicle of Fort Worth, Texas-based investor Robert M. Bass. Mr. Bonderman serves on the boards of AerFi Group plc; Bell & Howell Company, Carr Realty Corporation; Continental Airlines; Inc.; Ducati Motors S.P.A.; National Education Corporation; Ryanair, Limited; Virgin Cinemas, Limited; and Washington Mutual, Inc.

Wilmot L. Matthews was first elected as director of DRI on December 9, 1997. Mr. Matthews, a Chartered Accountant, has been involved in all aspects of investment banking by serving in various positions with Nesbitt Burns Inc. and its predecessor companies from 1964 until his retirement in September 1996, most recently as Vice Chairman and Director. Mr. Matthews is currently President of Marjad Inc., a personal investment company, and also serves on the Board of Directors of Renaissance Energy Ltd. and several private companies.

William S. Price, III has been a director of DRI since 1995. Mr. Price is a founding partner of TPG. Prior to forming TPG in 1992, Mr. Price was Vice-President of Strategic Planning and Business Development for G.E. Capital, and from 1985 to 1991 was employed by the management consulting firm of Bain & Company, attaining officer status and acting as co-head of the Financial Services Practice. Mr. Price serves on the Boards of Directors of AerFi Group plc, Belden & Blake Corporation, Beringer Wine Estates Holdings, Inc., Continental Airlines, Inc., Del Monte Foods Company, Favorite Brands International, Inc., Vivra Specialty Partners, Inc. and Zilog, Inc.

David M. Stanton has been a director of DRI since 1995. Mr. Stanton is a partner of TPG. From 1991 until he joined TPG in 1994, Mr. Stanton was a venture capitalist with Trinity Ventures where he specialized in information technology, software and telecommunications investments. Mr. Stanton also serves on the Board of Directors of Belden & Blake Corporation, Paradyne Partners, L.P., TPG Communications, Inc. and Zilog, Inc.

Wieland F. Wettstein has been a director of DRI since 1990. Mr. Wettstein is the Executive Vice President of, and indirectly controls 50% of, Finex Financial Corporation Ltd., a merchant banking company in Calgary, Alberta, a position he has held for more than five years. Mr. Wettstein serves on the Board of Directors of a public oil and natural gas company, BXL Energy, and on the Board of Directors of a private technology firm.

Gareth Roberts is President, Chief Executive Officer, a Director and is the founder of DMI, which was founded in April 1990. Mr. Roberts has more than 20 years of experience in the exploration and development of oil and natural gas properties with Texaco, Inc., Murphy Oil Corporation and Coho Resources, Inc. His expertise is particularly focused in the Gulf Coast region where he specializes in the acquisition and development of old fields with low productivity. Mr. Roberts holds honors and masters degrees in Geology and Geophysics from St. Edmund Hall, Oxford University. Mr. Roberts also serves on the Board of Directors of Belden & Blake Corporation.

Matthew Deso is Vice President, Exploration and has been with DRI since October 1990, first as a consultant then, beginning in January 1994, as Vice President of Exploration, his current position. Mr. Deso has over twenty years of petroleum geology experience and received a Bachelor of Science in Geosciences from the University of Texas in 1976. Mr. Deso also worked for Enserch Exploration (three years), Terra Resources (three years) and TXO Production Corp. (eight years) in positions of varying responsibility.

Phil Rykhoek is Chief Financial Officer and a Certified Public Accountant. He joined DRI and was appointed to the position of Chief Financial Officer and Secretary in June 1995. Prior to joining DRI, Mr. Rykhoek was Executive Vice President and co-founder of Petroleum Financial, Inc., a private company formed in May 1991 to provide oil and natural gas accounting services on a contract basis to other entities. From 1982 to 1991 (except for 1986), Mr. Rykhoek was employed by Amerac Energy Corporation (formerly Wolverine Exploration Company), most recently as Vice President and Chief Accounting Officer. He retained his officer status during his tenure at Petroleum Financial, Inc.

Mark A. Worthey as Vice President, Operations, is a geologist and is responsible for all aspects of operations in the field. He joined DRI in September 1992. Previously, he was with Coho Resources, Inc. as an exploitation manager, beginning his employment there in 1985. Mr. Worthey graduated from Mississippi State University with a Bachelor of Science degree in petroleum geology in 1984.

Bobby J. Bishop is Controller and Chief Accounting Officer. He is a Certified Public Accountant and joined DRI as Controller in August 1993 and was appointed to the position of Chief Accounting Officer in December, 1997. Prior to joining DRI, Mr. Bishop was the Chief Financial Officer for Arcadia Exploration and Production Company, a private company. He also worked for Lake Ronel Oil Company and TXO Production Corp. Mr. Bishop graduated from the University of Oklahoma with a Bachelor of Business Administration in Accounting in 1983.

Ron Gramling is President of DRI's marketing subsidiary. He joined DRI in May 1996 when DRI purchased the subsidiary's assets. Prior to becoming affiliated with DRI, he was employed by Hadson Gas Systems as Vice President of term supply. Mr. Gramling has 27 years of marketing, transportation and supply experience in the natural gas and crude oil industry. He received his Bachelor of Business Administration degree from Central State University, Edmond, Oklahoma in 1970.

Lynda Perrard is Vice President, Land of DMI, a position she has held since April 1994. Ms. Perrard has over 30 years of experience in the oil and gas industry as a petroleum landman. Prior to joining DRI, Ms. Perrard was the President and Chief Executive Officer of Perrard Snyder, Inc., a corporation performing contract land services. Ms. Perrard also served as Vice President, Land for Snyder Exploration Company from 1986 to 1991.

Compensation of Directors and Officers

     Information concerning remuneration received by DRI's executive officers and directors was presented under the caption "Statement of Executive Compensation" in the Proxy Statement for the 1998 Annual Meeting and is incorporated herein by reference.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital of DRI consists of an unlimited number of common shares without nominal or par value. The authorized capital of DRI Delaware under the proposed certificate of incorporation will be ______________shares of common stock, $____ par value per share. As of December 1, 1998, there were 26,801,680 common shares of DRI outstanding.

DRI AND DRI DELAWARE COMMON STOCK

     The principal attributes of DRI's common shares and the DRI Delaware common stock will be identical, other than differences in shareholders' rights under Canadian and Delaware law described under "Moving the Corporate Domicile of DRI-Comparison of Shareholders' Rights" and "Description of Capital Stock." The holders of DRI Delaware common stock will be entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class of shares are entitled to vote, to receive any dividend declared thereon, and, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of DRI Delaware, to receive the remaining property of DRI Delaware upon dissolution.

DRI DELAWARE PREFERRED STOCK

     The certificate of incorporation for DRI Delaware authorizes the future issuance of preferred shares, with such designations, rights, privileges, restrictions and conditions as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of holders of DRI Delaware's common stock. In the event of issuance, the preferred shares could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of DRI Delaware. Such actions could have the effect of discouraging bids for DRI and, thereby, preventing shareholders from receiving the maximum value for their shares. Although DRI Delaware has no present intention to issue any additional preferred shares, there can be no assurance that DRI Delaware will not do so in the future. No preferred shares will be outstanding upon consummation of the proposed move of domicile or sale of shares to TPG.

                          NATURE OF THE TRADING MARKET

     The common shares have been listed on the New York Stock Exchange ("NYSE") since May 8, 1997 and were listed on the NASDAQ National Market ("NASDAQ") from August 25, 1995 through May 8, 1997. The common shares have also been listed on The Toronto Stock Exchange ("TSE") in Toronto, Canada, since February 14, 1984. The common shares currently trade under the symbol "DNR" on both the NYSE and TSE. The following table summarizes the high and low last reported sale prices (adjusted for the one-for-two reverse stock split in October 1996) as reported by each exchange for each quarterly period during the last two fiscal years and to date during 1998.

                                       NYSE / NASDAQ              TSE
                                      ----------------      ---------------
                                       High      Low         High     Low
                                      -------  -------      ------   ------
                                           (US $)                (C $)
1996
     First Quarter....................$  7.88  $  6.26      $10.80   $ 8.30
     Second Quarter...................  10.62     8.50       14.50    12.00
     Third Quarter....................  13.50    10.00       18.60    12.70
     Fourth Quarter...................  15.25    12.50       20.95    17.00

1997
     First Quarter....................  16.00    12.00       21.75    16.40
     Second Quarter...................  17.63    13.13       24.50    18.00
     Third Quarter....................  23.75    16.13       33.00    22.20
     Fourth Quarter...................  24.63    17.88       33.50    25.50

1998
     First Quarter....................  20.63    16.13       29.00    23.00
     Second Quarter...................  17.75    12.75       25.00    18.50
     Third Quarter....................  13.50     6.00       19.90     8.75
     Fourth Quarter (through December    8.50     3.50       13.10     5.40
       22, 1998)

                                  LEGAL MATTERS

     Certain matters of Canadian law in connection with the continuance will be passed upon by Burnett, Duckworth & Palmer. Certain legal matters in connection with the shares of DRI Delaware capital stock to be issued in connection with the continuance will be passed upon by Jenkens & Gilchrist, a Professional Corporation, Houston, Texas on behalf of DRI Delaware.

                                     EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from DRI's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, chartered accountants, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     DRI files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and the web site maintained by the SEC at "http"//www.sec.gov." In addition, DRI's filings can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     DRI filed a Registration Statement on Form S-4 to register with the SEC the common shares that will be deemed to be issued to stockholders in the move of DRI's corporate domicile. This Proxy Statement/Prospectus is part of such Registration Statement and constitutes a prospectus in addition to being a proxy statement of DRI for the special meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information contained in the Registration Statement or in the exhibits to the Registration Statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to include certain information in this document by "incorporating by reference." The following documents filed with the SEC by DRI pursuant to the Exchange Act are incorporated by reference in this Proxy Statement/Prospectus:

     1. Annual Report on Form 10-K for the year ended December 31, 1997;

     2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998;

     3. Current Reports on Form 8-K dated December 2, 1998 and December 1998;
        and

     4. All documents and reports filed by DRI or DRI Delaware pursuant to
        Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus will be deemed to be incorporated by reference in this Proxy Statement/Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     THE DOCUMENTS WE INCORPORATE BY REFERENCE (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED ON WRITTEN OR ORAL REQUEST, WITHOUT CHARGE FROM DENBURY RESOURCES INC., 17304 PRESTON ROAD, SUITE 200, DALLAS, TEXAS 75252 (TELEPHONE NUMBER (972) 673-2000, ATTENTION: SECRETARY. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JANUARY __, 1999.

CERTAIN FORWARD-LOOKING STATEMENTS

     CERTAIN STATEMENTS IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY," "WILL," "EXPECT," "ANTICIPATE," "ESTIMATE" OR "CONTINUE" OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE STATEMENTS UNDER THE CAPTION "RISK FACTORS" IN THIS PROXY STATEMENT/PROSPECTUS CONSTITUTE CAUTIONARY STATEMENTS IDENTIFYING IMPORTANT FACTORS, INCLUDING MATERIAL RISKS AND UNCERTAINTIES, WITH RESPECT TO SUCH FORWARD-LOOKING STATEMENTS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS.

                                  OTHER MATTERS

     DRI's Board of Directors does not intend to bring any matters before the special meeting other than those specifically set forth in this Proxy Statement/Prospectus and it does not know of any matters to be brought before the meeting by others. If any other matters properly come before the special meeting, it is the intention of the persons named in accompanying proxies to vote such proxies in accordance with the judgment of the Board.

                    SERVICE AND ENFORCEMENT OF LEGAL PROCESS

     DRI is incorporated in Canada. Some of the directors and experts are residents of Canada and most, if not all, of these person's assets are located outside of the United States. It may be difficult for a shareholder in the United States to effect service or realize anything from a judgment against these Canadian residents or DRI as a result of any possible civil liability resulting from a violation of the United States federal securities laws. This has been confirmed by DRI's Canadian legal counsel, Burnett, Duckworth & Palmer in Calgary, Alberta.

                                    GLOSSARY

The terms defined in this section are used throughout this Prospectus.

     Bbl. One stock tank barrel, of 42 U.S. gallons liquid volume, used herein in reference to crude oil or other liquid hydrocarbons.

     Bcf. One billion cubic feet of natural gas.

     BOE. One barrel of oil equivalent using the ratio of one barrel of crude oil, condensate or natural gas liquids to 6 Mcf of natural gas.

     Btu. British thermal unit, which is the heat required to raise the temperature of a one-pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

     MBbl. One thousand barrels of crude oil or other liquid hydrocarbons.

     MBOE. One thousand BOEs.

     MBtu. One thousand Btus.

     Mcf. One thousand cubic feet of natural gas.

     MMBbl. One million barrels of crude oil or other liquid hydrocarbons.

     MMBOE. One million BOEs.

     MMBtu. One million Btus.

     MMcf. One million cubic feet of natural gas.

     PV10 Value. When used with respect to oil and natural gas reserves, PV10 Value means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect at the determination date, without giving effect to non- property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted to present value using an annual discount rate of 10% in accordance with the guidelines of the Commission.

     Proved Developed Reserves. Reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

     Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

     Proved Undeveloped Reserves. Reserves that are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.

     Tcf. One trillion cubic feet of natural gas.

     Working Interest. The operating interest which gives the owner the right to drill, produce and conduct operating activities on the property as well as to a share of production.

                                    EXHIBIT A

             [Letterhead of Credit Suisse First Boston Corporation]


December 16, 1998

Board of Directors
Denbury Resources Inc.
17304 Preston Road, Suite 200
Dallas, Texas  75252


Members of the Board:

You have asked us to advise you with respect to the fairness to Denbury Resources Inc. ("Denbury") from a financial point of view of the consideration to be received by Denbury pursuant to the terms of the Stock Purchase Agreement, dated as of December 16, 1998 (the "Stock Purchase Agreement"), between Denbury and TPG Partners II, L.P. ("TPG"). The Stock Purchase Agreement provides for, among other things, a U.S.$100 million equity investment in Denbury by TPG (the "TPG Investment") pursuant to which TPG will purchase an aggregate of 18,552,876 newly issued common shares of Denbury (the "Denbury Common Shares") for a purchase price of U.S.$5.39 per share in cash (the "Consideration").

In arriving at our opinion, we have reviewed the Stock Purchase Agreement and certain publicly available business and financial information relating to Denbury. We have also reviewed certain other information relating to Denbury, including financial forecasts and reserve reports, provided to or discussed with us by Denbury, and have met with Denbury's management to discuss the business and prospects of Denbury. We have also considered certain financial and stock market data of Denbury, and we have compared those data with similar data for other publicly held companies in businesses similar to Denbury, and we have considered, to the extent publicly available, the financial terms of certain other transactions which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant. The opinion expressed herein is being rendered during a period of volatility in the financial and commodity markets and is necessarily subject to the absence of further material developments in financial, economic and market conditions from those prevailing on the date hereof.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have been advised, and have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Denbury's management as to the future financial performance of Denbury. We also have assumed, with your consent, that the reserve reports reviewed by us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the preparers of such reports as to the oil and gas reserves of Denbury. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Denbury, nor have we been furnished with any such evaluations or

Board of Directors
Denbury Resources Inc.
December 16, 1998
Page 2


appraisals. Our opinion is necessarily based upon information available to us, and financial, economic, market and other conditions as they exist and can be evaluated, on the date hereof. We are not expressing any opinion as to what the value of the Denbury Common Shares actually will be when issued pursuant to the TPG Investment or the prices at which the Denbury Common Shares will trade subsequent to the TPG Investment. In connection with our engagement, we were not requested to, and we did not, participate in the negotiation or structuring of the TPG Investment, nor were we requested to, and we did not, solicit third party indications of interest in acquiring all or any part of Denbury.

We have acted as financial advisor to Denbury in connection with this opinion and will receive a fee for such services, a significant portion of which will be payable upon the delivery of this opinion. In the past, we have provided financial services to TPG and certain of its affiliates unrelated to the proposed TPG Investment, for which services we have received compensation. In the ordinary course of business, Credit Suisse First Boston and its affiliates may actively trade the debt and equity securities of Denbury for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

It is understood that this letter is for the information of the Board of Directors of Denbury in connection with its evaluation of the TPG Investment, does not constitute a recommendation to any shareholder as to how such shareholder should vote on any matter relating to the proposed TPG Investment, and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus or proxy statement, or in any other document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by Denbury pursuant to the TPG Investment is fair to Denbury from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON CORPORATION

                                    EXHIBIT B

      SHAREHOLDERS HAVE THE RIGHT TO DISSENT TO THE MOVE OF THE CORPORATE DOMICILE OF DRI. SUCH RIGHT OF DISSENT IS DESCRIBED IN THE INFORMATION CIRCULAR. SEE "MOVING THE CORPORATE DOMICILE OF DRI - DISSENTING SHAREHOLDERS' RIGHTS" FOR FULL DETAILS OF THE RIGHT TO DISSENT AND THE PROCEDURE FOR COMPLIANCE WITH THE RIGHT OF DISSENT. THE FULL TEXT OF SECTION 190 OF THE CBCA IS SET FORTH BELOW.

               SECTION 190 OF THE CANADA BUSINESS CORPORATIONS ACT

190. (4) RIGHT TO DISSENT -- Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

     a. amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

     b. amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

     c. amalgamate otherwise than under section 184;

     d. be continued under section 188; or

     e. sell, lease or exchange all or substantially all of its property under subsection 189(3).

(5) FURTHER RIGHT. -- A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

(6) PAYMENT FOR SHARES. -- In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

(7) NO PARTIAL DISSENT. -- A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(8) OBJECTION. -- A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

(9) NOTICE OF RESOLUTION. -- The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

(10) DEMAND FOR PAYMENT -- A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

     a. his name and address;

     b. the number and class of shares in respect of which he dissents; and

     c. a demand for payment of the fair value of such shares.

(11) SHARE CERTIFICATE. -- A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

(12) FORFEITURE. -- A dissenting shareholder who fails to comply with subsection
(8) has no right to make a claim under this section.

(13) ENDORSING CERTIFICATE. -- A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

(14) SUSPENSION OF RIGHTS. -- On sending a notice under subsection (7), a dissenting shareholder cases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

     a. a dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12),

     b. the corporation fails to make an offer in accordance with subsection
        (12) and the dissenting shareholder withdraws his notice, or

     c. the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

(15) OFFER TO PAY. -- A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the noticed referred to in subsection (7), send to each dissenting shareholder who has sent such notice

      a. a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

      b. if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(16) SAME TERMS. -- Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

(17) PAYMENT. -- Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(18) CORPORATION MAY APPLY TO COURT. -- Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

(19) SHAREHOLDER APPLICATION TO COURT. -- If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

(20) VENUE. -- An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

(21) NO SECURITY FOR COSTS. -- A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

(22) PARTIES. -- On an application to a court under subsection (15) or (16),

     a. all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

     b. the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be head in person or by counsel.

(23) POWERS OF COURT. -- On an application to a court under subsection (15) or
(16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

(24) APPRAISERS. -- A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(25) FINAL ORDER. -- The final order of a court shall be rendered against the corporation in favour of each dissenting shareholder and for the amount of his shares as fixed by the court.

(26) INTEREST. -- A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(27) NOTICE THAT SUBSECTION (26) APPLIES. -- If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

(28) EFFECT WHERE SUBSECTION (26) APPLIES. -- If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

     a. withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or

     b. retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(29) LIMITATION. -- A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

     a. the corporation is or would after the payment be unable to pay its liabilities as they become due, or

     b. the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities. 1994, c.24, s.23.

                                    EXHIBIT C

                          CERTIFICATE OF DOMESTICATION

                            To be filed by Amendment

                                    EXHIBIT D

                          CERTIFICATE OF INCORPORATION

                            To be filed by Amendment

                                    EXHIBIT E

                                     BYLAWS

                            To be filed by Amendment

                                    EXHIBIT F

                                LIQUIDITY OPINION

                            To be filed by Amendment

                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 22.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

CANADA

     Section 124(1) of the Canada Business Corporations Act ("CBCA") provides that, except in respect of an action by or on behalf of a corporation or body corporate to procure a judgment in its favor, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges, and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of such corporation or body corporate, if:

     (a) he acted honestly and in good faith with a view to the best interests of the corporation; and

     (b) in a case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

     Section 124(2) of the CBCA provides that even if such a person is named in an action by or on behalf of the corporation or body corporate to procure a judgment in its favor, a corporation may indemnify such a person with court approval if such person meets the standards set forth in Section 124(1). Additionally, a person named in Section 124(1) is entitled to indemnity from the corporation if the person seeking indemnity:

     (a) was substantially successful on the merits in his defense of the action or proceeding; and

     (b) fulfills the conditions set forth above.

     Section 5.02 of DRI's Bylaws contains the same standards set forth in
Section 124(1), but makes indemnification in such circumstances mandatory by DRI.

TEXAS

     DMI has authority under Articles 2.02(A) (16) and 2.02-1 of the Texas Business Corporation Act (the "TBCA") to indemnify its directors and officers to the extent provided for in such statute. Section 3.06 of DMI's Bylaws provides that the board of directors of DMI may authorize DMI to pay expenses incurred by, so as to satisfy a judgment or fine rendered or levied against, present or former directors, officers or employees of DMI as provided by Article 2.02(A)(16) of the TBCA.

     The TBCA provides in part that a corporation may indemnify a director or officer or other person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director, officer, employee or agent of the corporation, if it is determined that (i) such person conducted himself in good faith; (ii) reasonably believed, in the case of conduct in his official capacity as a director or officer of the corporation, that his conduct was in the corporation's best interest, and, in all other cases, that his conduct was not opposed to the corporation's best interests; and
(iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful.

     A corporation may indemnify a person under the TBCA against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding. If the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

     A corporation may also pay or reimburse expenses incurred by a person in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

     In addition to the above provisions, both DRI and DMI have also entered into an indemnity agreement with their officers and directors, which, subject to the CBCA and TBCA, respectively, sets forth the procedures by which a person may seek indemnity and clarifies the situations in which a person may be entitled to indemnity by DRI or DMI, both.

     Effective in August 1997, the Company modified the directors and officers insurance covering each of its officers and directors. The insurance provides up to $15 million of coverage for the officers and directors with deductibles ranging from zero to $350,000, depending on the type of claim, and $15 million of coverage for the Company. The Company has paid for 100% of the cost of this insurance.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)   Exhibits.


EXHIBIT      DESCRIPTION OF EXHIBIT
  NO.

3(a) Articles of Continuance of Denbury Resources Inc., as amended (incorporated by reference as Exhibits 3(a), 3(b), 3(c), 3(d) of DRI's Registration Statement on Form F-1 dated August 25, 1995,
            Exhibit 4(e) of DRI's Registration Statement on Form S-8 dated February 2, 1996 and Exhibit 3(a) of the Pre-effective Amendment No. 2 of DRI's Registration Statement on Form S-1 dated October 22,
            1996).

3(b) General By-Law No. 1: A By-Law Relating Generally to the Conduct of the Affairs of Denbury Resources Inc., as amended (incorporated by reference as Exhibit 3(e) of DRI's Registration Statement on Form F-1 dated August 25, 1995, Exhibit 4(d) of the Registrant's Registration Statement on Form S-8 dated February 2, 1996.

3(c)        Restated Articles of Incorporation of Denbury Management, Inc.
            (incorporated by reference as Exhibit 3(c) of the Registrant's Registration Statement on Form S-3 dated February 19, 1998).

3(d)        Bylaws of Denbury Management, Inc. (incorporated by reference as
            Exhibit 3(c) of the Registrant's Registration Statement on Form S-3 dated February 19, 1998).

3(e)** Certificate of Domestication of Denbury Resources Inc. (attached as Exhibit C to the Prospectus of this Registration Statement).

3(f)** Form of Articles of Incorporation of Denbury Resources Inc., a Delaware corporation (attached as Exhibit D to the Prospectus of this Registration Statement).

EXHIBIT      DESCRIPTION OF EXHIBIT
  NO.

3(g)** Form of By-laws of Denbury Resources Inc., a Delaware corporation (attached as Exhibit E to the Prospectus of this Registration Statement).

4(a) See Exhibits 3(a), 3(b), 3(c) and 3(d) for provisions of the Articles of Continuance and General ByLaw No. 1 of DRI defining the rights of the holders of Common Shares.

4(b) Form of Indenture between DMI and Chase Bank of Texas National Association, as trustee (incorporated by reference as Exhibit 4(b) of Registrant's Registration Statement on Form S-3 dated February 19, 1998).

4(c)* Section 190 of the Canada Business Corporation Act (attached as Exhibit B to the Prospectus of this Registration Statement).

5(a)**      Opinion of Burnet, Duckworth & Palmer.

5(b)**      Opinion of Jenkens & Gilchrist, a Professional Corporation.

8(a)** Form of opinion of Burnet, Duckworth & Palmer as to Canadian tax matters.

8(b)** Form of opinion of Jenkens & Gilchrist, a Professional Corporation as to United States tax matters.

10(a) Stock Purchase Agreement dated December 16, 1998 between DRI and TPG Partners II, L.L.C. (incorporated by reference as Exhibit 99.1 of the Registrant's Form 8-K dated December 17, 1998).

10(b)* Consent letter and form of Fourth Amendment to First Restated Credit Agreement, by and among Denbury Management, as borrower, Denbury Resources Inc., as guarantor, NationsBank of Texas, N.A. as administrative agent and NationsBank of Texas, N.A. as bank, dated November 30, 1998.

12*          Statement of Ratio of Earnings to Fixed Charges.

23(a)*      Consent of Deloitte & Touche LLP.

23(b)** Consent of Burnet, Duckworth & Palmer (contained in its opinion filed as Exhibit 5 (a).

23(c)** Consent of Jenkens & Gilchrist, a Professional Corporation (contained in its opinion filed as Exhibit 5(b)).

24(a)* Power of Attorney (contained on the signature page of this Registration Statement).

99*         Consent of Credit Suisse First Boston Corporation.

---------------------------

 * Filed herewith.
** To be filed by amendment.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 23, 1998.

                                               DENBURY RESOURCES INC.


                                             By:   /s/ Phil Rykhoek
                                                -------------------------------
                                                  Phil Rykhoek
                                                  Chief Financial Officer

     Each person whose signature appears below as a signatory to this registration statement constitutes and appoints Gareth Roberts and Phil Rykhoek, or either one of them, his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, in multiple counterparts with the effect of one original.

          Signatures                            Title                     Date

                          President, Chief Executive Officer   December 23, 1998
/s/ Gareth Roberts        and Director of DRI
 -------------------------(Principal Executive Officer)
Gareth Roberts


                          Chief Financial Officer, Secretary   December 23, 1998
/s/ Phil Rykhoek          and Authorized Representative of DRI
--------------------------(Principal Financial Officer)
Phil Rykhoek


                          Controller and Chief Accounting      December 23, 1998
 /s/ Bobby J. Bishop      Officer of DRI
--------------------------(Principal Accounting Officer)
Bobby J. Bishop


                          Chairman  of the Board and           December 23, 1998
/s/ Ronald G. Greene      Director of DRI
--------------------------
Ronald G. Greene



/s/ Wieland Wettstein     Director of DRI                      December 23, 1998
--------------------------
Wieland Wettstein



/s/ Wilmot Matthews       Director of DRI                      December 23, 1998
--------------------------
Wilmot Matthews

                                 EXHIBIT INDEX

Exhibit      Description of Exhibit
No.

3(a) Articles of Continuance of Denbury Resources Inc., as amended (incorporated by reference as Exhibits 3(a), 3(b), 3(c), 3(d) of DRI's Registration Statement on Form F-1 dated August 25, 1995,
            Exhibit 4(e) of DRI's Registration Statement on Form S-8 dated February 2, 1996 and Exhibit 3(a) of the Pre-effective Amendment No. 2 of DRI's Registration Statement on Form S-1 dated October 22,
            1996).

3(b) General By-Law No. 1: A By-Law Relating Generally to the Conduct of the Affairs of Denbury Resources Inc., as amended (incorporated by reference as Exhibit 3(e) of DRI's Registration Statement on Form F-1 dated August 25, 1995, Exhibit 4(d) of the Registrant's Registration Statement on Form S-8 dated February 2, 1996.

3(c)        Restated Articles of Incorporation of Denbury Management, Inc.
            (incorporated by reference as Exhibit 3(c) of the Registrant's Registration Statement on Form S-3 dated February 19, 1998).

3(d)        Bylaws of Denbury Management, Inc. (incorporated by reference as
            Exhibit 3(c) of the Registrant's Registration Statement on Form S-3 dated February 19, 1998).

3(e)** Certificate of Domestication of Denbury Resources Inc. (attached as Exhibit C to the Prospectus of this Registration Statement).

3(f)** Form of Articles of Incorporation of Denbury Resources Inc., a Delaware corporation (attached as Exhibit D to the Prospectus of this Registration Statement).

3(g)** Form of By-laws of Denbury Resources Inc., a Delaware corporation (attached as Exhibit E to the Prospectus of this Registration Statement).

4(a) See Exhibits 3(a), 3(b), 3(c) and 3(d) for provisions of the Articles of Continuance and General ByLaw No. 1 of DRI defining the rights of the holders of Common Shares.

4(b) Form of Indenture between DMI and Chase Bank of Texas National Association, as trustee (incorporated by reference as Exhibit 4(b) of Registrant's Registration Statement on Form S-3 dated February 19, 1998).

4(c)* Section 190 of the Canada Business Corporation Act (attached as Exhibit B to the Prospectus of this Registration Statement).

5(a)**      Opinion of Burnet, Duckworth & Palmer.

5(b)**      Opinion of Jenkens & Gilchrist, a Professional Corporation.

8(a)** Form of opinion of Burnet, Duckworth & Palmer as to Canadian tax matters.

8(b)** Form of opinion of Jenkens & Gilchrist, a Professional Corporation as to United States tax matters.

10(a) Stock Purchase Agreement dated December 16, 1998 between DRI and TPG Partners II, L.L.C. (incorporated by reference as Exhibit 99.1 of the Registrant's Form 8-K dated December 17, 1998).

10(b)* Consent letter and form of Fourth Amendment to First Restated Credit Agreement, by and among Denbury Management, as borrower, Denbury Resources Inc., as guarantor, NationsBank of Texas, N.A. as administrative agent and NationsBank of Texas, N.A. as bank, dated November 30, 1998.

12*         Statement of Ratio of Earnings to Fixed Charges.

23(a)*      Consent of Deloitte & Touche LLP.

23(b)** Consent of Burnet, Duckworth & Palmer (contained in its opinion filed as Exhibit 5 (a).

23(c)** Consent of Jenkens & Gilchrist, a Professional Corporation (contained in its opinion filed as Exhibit 5(b)).

24(a)* Power of Attorney (contained on the signature page of this Registration Statement).

99*         Consent of Credit Suisse First Boston Corporation.

-------------------
 * Filed herewith.
** To be filed by amendment.